    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 2004


                                                                      333-114210
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 4 TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                    TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             2511                            20-0640002
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10106
                                 (212) 246-6700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                ROBERT GIARDINA
                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10106
                                 (212) 246-6700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:
                             JOSHUA N. KORFF, ESQ.
                              KIRKLAND & ELLIS LLP
                                CITIGROUP CENTER
                              153 EAST 53RD STREET
                         NEW YORK, NEW YORK 10022-4675
                                 (212) 446-4800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                       AGGREGATE OFFERING                      AMOUNT OF
          SECURITIES TO BE REGISTERED                          PRICE(1)                       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
11% Senior Discount Notes due 2014..............             $124,807,000                       $15,821.02(2)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 12, 2004


                             PROSPECTUS           ,

                    TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

                                  $213,000,000
                               EXCHANGE OFFER FOR
                       11% SENIOR DISCOUNT NOTES DUE 2014

Offer for all outstanding 11% Senior Discount Notes due 2014 (which we refer to as the "Old Notes") in aggregate principal amount at maturity of $213,000,000 in exchange for up to $213,000,000 aggregate principal amount at maturity of 11% Senior Discount Notes due 2014 (which we refer to as the "New Notes") have been registered under the Securities Act of 1933, as amended.

MATERIAL TERMS OF EXCHANGE OFFER:

- This exchange offers expires at 5:00 p.m., New York City time on          ,
  2004, unless we extend this date.

- We will not receive any proceeds from the exchange offer.

- We can amend or terminate the exchange offer.

MATERIAL TERMS OF NEW NOTES:

- The New Notes will be unsecured senior obligations and will rank senior to all of our existing and future subordinated debt and pari passu to all of our existing and future senior debt. The New Notes will be effectively subordinated to our existing and future secured debt.

- The New Notes are not guaranteed by any of our subsidiaries and will be structurally subordinated and effectively rank junior to all indebtedness of our subsidiaries which was $260.9 million as of March 31, 2004. In addition, our subsidiaries may incur additional debt, which such debt will also, effectively, rank senior to the New Notes.

- Our ability to make payments on the New Notes is dependent on the earning and distribution of funds from our subsidiaries and none of our subsidiaries are obligated to make funds available to us for payment on the New Notes.

- We may redeem the New Notes at any time on or after February 1, 2009. In addition, at any time prior to February 1, 2007, we may redeem up to 35% of the New Notes with proceeds of certain equity offerings.

- The terms of the New Notes to be issued in the exchange offer are substantially identical to the currently outstanding notes, or Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes.

- There is no existing public market for the Old Notes or the New Notes.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

EACH BROKER-DEALER THAT RECEIVES NEW NOTES PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF THE NEW NOTES. IF THE BROKER-DEALER ACQUIRED THE OLD NOTES AS A RESULT OF MARKET MAKING OR OTHER TRADING ACTIVITIES, SUCH BROKER-DEALER MAY USE THE PROSPECTUS FOR THE EXCHANGE OFFER, AS SUPPLEMENTED OR AMENDED, IN CONNECTION WITH THE RESALES OF THE NEW NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    1
Risk Factors.........................   12
Disclosure Regarding Forward-Looking
  Statements.........................   21
Industry and Market Data.............   21
The Exchange Offer...................   22
Transactions.........................   31
Use of Proceeds......................   32
Capitalization.......................   33
Selected Consolidated Financial and
  Other Data.........................   34
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   37
Business.............................   55

                                       PAGE
                                       ----
Management...........................   71
Security Ownership and Certain
  Beneficial Owners..................   76
Certain Relationships and Related
  Transactions.......................   78
Description of Other Indebtedness....   80
Description of Exchange Notes........   83
Certain Material United States
  Federal Income Tax
  Considerations.....................  118
Plan of Distribution.................
Legal Matters........................  118
Experts..............................  118
Available Information................  119
Index to Financial Statements........  F-1

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR 11% SENIOR DISCOUNT NOTES DUE 2014.

     EACH BROKER-DEALER THAT RECEIVES NEW SECURITIES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF THESE NEW SECURITIES. BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF NEW SECURITIES RECEIVED IN EXCHANGE FOR SECURITIES WHERE THOSE SECURITIES WERE ACQUIRED BY THIS BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. WE HAVE AGREED THAT, STARTING ON THE EXPIRATION DATE AND ENDING ON THE CLOSE OF BUSINESS 180 DAYS AFTER THE EXPIRATION DATE, WE WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE.

                               PROSPECTUS SUMMARY

     The following summary contains basic information about us and the prospectus. It likely does not contain all the information that is important to you. Because it is a summary, it does not contain all the information that you should consider before tendering your Old Notes. We encourage you to read this entire document and the documents we have referred you to. As used herein, "Town Sports," the "Company," "we," "us," and "our" refer to Town Sports International Holdings, Inc. ("TSI Holdings") and its subsidiaries and "TSI, Inc." refers to Town Sports International, Inc. TSI Holdings is a holding company with no material assets or operations other than its ownership of the common stock of TSI, Inc., and was formed to serve as the issuer of the Old Notes.

     TSI Holdings was legally formed in February 2004. On February 4, 2004, all equity holders of TSI, Inc. contributed their shares of equity in TSI, Inc. to TSI Holdings in exchange for an equal pro rata share of equity in TSI Holdings. TSI, Inc. is the predecessor company of TSI Holdings. As such, all prior year amounts shown in the Summary Historical and Other Financial Data, Selected Consolidated Financial and Other Data, Management's Discussion and Analysis and financial statements have been changed from TSI, Inc. to TSI Holdings, to reflect the reorganization under common control.

                                  OUR COMPANY

     We are one of the two leading owners and operators of fitness clubs in the Northeast and Mid-Atlantic regions of the United States and the third largest fitness club operator in the United States, as measured by number of clubs. As of March 31, 2004, we operated 132 clubs that collectively served approximately 365,000 members. Our goal is to provide the premier health club network in each of the major metropolitan regions we serve. To optimize convenience to our members, we cluster clubs near the highest concentrations of our target members' areas of both employment and residence. Our clusters of clubs serve densely populated major metropolitan regions in which a high percentage of the population commutes to work. Our target member is college-educated, typically between the ages of 21 and 50 and earns an annual income of between $50,000 and $150,000. Our revenues, operating income and cash flows from operations for the year ended December 31, 2003 were $342.5 million, $44.0 million and $58.3 million, respectively.

     We are the largest fitness club operator in Manhattan with 36 locations (more than twice as large as our nearest competitor) and have a total of 87 clubs under the New York Sports Clubs ("NYSC") brand name within a 50 mile radius of New York City. We operate 20 clubs in the Boston region and 16 clubs in the Washington, D.C. region under our Boston Sports Club ("BSC") and Washington Sports Club ("WSC") brand names, respectively, and have begun establishing a similar cluster in the Philadelphia region with six clubs under our Philadelphia Sports Club ("PSC") brand name. In addition, we operate three clubs in Switzerland. We employ localized brand names for our clubs to create an image and atmosphere consistent with the local community and to foster recognition as a local network of quality fitness clubs rather than a national chain.

     Over our 30-year operating history, we have developed and refined a model club format that allows us to cost effectively construct and efficiently operate our fitness clubs. Our model club ranges in size from approximately 15,000 to 25,000 square feet and features a wide variety of state-of-the-art cardiovascular and strength-training equipment, as well as exercise studios offering extensive group fitness programs. Some clubs also feature additional amenities, including swimming pools, squash or tennis courts and physical therapy centers. Our locker rooms generally include a sauna and steam room. We offer members a variety of other value-added services for which we receive additional fees, including personal training, Group Exclusives, massage and Sports Club for Kids.

                                THE TRANSACTIONS

     TSI Holdings was formed to serve as issuer of the Old Notes. Pursuant to a restructuring agreement, all the stockholders of TSI, Inc. contributed, in aggregate, their 153,637 shares of Series A Preferred Stock, 109,540 shares of Series B Preferred Stock and 1,247,673 shares of Class A Common Stock of TSI, Inc. to TSI Holdings in exchange for a pro rata equal amount of shares of Series A Preferred Stock, Series B Preferred Stock and Class A Common Stock of TSI Holdings.

     In connection with the issuance of the Old Notes we redeemed the preferred stock of TSI Holdings and paid a shareholder dividend to holders of the common stock of TSI Holdings. On February 6, 2004 we redeemed all outstanding shares of our Series A Preferred Stock for $40,516,014 in aggregate and all outstanding shares of our Series B Preferred Stock for $10,117,799 in aggregate for a total of approximately $50,633,813.

     On March 15, 2004 the Board of Directors of TSI Holdings approved a common stock dividend of $52.50 per share to all shareholders of record on March 15, 2004 for a total of $68,930,888. This dividend was paid on March 17, 2004.

     We refer to these transactions, collectively, as the "transactions."

     Our corporate structure immediately following the transactions is as follows:

                                  [FLOW CHART]

     Our company is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 888 Seventh Avenue, New York, New York 10106. Our telephone number is (212) 246-6700. We maintain the following web site: www.mysportsclubs.com that provides information about club locations, program offerings and on-line promotions. Information contained on this web site, however, is not incorporated into or otherwise a part of this prospectus.

                         PURPOSE OF THE EXCHANGE OFFER

     On February 4, 2004, we sold, through a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act,

$213,000,000 of aggregate principal amount at maturity of our 11% Senior Discount Notes due 2014. We refer to these notes as "Old Notes" in this prospectus.

     Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchaser of the Old Notes. Under the registration rights agreement, we are required to use our best efforts to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to become effective on or within 210 days of issuance of the Old Notes. We refer to the notes to be registered under this exchange offer registration statement as "New Notes" and collectively with the Old Notes, we refer to them as the "Notes" in this prospectus. You may exchange your Old Notes for New Notes in this exchange offer. You should read the discussion under the headings "-- Summary of the Exchange Offer," "The Exchange Offer" and "Description of the New Notes" for further information regarding the New Notes.

     We did not register the Old Notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the Old Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Old Notes do not exchange their Old Notes in the exchange offer, they lose their right to have the Old Notes registered under the Securities Act, subject to certain limitations. Anyone who still holds Old Notes after the exchange offer may be unable to resell their Old Notes.

                         SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of Old
Notes...........................    We sold the Old Notes on February 4, 2004 to
                                    Deutsche Bank Securities. We refer to
                                    Deutsche Bank Securities in this prospectus as the "initial purchaser." The initial purchaser subsequently resold the Old Notes to (1) qualified institutional buyers pursuant to Rule 144A under the Securities
                                    Act and (2) outside the United States in accordance with Regulation S under the Securities Act.

Registration Rights Agreement...    Simultaneously with the initial sale of the
                                    outstanding securities, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things,
                                    (i) to file a registration statement with the SEC as soon as practicable after the issuance of the Old Notes, but in no event later than 120 days after the issuance of the Old Notes and (ii) to use our reasonable best efforts to cause such registration statement to be declared effective by the SEC at the earliest possible time, but in no event later than 210 days after the issuance of the Old Notes. We also agreed to use our reasonable best efforts to cause the exchange offer to be consummated on the earliest practicable day after the registration statement is declared effective, but in no event later than 30 days after the exchange registration statement is declared effective, unless required by the Securities Act or the Exchange Act. The exchange offer is intended to satisfy our obligations under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old
                                    Notes.

The Exchange Offer..............    We are offering the exchange Notes, which
                                    are being registered under the Securities
                                    Act, in exchange for your Old Notes. This offer is open only to holders who acquired
                                    Old Notes pursuant to Rule 144A. The Old
                                    Notes may be exchanged in multiples of
                                    $1,000. To be exchanged, an Old Note must be properly tendered and accepted. All Old
                                    Notes that are validly tendered and not
                                    validly withdrawn will be exchanged. We will issue New Notes promptly after the expiration of the exchange offer. See "The
                                    Exchange Offer" for more information.

Resales.........................    We believe that the New Notes issued in the
                                    exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the
                                    Securities Act provided that:

                                         - the New Notes are being acquired in
                                           the ordinary course of your business;

                                         - you are not participating, do not
                                           intend to participate, and have no
                                           arrangement or understanding with any
                                           person to participate, in the
                                           distribution of the New Notes issued
                                           to you in the exchange offer;

                                         - you are not an affiliate of ours; and

                                         - you are not a broker-dealer.

                                    If any of these conditions are not satisfied and you transfer any New Notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

                                    Each broker-dealer that is issued New Notes in the exchange offer for its own account in exchange for Old Notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the New Notes issued to it in the exchange offer.

Expiration Date.................    The exchange offer will remain open for at
                                    least 20 full business days and will expire at 5:00 p.m., New York City time, on
                                              , 2004, unless we decide to extend
                                    the expiration date.

Conditions to the Exchange
Offer...........................    The exchange offer is not subject to any
                                    conditions other than that the exchange
                                    offer not violate applicable law or any
                                    applicable interpretation of the staff of the SEC, that no proceedings have been instituted or threatened against us which would impair our ability to proceed with the exchange offer, and that we have received all necessary governmental approvals to proceed with the exchange offer.

Procedures for Tendering Old
Notes...........................    We issued the Old Notes as global
                                    securities. When the Old Notes were issued, we deposited the global securities representing the Old Notes with The Bank of New York, as custodian for the Depository
                                    Trust Company, known as DTC, acting as
                                    book-entry depositary. The Bank of New York issued a certificateless depositary interest in each global security we deposited with it, which together represent a 100% interest in the Old Notes, to DTC. Beneficial interests in the Old Notes, which are held by direct or indirect participants in DTC through the certificateless depositary interests, are shown on records maintained in book-entry form by DTC.

                                    You may tender your Old Notes through
                                    book-entry transfer in accordance with DTC's
                                    Automated Tender Offer Program, known as
                                    ATOP. When tendering your Old Notes you will have to make the representations set forth under "The Exchange Offer -- Procedures for Tendering Old Notes Held through Brokers and Banks." Old Notes may be tendered only in multiples of $1,000 principal amount.

                                    If you are the beneficial owner of
                                    book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interests or Old Notes in the exchange offer, you should contact the person in whose name your book-entry interests or Old Notes are registered promptly and instruct that person to tender on your behalf.

                                    A timely confirmation of book-entry transfer of your outstanding Old Notes into the exchange agents' account at the DTC, under the procedures described in this prospectus under the heading "The Exchange Offer" must be received by the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights...............    You may withdraw the tender of your Old
                                    Notes at any time prior to 5:00 p.m., New
                                    York City time on           , 2004, or a
                                    later time if we choose to extend this
                                    exchange offer. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense promptly after the expiration or termination of the exchange offer.

Federal Income Tax
Considerations..................    The exchange of Old Notes will not be a
                                    taxable event for United States federal
                                    income tax purposes. See "Certain United
                                    States Federal Income Tax Considerations."

Use of Proceeds.................    We will not receive any proceeds from the
                                    issuance of the New Notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent..................    The Bank of New York is serving as the
                                    exchange agent in connection with the
                                    exchange offer.

                                 THE NEW NOTES

     The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act. As a result, the New Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Old Notes. The New Notes represent the same debt as the Old Notes. The Old Notes and the New Notes are governed by the same indenture and are together considered a "series" of securities under that indenture.

Issuer........................   Town Sports International Holdings, Inc.

The New Notes.................   $213,000,000 principal amount at maturity of
                                 11.00% Senior Discount Notes due 2014.

Maturity......................   February 1, 2014.

Interest......................   Prior to February 1, 2009, interest will accrue
                                 on the Notes in the form of an increase in the accreted value of such Notes. Thereafter, cash interest on the Notes will accrue and be payable semiannually in arrears on February 1 and August 1 of each year, commencing on August
                                 1, 2009, at a rate of 11% per annum. The Old
                                 Notes had an initial accreted value of $585.95 per $1,000 principal amount at maturity of the Notes. The accreted value of each Note will increase from the date of issuance until February 1, 2009 at a rate of 11% per annum compounded semi-annually, reflecting the accrual of non-cash interest, such that on February 1, 2009 the accreted value will equal the principal amount at maturity. See the definition of "Accreted Value" in "Description of New Notes -- Certain Definitions" for an explanation on how the accreted value of the Notes will change over time.

Original Issue Discount.......   Because the Old Notes were issued at a
                                 substantial discount from their principal amount, the New Notes should be treated as being issued with substantial original issue discount for United States federal income tax purposes. Thus, although cash interest will not be payable on the Notes prior to August 1, 2009, interest will accrue from the issue date of the Notes based on the yield to maturity of the Notes and will generally be included as interest income (including for periods ending prior to February 1, 2009) for U.S. federal income tax purposes in advance of receipt of the cash payments to which income is attributable. See "Certain United States
                                 Federal Income Tax Considerations."

Denominations.................   $1,000 minimum and $1,000 integral multiples
                                 thereof.

Ranking.......................   The Notes will be our unsecured senior
                                 obligations and will rank senior to all of our existing and future subordinated debt and pari passu to all of our existing and future senior debt. The Notes will effectively rank junior to any of our secured debt to the extent of the value of the assets securing that debt. The
                                 Notes are structurally subordinated and
                                 effectively rank junior to any debt of TSI, Inc. As of March 31, 2004, TSI, Inc. had $260.9 million of debt outstanding, excluding approximately $37.9 million of unutilized borrowings that, subject to certain limitations, we had available to borrow under our senior secured revolving credit facility.

Optional Redemption...........   We may redeem any of the Notes at any time on
                                 or after February 1, 2009, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest and additional interest, if any, to the date of redemption.

                                 In addition, before February 1, 2007, we may redeem up to 35% of the aggregate principal amount at maturity of Notes with the net proceeds of certain public equity offerings of TSI Holdings. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of Notes remains outstanding. See "Description of New
                                 Notes -- Optional Redemption."

Mandatory Redemption..........   The New Notes will not be entitled to the
                                 benefit of any mandatory sinking fund.

Change of Control.............   Upon a change of control, we will be required
                                 to make an offer to purchase each holder's
                                 Notes at a price equal to 101% of the principal amount at maturity thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase. See "Description of New Notes -- Repurchase at the Option of
                                 Holders -- Change of Control" and "Description of the New Notes -- Certain
                                 Definitions -- "Change of Control." In
                                 addition, a change of control would constitute an event of default under TSI, Inc.'s senior secured revolving credit facility as well as under the indenture governing TSI, Inc.'s
                                 Senior Notes due 2011. In such an event, the holders of such debt have the option to accelerate the payment of such debt. Currently, TSI, Inc. has no outstanding borrowings under the senior secured revolving credit facility and $255 million of Senior Notes due 2011.

                                 Events that could trigger a change of control include, but are not limited to a:

                                      - liquidation;

                                      - sale of all or substantially all of our
                                        stock; and

                                      - sale of all or substantially all of our
                                        assets.

Asset Sales...................   Generally, if we or our subsidiaries, engage in
                                 asset sales, we may be obligated to first prepay amounts under TSI, Inc.'s senior secured revolving credit facility and then make an offer to redeem debt that is ranked pari passu, including the Notes on a pro rata basis among holders of such debt.

Covenants.....................   The indenture governing the New Notes limits
                                 what we (and most or all of our subsidiaries) may do. The provisions of the indenture limits our ability to:

                                      - incur additional indebtedness;

                                      - create certain liens;

                                      - permit payment or dividend restrictions
                                        on certain of our subsidiaries;

                                      - pay dividends on, redeem or repurchase
                                        our capital stock;

                                      - make investments;

                                      - sell assets;

                                      - engage in transactions with affiliates;
                                        and

                                      - sell all or substantially all of our
                                        assets or consolidate or merge with or
                                        into other companies.

                                 These covenants are subject to a number of important exceptions.

Risk Factors..................   You should carefully consider all of the
                                 information in this prospectus and, in
                                 particular, you should evaluate the specific risk factors set forth under "Risk Factors."

     For more complete information about the Notes, see the "Description of New Notes" section of this prospectus.

            SUMMARY HISTORICAL AND OTHER CONSOLIDATED FINANCIAL DATA

     Set forth below is summary historical and other consolidated financial data as of December 31, 2002 and 2003 and March 31, 2003 and 2004 and for the years ended December 31, 2001, 2002 and 2003 and the three months ended March 31, 2003 and 2004 of TSI Holdings and its predecessor TSI Inc. The consolidated statement of operations data, balance sheet data and other financial data for years ended December 31, 2001, 2002 and 2003 were derived from our audited consolidated financial statements included elsewhere in this offering memorandum. The consolidated statement of operations data, balance sheet data and other financial data as of March 31, 2003 and 2004 and for the three month periods then ended were derived from our unaudited condensed consolidated interim financial statements included elsewhere in this offering memorandum. The information reflects all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim periods set forth below. All such adjustments are of a normal and recurring nature. The club and membership data, for all periods presented, were derived from our unaudited books and records. The information contained in this table should be read in conjunction with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes thereto appearing elsewhere in this offering memorandum. All amounts are presented in thousands except club and membership data.

                                   YEARS ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                        -----------------------------------------------   ----------------------------------
                          2001       2002       2003          2003         2003      2004          2004
                        --------   --------   --------   --------------   -------   -------   --------------
                                                         (PRO FORMA)(1)                       (PRO FORMA)(1)
STATEMENT OF
  OPERATIONS DATA:
Revenues..............  $281,633   $319,427   $342,541      $342,541      $86,902   $86,464      $86,464
Operating expenses....   252,677    281,334    298,576       298,576       72,752    81,501       81,501
Operating income......    28,956     38,093     43,965        43,965       14,150     4,963        4,963
Interest expense, net
  of interest
  income..............    14,527     16,421     23,226        37,560        4,210     8,638        9,931
Income tax provision
  (benefit)...........     6,853      9,709      5,537          (583)       4,099    (1,617)      (2,186)
Income (loss) from
  continuing
  operations..........     7,576     11,963      7,429          (785)       5,841    (2,058)      (2,782)
Net income (loss).....     7,046     10,507      7,429          (785)       5,841    (2,058)      (2,782)
Net income (loss)
  attributable to
  common
  stockholders........  $ (3,155)  $ (1,036)  $ (3,555)     $   (785)     $ 2,615   $(2,841)     $(2,782)
                        ========   ========   ========      ========      =======   =======      =======

                                                     AS OF DECEMBER 31,        AS OF MARCH 31,
                                                   -----------------------   --------------------
                                                       2002         2003       2003       2004
                                                   ------------   --------   --------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents........................    $  5,551     $ 40,802   $  9,052   $  53,663
Total assets.....................................     314,250      362,199    312,517     374,745
Long-term debt and capital lease obligations,
  including current installments.................     160,943      261,877    148,838     387,841
Redeemable senior preferred stock................      62,125           --     64,089          --
Series A redeemable preferred stock..............      34,841       39,890     36,061          --
Series B preferred stock.........................         303        9,961      9,005          --
Stockholders' deficit............................    $(31,740)    $(34,294)  $(29,437)  $(115,591)

                                                                                  THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                      MARCH 31,
                           ----------------------------------------------------   ------------------
                             1999       2000       2001       2002       2003       2003      2004
                           --------   --------   --------   --------   --------   --------   -------
OTHER DATA:
Non-cash rental lease
  expense, net of non-
  cash income............  $  3,061   $  2,976   $  4,224   $  1,670   $  1,650   $    522   $   322
Cash provided by (used
  in):
  Operating activities...    29,496     40,573     44,348     50,805     58,253     23,606    18,930
  Investing activities...   (55,078)   (70,048)   (58,358)   (40,182)   (42,734)    (7,418)   (7,479)
  Financing activities...  $ 33,553   $  5,715   $ 16,103   $(10,530)  $ 19,732   $(12,687)  $ 1,410
  Ratio (deficiency) of
    earning to fixed
    charges(2)...........   1.0:1.0    1.4:1.0    1.5:1.0    1.7:1.0   1.3:1.00   2.1:1.00   $(3,769)
  Pro forma deficiency of
    earnings to fixed
    charges(2)...........                                              $ (1,605)             $(5,062)

                                                                              THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,          MARCH 31,
                                               ----------------------------   -------------------
                                                2001       2002      2003       2003       2004
                                               -------   --------   -------   --------   --------
CLUB AND MEMBERSHIP DATA:
Total clubs operated at end of period(3).....      119        129       129       129        132
Members at end of period(4)..................  317,000    342,000   342,000   356,000    365,000
Mature club revenue increase (decrease)(5)...     12.3%       4.1%      1.6%      1.8%     (0.5)%

------------

(1) - Pro forma interest expense, net of interest income as adjusted for the year ended December 31, 2003 and the three months ended March 31, 2004 has been adjusted as follows:

                                                               YEAR ENDED    THREE MONTHS ENDED
                                                              DECEMBER 31,       MARCH 31,
                                                                  2003              2004
                                                              ------------   ------------------
Pro forma interest on New 11% Senior Discount Notes.........    $14,097            $1,294
Amortization of deferred financing costs....................        294                (1)
Interest income.............................................        (57)               --
                                                                -------            ------
Total adjustment............................................    $14,334            $1,293
                                                                =======            ======

     - Pro forma income tax provision (benefit) for the year ended December 31, 2003 and the three months ended March 31, 2004 was adjusted applying the tax rates of the actual results over the respective periods to the interest charges of $14,334 and $1,293, respectively. This resulted in tax benefit adjustments of $6,120 and $569 for the year ended December 31, 2003 and the three months ended March 31, 2004 respectively.
     - Pro forma net income (loss) attributable to common stockholders for the year ended December 31, 2003 and the three months ended March 31, 2004 have been adjusted for interest and taxes described above and charges related to the accretion of preferred stock of $10,984 and $783 for the year ended December 31, 2003 and the three months ended March 31, 2004, respectively, have been removed to reflect the redemption of all preferred stock.

(2) - For purposes of determining the ratio deficiency of earnings to fixed charges, "earnings" consist of income from continuing operations before provisions for corporate income taxes and fixed charges. "Fixed charges" consist of interest expense, which includes the amortization of deferred debt issuance costs and the interest portion of our rent expense (assumed to be one third of rent expense).
     - Pro forma deficiency of earnings to fixed charges reflects the issuance of the Old Notes and the use of proceeds thereof as if it had occurred on the first day of the relevant period.

(3) Includes all clubs wholly-owned or partly-owned and managed. (We operate two partly-owned clubs under the Washington Sports Club brand name as of December 31, 2003 and March 31, 2004).

(4) Represents members at clubs wholly-owned or partly-owned and managed.

(5) We define mature clubs as those clubs operated by us for more than 24 months.

                                  RISK FACTORS

     You should carefully consider the following risk factors as well as the other information and data included in this prospectus prior to making a decision on whether to exchange your Old Notes for New Notes. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

RISK FACTORS RELATED TO THE NEW NOTES

     Because there is no public market for the New Notes, you may not be able to sell your New Notes.

     The New Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and uncertainty exists with regard to:

     - the liquidity of any trading market that may develop;

     - the ability of holders to sell their New Notes; or

     - the price at which the holders would be able to sell their New Notes.

     If a trading market were to develop, the New Notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

     We understand that the initial purchaser of the Old Notes presently intends to make a market in the New Notes. However, it is not obligated to do so, and any market-making activity with respect to the New Notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market might not exist for the New Notes and any trading market that does develop might not be liquid.

     In addition, all holders of Old Notes who tender in the exchange offer for the purpose of participating in a distribution of the New Notes will be deemed to have received restricted securities, and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Your Old Notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

     We will issue New Notes pursuant to this exchange offer only after a timely receipt of your Old Notes (including timely notation in book-entry form). Therefore, if you want to tender your Old Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Old Notes, by the expiration date of the exchange offer, we will not accept your Old Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. If there are defects or irregularities with respect to your tender of Old Notes, we will not accept your Old Notes for exchange.

     If you do not exchange your Old Notes, your Old Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your Old Notes.

     We did not register the Old Notes, nor do we intend to do so following the exchange offer. Old Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Old Notes, you will lose your right to have your Old Notes registered under the federal securities laws. As a result, if you hold Old Notes after the exchange offer, you may be unable to sell your Old Notes.

     If a large number of outstanding Old Notes are exchanged for New Notes issued in the exchange offer, it may be difficult for holders of outstanding Old Notes that are not exchanged in the exchange offer to sell their Old Notes, since those Old Notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of Old Notes outstanding, there may not be a very liquid market in those Old Notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market.

RISKS RELATED TO THE NOTES

 Our substantial leverage may impair our financial condition and we may incur significant additional debt.

     We currently have a substantial amount of debt. As of March 31, 2004, after giving effect to this offering, our total consolidated debt was $387.8 million. See "Capitalization" for additional information.

     Our substantial debt could have important consequences to you, including:

     - making it more difficult for us to satisfy our obligations with respect to the Notes;

     - increasing our vulnerability to general adverse economic and industry conditions;

     - limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions of clubs and other general corporate requirements;

     - requiring a substantial portion of our cash flow from operations for the payment of interest on our debt and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions of new clubs and general corporate requirements; and

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

These limitations and consequences may place us at a competitive disadvantage to other less-leveraged competitors.

     Subject to specified limitations, the indenture will permit us and our subsidiaries to incur substantial additional debt. In addition, as of March 31, 2004, we had $48.3 million of unutilized borrowings under our senior secured revolving credit facility of which $37.9 million was available subject to certain limitations. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness -- Senior Secured Revolving Credit Facility" for additional information.

 Servicing our debt will require, in aggregate, approximately $770 million (comprised of principal and interest) of cash, and our ability to generate sufficient cash flows depends upon many factors, some of which are beyond our control.

     Our ability to make payments on and refinance our $387.8 million of debt and to fund planned capital expenditures depends on our ability to generate cash flow in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Contractual and Commitments Summary" for a description of the aggregate long-term debt, capital lease, and operating lease obligations as of March 31, 2004. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We may be unable to continue to generate cash flow from operations at current levels. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may have to refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that any refinancing of this kind would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the Notes.

 TSI Holdings is the sole obligor under the Notes. Its subsidiaries, including TSI, Inc., do not guarantee TSI Holdings' obligations under the Notes and do not have any obligation with respect to the Notes; the Notes are structurally subordinated to the debt and liabilities of TSI Holdings' subsidiaries, including TSI, Inc. and are effectively subordinated to any of our future secured debt.

     TSI Holdings has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. TSI Holdings' subsidiaries are separate and distinct legal entities and have no obligation contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

     The Notes are structurally subordinated to all debt and liabilities, including trade payables, of TSI Holdings' subsidiaries, including TSI, Inc. You are only entitled to participate with all other holders of the TSI Holdings' indebtedness and liabilities in the assets of the TSI Holdings' subsidiaries remaining after the TSI Holdings' subsidiaries have paid all of their debt and liabilities. TSI Holdings' subsidiaries may not have sufficient funds or assets to permit payments to TSI Holdings in amounts sufficient to permit TSI Holdings to pay all or any portion of its indebtedness and other obligations, including its obligations on the Notes. At March 31, 2004, the aggregate debt of TSI Holdings' subsidiaries equaled $260.9 million and the aggregate amount of trade payables, accrued liabilities and other balance sheet liabilities (other than debt) of TSI Holdings' subsidiaries equaled $102.5 million. In addition, on March 31, 2004, TSI, Inc. had $37.9 million of additional borrowings available under its $50.0 million credit facility after giving effect to $1.7 million of outstanding letters of credit and certain borrowing limitations.

     The indenture governing TSI, Inc.'s existing senior notes and TSI, Inc.'s credit facility permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances. See "Description of Other Indebtedness." If we incur any secured debt in the future, holders of such secured debt will have claims that are prior to your claims as holders of the Notes to the extent of the value of the assets securing that other debt. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of secured debt will have a prior claim to the assets that constitute their collateral.

 TSI Holdings may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payments on the Notes.

     TSI Holdings' operations are conducted through its subsidiaries and its ability to make payment on the Notes is dependent on the earnings and the distribution of funds from its subsidiaries. However, none of its subsidiaries is obligated to make funds available to TSI Holdings for payment on the Notes. In addition, the terms of the indenture governing TSI, Inc.'s existing senior notes and of TSI, Inc.'s credit facility significantly restrict TSI, Inc. and its subsidiaries from paying dividends and otherwise transferring assets to TSI Holdings. Furthermore, TSI Holdings' subsidiaries are permitted under the terms of TSI, Inc.'s credit facility and other indebtedness (including under the indenture) to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to TSI Holdings.

     We cannot assure you that the agreements governing the current and future indebtedness of TSI Holdings' subsidiaries will permit TSI Holdings' subsidiaries to provide TSI, Inc. with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the Notes when due. See "Description of Indebtedness."

 Original Issue Discount -- You will be required to include original issue discount in your gross income for federal income tax purposes.

     The Notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the Notes prior to February 1, 2009, original issue discount (the difference between the stated redemption price at maturity and the issue price of the Notes) will accrue from the issue date of the Notes. Consequently, a holder of a Note will have income for tax purposes arising from such original issue discount prior to the receipt of cash in respect of such income. See "Certain Material United States Federal Income Tax Considerations."

     If a bankruptcy case is commenced by or against TSI Holdings under the United States Bankruptcy Code, the claim of a holder of any of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of:

     - The initial offering price allocable to the Notes;

     - That portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code; and

     - Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

 Covenant restrictions under our indebtedness may limit our ability to operate our business and, in such an event, we may not have sufficient assets to pay amounts due to you on the Notes.

     The indenture governing the Notes and certain of our other agreements regarding our indebtedness contain, among other things, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. The indenture and certain of our other agreements regarding our indebtedness restrict, among other things, our ability and the ability of our restricted subsidiaries to:

     - borrow money;

     - pay dividends or make distributions;

     - purchase or redeem stock;

     - make investments and extend credit;

     - engage in transactions with affiliates;

     - engage in sale-leaseback transactions;

     - consummate certain asset sales;

     - effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

     - create liens on our assets.

     In addition, our senior secured revolving credit facility requires TSI, Inc. to maintain specified financial ratios and satisfy certain financial condition tests that may require TSI, Inc. to take action to reduce its debt or to act in a manner contrary to its business objectives. Such ratios include:

     - ratio not less than ranging from 2.50:1.00 to 3.50:1.00, depending on the period, of EBITDA as defined in the credit agreement governing our senior secured credit facility to interest expense;

     - ratio not greater ranging from 4.00:1.00 to 2.75:1.00, depending on the period, of indebtedness to EBITDA as defined in the credit agreement governing our senior secured credit facility; and

     - ratio not greater than 1.00:1.00 of senior secured indebtedness to EBITDA as defined in the credit agreement governing our senior secured credit facility.

     As of March 31, 2004 we are required to maintain an EBITDA as defined in the credit agreement governing our senior secured credit facility to interest expense ratio of no less than 2.50:1.00, an indebtedness to EBITDA as defined in the credit agreement governing our senior secured credit facility ratio of not greater than 4.00:1.00 and a senior secured indebtedness to EBITDA as defined in the credit agreement governing our senior secured credit facility ratio of not greater than 1.00:1.00. As of March 31, 2004 our position relative to such ratios was 3.01:1.00, 3.50:1.00 and 0.13:1.00, respectively.

     Events beyond our and TSI, Inc.'s control, including changes in general economic and business conditions, may affect our and TSI, Inc.'s ability to meet those financial ratios and financial condition tests. We and TSI, Inc. may be unable to meet those tests and the lenders may decide not to waive any failure to meet those tests. A breach of any of these covenants would result in a default under the indenture governing the Notes, TSI, Inc.'s senior secured revolving credit facility and the indenture governing the senior notes issued by TSI, Inc. If an event of default under TSI, Inc.'s senior secured revolving credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If an event of default occurs under the indenture governing the senior notes issued by TSI, Inc., the noteholders could elect to declare due all amounts outstanding thereunder, together with accrued interest. If any such event should occur, we might not have sufficient assets to pay amounts due on the Notes. As a result, you may receive less than the full amount you would be otherwise entitled to receive on the Notes. See "Description of Other Indebtedness--Senior Secured Revolving Credit Facility" and "Description of Notes" for additional information.

 We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

     Upon a change of control, subject to certain conditions, we are required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

     The source of funds for that purchase of Notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowing, sales of assets or sales of equity. There might not be sufficient funds available at the time of any change of control to make required repurchases of Notes tendered. In addition, the terms of our senior secured revolving credit facility limit our ability to purchase your Notes. Our future debt agreements may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase all of the Notes upon a change of control, the financial effect of this repurchase could cause a default under our other indebtedness, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Notes or that restrictions in the indenture, our senior secured revolving credit facility and the indenture governing the senior notes issued by TSI, Inc. will not allow such repurchases. See "Description of Notes--Change of Control" and "Description of Other Indebtedness--Senior Secured Revolving Credit Facility" for additional information.

 Federal and state statutes allow courts, under specific circumstances, to void the Notes and require noteholders to return payments received from us.

     Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the Notes could be voided, or claims in respect of the Notes could be subordinated to all of our other debts if, among other things, we, at the time we incurred the indebtedness evidenced by the Notes:

     - were insolvent or rendered insolvent by reason of such indebtedness; or

     - were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

     In addition, any payment by us pursuant to the Notes could be voided and required to be returned to us, or to a fund for the benefit of our creditors.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

     - the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all our assets, or

     - if the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature, or

     - we could not pay our debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that we, after giving effect to the indebtedness incurred in the offering and the application of the proceeds therefrom, will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

 The Notes may be considered as a single class of securities with any additional notes issued pursuant to the indenture.

     We may, subject to compliance with certain debt-incurrence covenants as well as other provisions contained in the indenture, issue additional notes. Such notes may be considered as a single class of securities for purposes of the indenture. Holders of such additional notes will be eligible to vote on any amendment to the indenture and will thereby dilute the voting power of the holders of the Notes.

 Our cash and cash equivalents are concentrated in one bank.

     Our cash and cash equivalents are held, primarily, in a single commercial bank. These deposits are not collateralized. In the event the bank becomes insolvent, we would be unable to recover most of our cash and cash equivalents deposited at the bank.

RISK FACTORS RELATED TO THE COMPANY

 We may experience losses in our recently opened greenfield clubs.

     We have opened a total of 8 new club locations that we have constructed (or greenfield clubs) in the 24 month period ending March 31, 2004. Upon opening a greenfield club, we typically experience an initial period of club operating losses. Although we often pre-sell memberships, such enrollment typically generates insufficient revenue for the club to generate positive cash flow. As a result, a greenfield club typically generates an operating loss in its first full year of operation and substantially lower margins in its second full year of operations than a mature club. These operating losses and lower margins will negatively impact our future results of operations. This negative impact will be increased by the initial expensing of pre-opening costs which include legal and other costs associated with lease negotiations and permitting and zoning requirements, as well as increased depreciation and amortization expenses, which will further negatively impact net income. A greenfield club typically reaches mature membership levels in three to four years. We may, at our discretion, accelerate or expand our plans to open new greenfield clubs, which may adversely affect results from operations temporarily.

 Our inability to acquire additional capital on acceptable terms to finance future expansion would adversely impact our competitive position.

     The opening of greenfield clubs and the acquisition of existing clubs requires considerable capital. Any material acceleration or expansion of that plan through additional greenfields or acquisitions, to the extent such acquisitions include cash payments, may require us to pursue additional sources of financing. We cannot assure you that financing will be available or that it will be available on acceptable terms. The inability to finance accelerated expansion on acceptable terms may negatively impact our competitive position and/or materially adversely affect our business, results of operations or financial condition.

 We may be unable to attract and retain members, which could have a negative effect on our business.

     The performance of our clubs is dependent on our ability to attract and retain members, and we cannot assure you that we will be successful in these efforts, or that the membership levels at our clubs will not materially decline. Most of our members can cancel their club membership at any time upon 30 days notice. In addition, there are numerous factors that could lead to a decline in membership levels at established clubs or that could prevent us from increasing our membership at newer clubs, including harm to our reputation, a decline in our ability to deliver quality service at a competitive cost, the presence of direct and indirect competition in the areas in which the clubs are located, the public's interest in sports and fitness clubs and general economic conditions. As a result of these factors, membership levels might not be adequate to maintain or permit the expansion of our operations. In addition, a decline in membership levels may have a material adverse effect on our performance, financial condition and results of operations.

 Our geographic concentration heightens our exposure to adverse regional developments.

     As of March 31, 2004, we operated 87 fitness clubs in the New York metropolitan market, 20 fitness clubs in the Boston market, 16 fitness clubs in the Washington, D.C. market, six fitness clubs in the Philadelphia market and three fitness clubs in Switzerland. Our geographic concentration in the Northeast and Mid-Atlantic regions and, in particular, the New York area, heightens our exposure to adverse developments related to competition, as well as, economic and demographic changes in these regions. In Manhattan we have experienced a 0.8% decline and a 2.6% decline during the year ended December 31, 2003 and the three months ended March 31, 2004 respectively, in our mature club revenue and a similar decline in mature club memberships each of which we attribute to the general economic conditions in the markets we serve as well as to the continuing effects of the events of September 11, 2001. Our geographic concentration might result in a material adverse effect on our business, financial condition or results of operations in the future.

 The high level of competition in the fitness club industry could make it difficult for us to generate sufficient cash flow to service our debt.

     The fitness club industry is highly competitive. We compete with other fitness clubs, physical fitness and recreational facilities established by local governments, hospitals and businesses for their employees, amenity and condominium clubs, the YMCA and similar organizations and, to a certain extent, with racquet and tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. We also compete with other entertainment and retail businesses for the discretionary income of our target markets. We might not be able to compete effectively in the future in the markets in which we operate. Competitors, which may include companies that are larger and have greater resources than us, may enter these markets to our detriment. These competitive conditions may limit our ability to increase dues without a material loss in membership, attract new members and attract and retain qualified personnel. Additionally, consolidation in the fitness club industry could result in increased competition among participants, particularly large multi-facility operators that are able to compete for attractive acquisition candidates or greenfield locations, thereby increasing costs associated with expansion through both acquisitions, and lease negotiation and real estate availability for greenfields. See "Business--Competition."

 We could be subject to claims related to health or safety risks at our clubs.

     Use of our clubs poses some potential health or safety risks to members or guests through exertion and use of our services and facilities including exercise equipment. Claims against us for death or injury suffered by members or their guests while exercising at a club might be asserted. We might not be able to successfully defend such claim. Additionally, we might not be able to maintain our general liability insurance on acceptable terms in the future or that such insurance will provide adequate coverage against potential claims. A claim has been filed against us by an individual for injuries sustained at one of our club locations for two billion dollars in damages for personal injuries. "Business -- Legal Proceedings."

 Loss of key personnel and/or failure to attract and retain highly qualified personnel could make it more difficult for us to generate cash flow from operations and service our debt.

     We are dependent on the continued services of our senior management team, particularly Mark Smith, Chairman; Robert Giardina, Chief Executive Officer; Richard Pyle, Chief Financial Officer; Alexander Alimanestianu, Chief Development Officer and Randy Stephen, Chief Operating Officer. We believe the loss of such key personnel could have a material adverse effect on us and our financial performance. Currently, we do not have any long-term employment agreements with our executive officers, and we may not be able to attract and retain sufficient qualified personnel to meet our business needs. See "Management -- Directors and Executive Officers."

 The interests of our controlling shareholder may be in conflict with your interests as a holder of Notes.

     Bruckmann, Rosser, Sherrill & Co., L.P. and certain of its affiliates (collectively "BRS") own approximately 36.6% of our common stock on a fully diluted basis and has the ability to elect a majority of the board of directors and generally to control the affairs and policies of our company. Circumstances may occur in which the interests of BRS, as our shareholder, in pursuing acquisitions or otherwise, could be in conflict with the interests of the holders of the

Notes. See "Security Ownership and Certain Beneficial Owners" and "Certain Relationships and Related Transactions."

 We are subject to extensive government regulation and changes in these regulations could have a negative effect on our financial condition.

     Our operations and business practices are subject to federal, state and local government regulation in the various jurisdictions in which our clubs are located, including: (1) general rules and regulations of the Federal Trade Commission, state and local consumer protection agencies and state statutes that prescribe certain forms and provisions of membership contracts and that govern the advertising, sale, financing and collection of such memberships, (2) state and local health regulations, (3) federal regulation of health and nutritional supplements, and (4) regulation of rehabilitation service providers. Although we are not aware of any proposed changes in any statutes, rules or regulations, any changes in such laws could have a material adverse effect on our financial condition and results of operations. See "Business -- Government Regulation."

 The occurrence of extraordinary events, such as war in Iraq or elsewhere may increase the likelihood of a major terrorist attack in the United States, which may adversely affect our clubs, resulting in a decrease in our revenues.

     The United States is currently engaged in a military action in Iraq. Such military action may increase the likelihood of another major terrorist attack in the United States. Our geographic concentration in the major cities in the Northeast and Mid-Atlantic regions and, in particular, the New York and Washington, D.C. areas, heightens our exposure to such future terrorist attacks, which may adversely affect our clubs and result in a decrease in our revenues. Future terrorist attacks cannot be predicted, and their occurrence can be expected to further negatively affect the United States economy generally, and specifically the regional markets in which we operate.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "should", "could", "expect", "intend", "estimate", "anticipate", "believe" or "continue", "plan", "potential", "predicts" or the negative thereof or variations thereon or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

     - general economic and business conditions, both nationally and in those regions in which we operate;

     - competition;

     - changes in our business strategy or plans;

     - the loss of any of our management or key personnel; and

     - the availability of capital and trade credit to fund our business.

     Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

     Important factors that could cause actual results to differ materially from our expectations, or "cautionary statements," are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                            INDUSTRY AND MARKET DATA

     Industry and market data used throughout this prospectus were obtained through surveys and studies conducted by third parties, industry and general publications and internal company research. We have not independently verified market and industry data from third-party sources. We believe internal company estimates are reasonable and market definitions are appropriate. Neither such estimates nor these definitions have been verified by any independent sources.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     Simultaneously with the sale of the Old Notes, we entered into a registration rights agreement with Deutsche Bank. In the registration rights agreement, we agreed, among other things, (i) to file a registration statement with the SEC as soon as practicable after the issuance of the Old Notes, but in no event later than 120 days after the issuance of the Old Notes and (ii) to use our reasonable best efforts to cause such registration statement to be declared effective by the SEC at the earliest possible time, but in no event later than 210 days after the issuance of the Old Notes. We also agreed to use our best efforts to cause the exchange offer to be consummated on the earliest practicable day after the registration statement is declared effective, but in no event later than 30 days after the exchange registration statement is declared effective, unless required by the Securities Act or the Exchange Act. A copy of the registration rights agreement has been filed as an exhibit herewith.

     We are conducting the exchange offer to satisfy our contractual obligations under the registration rights agreement. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act, and holders of the New Notes will not be entitled to the payment of any additional amounts pursuant to the terms of the registration rights agreement, as described below.

     The registration rights agreements provides that, promptly after the registration statement has been declared effective, we will offer to holders of the Old Notes the opportunity to exchange their existing Notes for New Notes having a principal amount, interest rate, maturity date and other terms substantially identical to the principal amount, interest rate, maturity date and other terms of their Old Notes. We will keep the exchange offer open for at least 30 days (or longer if we are required to by applicable law) after the date notice of the exchange offer is mailed to the holders of the Old Notes and use our reasonable best efforts to complete the exchange offer no later than 30 days after the exchange registration statement is declared effective. The New Notes will be accepted for clearance through the DTC, Clearstream, Luxembourg and the Euroclear System with a new CUSIP and ISIN number and common code. All of the documentation prepared in connection with the exchange offer will be made available at the offices of The Bank of New York, our exchange agent.

     Based on existing interpretations of the Securities Act by the staff of the SEC, we believe that the holders of the New Notes (other than holders who are broker-dealers) may freely offer, sell and transfer the New Notes. However, holders of Old Notes who are our affiliates, who intend to participate in the exchange offer for the purpose of distributing the New Notes, or who are broker-dealers who purchased the Old Notes from us for resale, may not freely offer, sell or transfer the Old Notes, may not participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or transfer of Old Notes.

     Each holder of Old Notes who is eligible to and wishes to participate in the exchange offer will be required to represent that it is not our affiliate, that it is not a broker-dealer tendering securities directly acquired from us for its own account and that it acquired the Old Notes and will acquire the New Notes in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the New Notes. In addition, any broker-dealer who acquired the Old Notes for its own account as a result of market-making or other trading activities must deliver a prospectus (which may be the prospectus contained in this registration statement if the broker-dealer is not reselling an unsold allotment of Old Notes) meeting the requirements of the Securities Act in connection with any resales of the New Notes. We will agree to provide sufficient copies of the latest version of such prospectus to such broker-dealers, if subject to similar prospectus delivery requirements for a period ending on the earlier of (i) 180 days from the date on which the exchange offer is consummated (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

     If,

     (i) we are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

     (ii) any Holder of Transfer Restricted Securities notifies us prior to the 20th day following consummation of the exchange offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; (b) that it may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or (c) that it is a broker-dealer and owns Old Notes acquired directly from the Issuer or an affiliate of the Issuer, then we shall promptly deliver to the holders and the trustee written notice thereof, or give notice and shall file a shelf registration covering the resale of the affected securities within 120 days after the shelf notice is given to the holders and shall use our reasonable best efforts to cause the shelf registration to be effective under the Securities Act on or prior to the 210th day after the shelf notice is given.

     We will use our reasonable best efforts to keep effective the shelf registration statement until the earlier of (i) two years following the effective date of the initial shelf registration statement or (ii) the time when all of the securities have been sold thereunder or are no longer restricted securities.

     In the event that a shelf registration statement is filed, we will provide to each affected holder copies of the prospectus that is a part of the shelf registration statement, notify each affected holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the securities. A holder that sells securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the prospectus and to deliver a prospectus to purchasers. A selling holder will also be subject to certain of the civil liability provisions under the Securities Act in connection with sales and will be bound by the provisions of the registration rights agreement that are applicable to it, including certain indemnification rights and obligations.

     If we are permitted under SEC rules to conduct the exchange offer and we have not filed an exchange offer registration statement or a shelf registration statement by a specified date, if the exchange offer registration statement or the shelf registration statement is not declared effective by a specified date, or if either we have not consummated the exchange offer within a specified period of time or, if applicable, we do not keep the shelf registration statement effective from a specified period of time, then, in addition to the interest otherwise payable on the Notes, the interest that is accrued and payable on the principal amount of the Old Notes will increase at a rate of 0.25% per annum with respect to each subsequent 90-day period until the requirement is satisfied, up to a additional maximum amount of interest of 1.0% per annum. Upon the filing of the registration statement, the effectiveness of the exchange offer registration statement, the consummation of the exchange offer or the effectiveness of the shelf registration statement, as the case may be, the additional interest will cease to accrue from the date of filing, effectiveness or consummation, as the case may be.

     If a registration statement is declared effective and we fail to keep it continuously effective or useable for resales for the period required by the registration rights agreement, then from the day that the registration statement ceases to be effective until the earlier of the date that the registration statement is again deemed effective or is useable, the date that is the second anniversary of our issuance of these securities (or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, the shorter period) or the date as of which all of the applicable securities are sold pursuant to the shelf registration statement, the interest that is accrued and payable on the principal amount of the existing Notes will increase at a rate of 0.25% per annum with respect to each subsequent 90-day period until the requirement is satisfied, up to a maximum amount of additional interest of 1.0% per annum.

     Any additional amounts will be payable in cash on February 1 and August 1 of each year to the holders of record on the preceding February 1 and August 1, respectively.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired pursuant to Rule 144A validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the existing Notes except that:

     (i) the New Notes bear a series B designation and a different CUSIP number from the Old Notes; and

     (ii) the New Notes have been registered under the Securities Act and will therefore not bear legends restricting their transfer.

     The New Notes will evidence the same debt as the outstanding securities and will be entitled to the benefits of the indenture.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporations Law, or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

     We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

     Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses" and "-- Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will remain open for at least 20 full business days. The
term "expiration date" will mean 5:00 p.m., New York City time, on           ,
2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

     To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

     (1) notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice,

     (2) mail to the registered holders an announcement of any extension, and

     (3) issue a notice by press release or other public announcement before such expiration date,

     We reserve the right, in our sole discretion,

     (1) if any of the conditions below under the heading "-- Conditions" shall have not been satisfied,

     (A) to delay accepting any Old Notes,

     (B) to extend the exchange offer, or

     (C) to terminate the exchange offer, or

     (2) to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

PROCEDURES FOR TENDERING OLD NOTES HELD THROUGH BROKERS AND BANKS

     Since the Old Notes are represented by global book-entry notes, The Depositary Trust Company or DTC, as depositary, or its nominee is treated as the registered holder of the Notes and will be the only entity that can tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain New Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.


     The BLUE-colored "Letter of Transmittal" shall be used by you to give such instructions.


     IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00
PM (NEW YORK CITY TIME) DEADLINE ON           , 2004.

     To tender your Old Notes in the exchange offer you must represent for our benefit that:

     1. You are acquiring the New Notes for your outstanding Old Notes in the ordinary course of business;

     2. You do not have an arrangement or understanding with any person to participate in the distribution of New Notes;


     3. You are not an "affiliate" as defined under Rule 405 of the Securities Act;



     4. You will also have to acknowledge that if you are not a broker-dealer, you are not engaged in and do not intend to engage in a distribution of the New Notes; and



     5. You will also have to acknowledge that if you are a broker-dealer, and acquired the Old Notes as a result of market making activities or other trading activities, you will deliver a prospectus meeting the requirements of the Securities Act in connection with any for sale of such New Notes.



     You must make such representations by executing the Blue colored "Letter of Transmittal" and delivering it to the institution through which you hold your Old Notes.



     Such institution will have to acknowledge that such representations were made by you.


     You may tender some or all of your Old Notes in this exchange offer. However, Notes may be tendered only in integral multiples of $1,000.

     When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

     The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

     We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

     (1) reject any and all tenders of any particular Old Note not properly tendered;

     (2) refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

     (3) waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

     Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

PROCEDURES FOR BROKERS AND CUSTODIAN BANKS; DTC ATOP ACCOUNT

     In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent's Message as described below.

     The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program ("ATOP") account with respect to the outstanding Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Notes into our ATOP account in accordance with DTC's procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent's Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent's Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

     Each Agent's Message must include the following information:

     (1) Account number of the beneficial owner tendering such Notes;

     (2) Principal amount of Notes tendered by such beneficial owner; and

     (3) A confirmation that the beneficial holder of the Old Notes tendered has made the representations for the benefit of the Company set forth under "-- Procedures for Tendering Old Notes Held Through Brokers or Banks" above.

     BY SENDING AN AGENT'S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTE ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

     The delivery of Notes through DTC, and any transmission of an Agent's Message through ATOP, is at the election and risk of the person tendering Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Notes on behalf of holders of the Notes.

ACCEPTANCE OF OUTSTANDING OLD NOTES FOR EXCHANGE; DELIVER OF NEW NOTES ISSUED IN THE EXCHANGE OFFER

     We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange a gent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or other valid reason, the exchange agent will promptly return the certificates, without expense, to the tendering holder. If a holder has tendered Old Notes by book-entry transfer, we will credit the

Notes to an account maintained with The Depositary Trust Company. We will credit the account at The Depositary Trust Company promptly after the exchange offer terminates or expires.

        THE AGENT'S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR
           BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE

WITHDRAWAL OF TENDERS

     You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

     (1) specify the name of the person that tendered the Old Notes to be withdrawn;

     (2) identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes;

     (3) specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

     We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue New Notes for, any Old Notes, and may terminate or amend the exchange offer as provided in this prospectus before the expiration date, if:

     (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or any development has occurred in any existing action or proceeding which may be harmful to us or any of our subsidiaries; or

     (2) the exchange offer violates any applicable law or any applicable interpretation by the staff of the SEC; or

     (3) any governmental approval has not been obtained, which we believe, in our reasonable discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

     If we determine in our reasonable discretion that any of the conditions are not satisfied, we may

     (1) refuse to accept any Old Notes and promptly return all tendered Old Notes to the tendering holders;

     (2) extend the exchange offer and retain all Old Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw their Old Notes (see "-- Withdrawal of Tenders"; or

     (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered Old Notes that have not been withdrawn.

EXCHANGE AGENT

     The Bank of New York has been appointed as the exchange agent for the exchange offer. You should direct all questions, requests for assistance, and requests for additional copies of this prospectus or to the exchange agent at the following address:

                              THE BANK OF NEW YORK

                                                                  BY OVERNIGHT COURIER OR
BY FACSIMILE:                            BY HAND:               REGISTERED/CERTIFIED MAIL:
-------------                  -----------------------------   -----------------------------
(212) 298-1915 Attention:      101 Barclay Street, 7 East      101 Barclay Street, 7 East
  Customer Service             New York, New York 10286        New York, New York 10286
                               Attention: Corporate Trust      Attention: Corporate Trust
                               Operations Reorganization       Operations Reorganization
                               Unit                            Unit

DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by our and our affiliates' officers and regular employees.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

     We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is the accreted value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the New Notes.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However, holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than a registered tendering holder will be responsible for the payment of any applicable transfer tax on that transfer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for New Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

     (1) to us upon redemption thereof or otherwise;

     (2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

     (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

     (4) pursuant to an effective registration statement under the Securities
Act,

     in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW NOTES

     With respect to resales of New Notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives New Notes (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act) in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the exchange offer for the purpose of distributing or participating in a distribution of the New Notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes.

                                THE TRANSACTIONS

     TSI Holdings is a holding company with no material assets or operations other than its ownership of the common stock of TSI, Inc. and was formed to serve as issuer of the Old Notes.

     In connection with, and as a condition to, the offering of the Old Notes, we consummated the following transactions, which we refer to as the "transactions."

RESTRUCTURING AGREEMENT

     In connection with the transactions, all holders of the equity of TSI, Inc., or the TSI, Inc. equityholders, Holdings and TSI, Inc. entered into a Restructuring Agreement, whereby the TSI, Inc. equityholders contributed all their equity holdings in TSI, Inc. to TSI Holdings in exchange for equity shares of TSI Holdings on the same terms and in the same proportions as they held in TSI, Inc. In connection with this restructuring, certain of the holders of the stock of TSI Holdings entered into a Stockholders Agreement and Registration Rights Agreement. See "Certain Relationships and Related Transactions."

PAYMENT OF DIVIDEND TO HOLDERS OF OUR COMMON STOCK

     Pursuant to a merger consummated by TSI, Inc. in December 1996, BRS, certain institutional investors and certain employees of TSI, Inc. acquired the common stock of TSI, Inc. In addition, pursuant to the merger, TSI, Inc. instituted an option plan granting certain members of TSI, Inc.'s management shares of the common stock of TSI, Inc. Pursuant to the Restructuring Agreement, the TSI, Inc. equityholders exchanged their shares for a pro rata equal amount of shares of TSI Holdings. Part of the proceeds from the issuance of the Old Notes was used to make a payment of dividends to holders of the common stock of TSI Holdings in an aggregate amount of $68.9 million.

REDEMPTION OF PREFERRED STOCK

     Pursuant to the December 1996 merger, BRS, certain institutional investors and certain employees of TSI, Inc. acquired the preferred stock of TSI, Inc. In addition, pursuant to the merger, TSI, Inc. instituted an option plan granting certain members of TSI, Inc.'s management options to acquire shares of preferred stock of TSI, Inc. Pursuant to the Restructuring Agreement, the TSI, Inc. equityholders exchanged their shares for a pro rata equal amount of shares of TSI Holdings. With some of the proceeds from the issuance of the Old Notes, we redeemed all of the issued and outstanding shares of preferred stock of TSI Holdings then held by BRS, Farallon Capital Partners, L.P. and certain of its affiliates, Rosewood Capital, L.P. and certain of its affiliates and certain of our directors in an aggregate amount of $50.6 million. See "Security Ownership and Certain Beneficial Owners."

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The old Notes surrendered in exchange for New Notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

     The gross proceeds from the sale of the Old Notes were approximately $124,807. We used the net proceeds, together with funds from borrowings under our new credit facility, as follows (all amounts presented in thousands):

USES:
Redeem preferred stock......................................  $ 50,634
Shareholder dividend(1).....................................    68,405
Employee bonus in lieu of dividend(2).......................     1,144
Transaction fees and expenses...............................     4,318
General corporate purposes..................................       306
                                                              --------
Total uses..................................................  $124,807
                                                              ========

------------

(1) The total dividend amount is shown net of $539 of stock option exercise proceeds received.

(2) Employees with vested stock options as of the dividend payment date, were paid bonuses in amounts equivalent to the dividend they would have received had they exercised and been a common shareholder on the record date.

                                 CAPITALIZATION

     The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2004 which reflects the transactions. This table should be read in conjunction with our consolidated financial statements and the related notes to the consolidated financial statements included elsewhere in this offering memorandum.

All amounts presented in thousands.

                                                                  AS OF
                                                                MARCH 31,
                                                                  2004
                                                               -----------
Cash and cash equivalents...................................    $  53,663
                                                                =========
Debt:
  Senior secured revolving credit facility..................    $      --(1)
  Notes payable for acquired businesses.....................        4,095
  Capitalized lease obligations.............................        1,802
  Existing senior notes.....................................      255,000
  Senior discount notes offered hereby, net of discount.....      126,944
                                                                ---------
Total debt..................................................      387,841
Total shareholders' deficit.................................     (115,591)
                                                                ---------
  Total capitalization......................................    $ 272,250
                                                                =========

---------------

(1) Does not reflect $50,000 in revolving credit loans and letters of credit available under our senior secured revolving credit facility.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                (IN THOUSANDS, EXCEPT CLUB AND MEMBERSHIP DATA)

     Set forth below is TSI Holdings' and its predecessor TSI Inc.'s selected historical consolidated financial, other data and club and membership data as of the dates and for the periods presented. The selected historical consolidated statement of operations data for the years ended December 31, 2001, 2002, and 2003 and the selected historical consolidated balance sheet data as of December 31, 2002 and 2003, were derived from the audited Consolidated Financial Statements, which are included herein. The selected historical consolidated statement of operations data for the year ended December 31, 1999 and 2000 and the selected historical consolidated balance sheet data as of December 31, 1999, 2000 and 2001 were derived from our audited consolidated financial statements of the Company, which are not included herein. The selected historical consolidated statement of operations data and other data for the three months ended March 31, 2003 and 2004 and the consolidated balance sheet data as of March 31, 2003 and 2004 were derived from our unaudited consolidated financial statements which are also included herein. The information reflects all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim periods set forth below. All such adjustments are of a normal and recurring nature. The information contained in this table and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and accompanying notes thereto appearing elsewhere herein.

                                                                                               THREE MONTHS
                                                                                                   ENDED
                                                    YEAR ENDED DECEMBER 31,                      MARCH 31,
                                      ----------------------------------------------------   -----------------
                                        1999       2000       2001       2002       2003      2003      2004
                                      --------   --------   --------   --------   --------   -------   -------
STATEMENT OF OPERATIONS DATA:
Revenues............................  $158,184   $223,828   $281,633   $319,427   $342,541   $86,902   $86,464
Operating expenses:
  Payroll and related...............    63,838     90,801    112,766    129,105    130,585    32,770    36,258
  Club operating....................    52,048     68,806     88,941     99,113    111,069    26,662    27,898
  General and administrative........    10,797     14,626     18,785     21,368     21,995     5,021     6,226
  Depreciation and amortization(1)..    20,513     26,248     32,185     31,748     34,927     8,299     9,117
Goodwill impairment(2)..............        --         --         --         --         --        --     2,002
                                      --------   --------   --------   --------   --------   -------   -------
Operating income....................    10,988     23,347     28,956     38,093     43,965    14,150     4,963
Loss on extinguishment of debt(3)...        --         --         --         --      7,773        --        --
Interest expense, net of interest
  income............................    10,243     13,120     14,527     16,421     23,226     4,210     8,638
                                      --------   --------   --------   --------   --------   -------   -------
Income (loss) from continuing
  operations before provision
  (benefit) for corporate income
  tax...............................       745     10,227     14,429     21,672     12,966     9,940    (3,675)
Provision (benefit) for corporate
  income tax........................       622      5,031      6,853      9,709      5,537     4,099    (1,617)
                                      --------   --------   --------   --------   --------   -------   -------
Income (loss) from continuing
  operations........................       123      5,196      7,576     11,963      7,429     5,841    (2,058)
Loss from discontinued operations of
  closed clubs(4) (including loss on
  club closure of $996 in 2002), net
  of income taxes...................       (74)      (365)      (530)      (767)        --        --        --
Cumulative effect of a change in
  accounting principle, net of
  income tax benefit of $612(5).....        --         --         --       (689)        --        --        --
                                      --------   --------   --------   --------   --------   -------   -------
Net income (loss)                           49      4,831      7,046     10,507      7,429     5,841    (2,058)
Accreted dividends on preferred
  stock.............................    (7,880)    (9,016)   (10,201)   (11,543)   (10,984)   (3,226)     (783)
                                      --------   --------   --------   --------   --------   -------   -------
Net income (loss) attributable to
  common stockholders...............  $ (7,831)  $ (4,185)  $ (3,155)  $ (1,036)  $ (3,555)  $ 2,615   $(2,841)
                                      ========   ========   ========   ========   ========   =======   =======

                                                                                          THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                       MARCH 31,
                                   ----------------------------------------------------   -------------------
                                     1999       2000       2001       2002       2003       2003       2004
                                   --------   --------   --------   --------   --------   --------   --------
OTHER DATA:
Non-cash rental lease expense,
  net of non-cash income.........  $  3,061   $  2,976   $  4,224   $  1,670   $  1,650   $    522   $    322
Cash provided by (used in):
  Operating activities...........    29,496     40,573     44,348     50,805     58,253     23,606     18,930
  Investing activities...........   (55,078)   (70,048)   (58,358)   (40,182)   (42,734)    (7,418)    (7,479)
  Financing activities...........  $ 33,553   $  5,715   $ 16,103   $(10,530)  $ 19,732   $(12,687)  $  1,410
CLUB AND MEMBERSHIP DATA:
New clubs opened(6)..............        14          9         12          8          3         --          3
Clubs acquired(6)................         4         11          2          4         --         --         --
Closed, relocated or sold
  clubs..........................        (1)        (1)        --         (2)        (3)        --         --
Wholly-owned clubs operated at
  end of period(6)...............        82        103        117        127        127        127        130
Total clubs operated at end of
  period(7)......................        86        105        119        129        129        129        132
Members at end of period(8)......   203,000    278,000    317,000    342,000    342,000    356,000    365,000
Mature club revenue increase
  (decrease)(9)..................      16.0%      18.6%      12.3%       4.1%       1.6%       1.8%      (0.5)%
Revenue per weighted average club
  (in thousands)(10).............  $  2,130   $  2,428   $  2,619   $  2,606   $  2,691   $    684   $    670
Ratio (deficiency) of earnings to
  fixed charges(11)..............   1.0:1.0    1.4:1.0    1.5:1.0    1.7:1.0    1.3:1.0    2.1:1.0   $ (3,769)
Pro forma (deficiency) of
  earnings to fixed charges(12)..                                              $ (1,605)             $ (5,062)

                                                   AS OF DECEMBER 31,                      AS OF MARCH 31,
                                  ----------------------------------------------------   --------------------
                                    1999       2000       2001       2002       2003       2003       2004
                                  --------   --------   --------   --------   --------   --------   ---------
BALANCE SHEET DATA:
Working capital deficit(13).....  $ (1,015)  $(38,414)  $(42,565)  $(43,192)  $ (9,087)  $(45,284)  $  (2,189)
Total assets....................   215,678    256,085    296,005    314,250    362,199    312,517     374,745
Long-term debt, including
  current installments..........   132,202    144,498    163,979    160,943    261,877    148,838     387,841
Redeemable senior preferred
  stock.........................    42,066     48,029     54,687     62,125         --     64,089          --
Redeemable Series A preferred
  stock(14).....................    23,216     26,580     30,432     34,841     39,890     36,061          --
Total stockholders'
  deficit(14)...................  $(28,813)  $(30,491)  $(32,797)  $(31,740)  $(34,294)  $(29,437)  $(115,591)

------------

 (1) Effective January 1, 2002 we implemented Statement of Financial Accounting Standards ("SFAS") No. 142 No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. In connection with this implementation we no longer amortize goodwill, but rather test it for impairment when circumstances indicate it is necessary, and at a minimum annually. A reconciliation of reported net income to net income adjusted for the impact of SFAS 142 is as follows for the presented periods:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1999      2000      2001
                                                              -------   -------   -------
Net income as reported......................................  $    49   $ 4,831   $ 7,046
Goodwill amortization.......................................    2,845     3,545     4,436
Deferred tax benefit........................................   (1,195)   (1,064)   (1,344)
                                                              -------   -------   -------
Net income as adjusted......................................  $ 1,699   $ 7,312   $10,138
                                                              =======   =======   =======

 (2) In the quarter ended March 31, 2004 the Company performed its annual impairment test. As a result of this review, the Company determined that the goodwill at one of its remote clubs was not recoverable. The goodwill impairment associated with this underperforming club amounted to $2,002. A deferred tax benefit of $881 has been recorded in connection with this impairment. Since this club is remote from one of the Company's clusters, it does not benefit from the competitive advantage that our clustered clubs have, and as a result it is more susceptible to competition. We have adjusted our projections of future cash flows to take into account the impact a new competitor will have on our club. While this club is expected to generate cash flow in the future, we no longer expect it to operate at the levels that were projected at the time the club was acquired.

 (3) The $7.8 million loss on extinguishment of debt recorded in 2003 is a result of the refinancing of our debt on April 16, 2003. In connection with this refinancing, we wrote-off $3.7 million of deferred financing costs related to extinguished debt, paid a $3.0 million call premium, and incurred $1.0 million of additional interest on the 9 3/4% old Notes representing interest incurred during the 30 day redemption notification period.

 (4) In the fourth quarter of 2002, we closed or sold two remote underperforming, wholly-owned clubs. In connection with the closure of one of the clubs, we recorded club closure costs of $996 related to the write-off fixed assets. We have accounted for these two clubs as discontinued operations and, accordingly, the results of their operations have been classified as discontinued in the Consolidated Statement of Operations and prior periods have been reclassified in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of.

     Loss from operations of these discontinued clubs was as follows for the periods presented:

                                                                        YEAR ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                    1999    2000    2001     2002
                                                                    -----   -----   -----   -------
      Loss from operations of discontinued clubs, (including loss of club closure of $996 in 2002)..........................  $(125)  $(597)  $(894)  $(1,318)
      Benefit for corporate income tax............................    (51)   (232)   (364)     (551)
                                                                    -----   -----   -----   -------
      Loss from discontinued operations...........................  $ (74)  $(365)  $(530)  $  (767)
                                                                    =====   =====   =====   =======

 (5) Effective January 1, 2002 we implemented SFAS 142. In connection with the SFAS 142 transitional impairment test we recorded a $1.3 million write-off of goodwill. A deferred tax benefit of $612 was recorded as a result of this goodwill write-off, resulting in a net cumulative effect of change in accounting principle of $689 in 2002. The write-off of goodwill related to four, remote underperforming clubs. The impairment test was performed with discounted estimated future cash flows as the criteria for determining fair market value. The impairment loss recorded was measured by comparing the carrying value to the fair value of goodwill.

 (6) During 2000, we acquired two formerly partly-owned clubs and relocated one club on expiration of lease.

 (7) Includes wholly-owned or partly-owned and managed clubs.

 (8) Represents members at wholly-owned or partly-owned clubs.

 (9) We define mature clubs as those clubs operated by us for more than 24 months.

(10) Revenue per weighted average club is calculated as total revenue divided by the product of the total numbers of clubs and their weighted average months in operation as a percentage of the total year, or quarter, as applicable.

(11) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before provisions for corporate income taxes and fixed charges. "Fixed charges" consist of interest expense, which includes the amortization of deferred debt issuance costs and the interest portion of our rent expense (assumed to be one third of rent expense).

(12) Deficiency of earnings to fixed charges reflects the issuance of the Old Notes and the use of proceeds thereof as if they had occurred on the first day of the relevant period.

(13) Working capital deficit is calculated as current assets less current liabilities.

(14) We had 153,637 shares of Series A Redeemable Preferred Stock ("Series A") outstanding at December 31, 1999, 2000, 2001, 2002 and 2003. We have reclassified our 2001 financial statements to account for a redemption feature included in the Series A stock, in accordance with the guidance in EITF Topic No. D-98: Classification and Measurement of Redeemable Securities ("EITF Topic No. D-98"). EITF Topic No. D-98 provided additional guidance on the appropriate classification of redeemable preferred stock upon the occurrence of an event that is not solely within the control of an issuer. EITF Topic No. D-98 requires retroactive application in the first fiscal quarter ending after December 15, 2001 by reclassifying the financial statements of prior periods. The carrying value of the Series A stock, which was previously presented as a component of stockholders' deficit, has been reclassified as redeemable preferred stock outside of stockholders' deficit. The reclassification of the 2001 financial statements for the Series A stock had no effect on our net income, net loss attributable to common stockholders', cash flow provided by operations or total assets. The following sets forth the overall effect of the reclassification on our stockholders' deficit:

                                                                     AS OF DECEMBER 31,
                                                               ------------------------------
                                                                 1999       2000       2001
                                                               --------   --------   --------
Stockholders' deficit prior to reclassification.............   $ (5,597)  $ (3,911)  $ (2,365)
Reclassification of Series A stock..........................    (23,216)   (26,580)   (30,432)
                                                               --------   --------   --------
Stockholders' deficit after the reclassification............   $(28,813)  $(30,491)  $(32,797)
                                                               ========   ========   ========

       The balance sheet data for all periods presented have been adjusted to reflect the above reclassification.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Consolidated Financial and Other Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This prospectus contains, in addition to historical information, forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

     We are one of the two leading owners and operators of fitness clubs in the Northeast and Mid-Atlantic regions of the United States. As of March 31, 2004, we operated 132 clubs that collectively served approximately 365,000 members. We develop clusters of clubs to serve densely populated major metropolitan regions in which a high percentage of the population commutes to work. We service such populations by clustering clubs near the highest concentrations of our target members' areas of both employment and residence. Our target member is college-educated, typically between the ages of 21 and 50 and has an annual income of between $50,000 and $150,000.

     Each club facility is subject to a long-term facility lease with a third party landlord, with the exception of our East 86th Street, New York City, where we own the underlying real estate. Our principal capital investment is thus in the facility improvements and equipment and furnishings of each facility. Our clubs are located for maximum convenience to our members in urban or suburban areas, close to transportation hubs, or office or retail centers.

     Our goal is to develop the premier health club network in each of the major metropolitan regions we enter. We believe that clustering clubs allows us to achieve strategic operating advantages that enhance our ability to achieve this goal. In entering new regions, we develop these clusters by initially opening or acquiring clubs located in the more central urban markets of the region and then branching out from these urban centers to suburbs and ancillary communities. Capitalizing on this clustering of clubs, as of December 31, 2003, approximately 52% of our members participated in a membership plan that allows unlimited access to all of our clubs for a higher membership fee.

     Clustering of clubs also affords us significant additional benefits, including:

          1) Providing our members access to an extensive network of locations;

          2) Lower capital investment overall, by locating special programs, such as pools, racquet sports, etc. at selected clubs only;

          3) More cost effective regional management and control;

          4) Allocating certain costs such as advertising in a focused region over multiple locations;

          5) Strengthening brand awareness.

     We have executed this strategy successfully in the New York region through the network of clubs we operate under our NYSC brand name. We are the largest fitness club operator in Manhattan with 36 locations and operate a total of 87 clubs under the NYSC name within a 50 mile radius of New York City. We operate 20 clubs in the Boston region, 16 clubs in the Washington D.C. region under our BSC and WSC brand names respectively and have begun establishing a similar cluster in the Philadelphia region with six clubs under is PSC brand name. In addition we operate three clubs in Switzerland. Our goal is to increase our club count by ten percent per year. In 2003, we slowed our club expansion plans and maintained our club count at 129 while we recapitalized the company to position it for future growth. We plan to open or acquire eight clubs in our NYSC market and two in our WSC market or a total of ten clubs in 2004. We opened three clubs during the three month period ended March 31, 2004.

     We employ localized brand names for our clubs to create an image and atmosphere consistent with the local community, and to foster the recognition as a local network of quality fitness clubs rather than a national chain.

     We consider that we have three principal sources of revenue:

          1) Our largest sources of revenue are dues and initiation fees paid by our members. This comprises over 84% of our total 2003 revenue. We recognize revenue from membership dues in the month when the services are rendered. Over 90% of our members pay their monthly dues by Electronic Funds Transfer, while the balance pay annually in advance. We recognize revenue from initiation fees over the expected average life of the membership, which is 24 months. It is important therefore to operate facilities that are convenient, offer good price/value relationship and have a wide variety of fitness service offerings in order to attract and retain members at each facility. Our initiation fees recognized per new member sale have been depressed by our efforts to combat discounting by competitors in certain of our markets, as well as our offering of term commitment memberships at a discounted initial fee.

          2) We generate about 14% of our 2003 revenue, referred to as Other Club revenue, at our facilities from fees for personal training, programing for children, group fitness training and other member activities, as well as sales of miscellaneous sports products. This revenue stream has increased as a percentage of Total Revenue more recently as we have focused on increasing revenue per member from our maturing club base.

          3) The balance of our revenue (approximately 2% in 2003) principally relates to rental of space in our facilities to operators who offer wellness-related offerings such as physical therapy. In addition, we generate management fees for income from investments in club facilities that we do not wholly own. Revenue from sales of in-club advertising and sponsorships is also included. We refer to this as Fees and Other revenue. Settlements from our business interruption insurance claim associated with the September 11 Events are also included during 2002 and up until final settlement during 2003 and totaled $1.0 million and $2.8 million for the years ended December 31, 2002 and 2003, respectively. We received $1.3 million in the quarter ended March 31, 2003.

     Revenue (in $'000's) is accordingly made up as follows:

                                                           THREE MONTHS ENDED
                             YEARS ENDED DECEMBER 31,           MARCH 31,
                          ------------------------------   -------------------
                            2001       2002       2003       2003       2004
                          --------   --------   --------   --------   --------
Membership dues.........  $227,073   $257,917   $273,608   $69,091    $69,484
Initiation fees.........    13,287     14,361     13,891     3,519      3,217
Other Club revenue......    37,840     42,717     48,641    12,080     12,604
Fees and Other..........     3,433      4,432      6,401     2,212      1,160
                          --------   --------   --------   -------    -------
Total revenue...........  $281,633   $319,427   $342,541   $86,902    $86,464
                          ========   ========   ========   =======    =======

     Our operating and selling expenses are comprised of both fixed and variable costs. Fixed costs include club and supervisory salary and related expenses, occupancy costs including certain elements of rent, housekeeping, contracted maintenance expenses as well as depreciation. General and administrative expenses include costs relating to our centralized support functions, such as accounting, information systems, purchasing and member relations, consulting fees, as well as real estate development expenses.

     Variable costs are primarily related to ancillary club revenue related payroll, membership sales compensation, advertising, utilities, insurance and club supplies.

     As clubs mature and increase their membership base, fixed costs are typically spread over an increasing revenue base and operating margins tend to improve.

     Our primary capital expenditures relate to the construction of new club facilities and upgrading and expanding our existing clubs. The construction and equipment costs for a new center approximate $3.0 million, on average, which could vary based on the costs of construction labor, as well the planned service offerings and size and configuration of the facility. We perform routine improvements at our clubs and replacement of the fitness equipment each year for which we budget approximately 3.75% of each club's annual revenue. Expansions of certain facilities are also performed from time to time, when incremental space becomes available on economic terms, and utilization and demand for the facility dictates. In this connection, facility remodeling is also considered where appropriate.

     During the last several years, we have increased revenues, operating income, net income, and cash flows provided by operating activities by expanding our club base in New York, Boston, Washington, DC, and Philadelphia. As a result of expanding our club base and the relatively fixed nature of our operating costs, our operating income has increased from $11.0 million for the year ended December 31, 1999 to $44.0 million for the year ended December 31, 2003. Net income improved from $49,000 in 1999 to $7.4 million for the year ended December 31, 2003. Cash flows provided by operating activities increased from $29.5 million in 1999 to $58.3 million for the year ended December 31, 2003. Net income decreased from $10.5 million for the year ended December 31, 2002 to $7.4 million for the year ended December 31, 2003. We incurred $7.8 million of loss on extinguishment of debt, and $7.1 million of additional interest expense during the year ended December 31, 2003 principally due to our April 16, 2003 debt refinancing.

                                         FOR THE YEARS ENDED DECEMBER 31, (IN $000'S)
                                       ------------------------------------------------
                                        1999       2000      2001      2002      2003
                                       -------   --------   -------   -------   -------
Operating income.....................  $10,988   $ 23,347   $28,956   $38,093   $43,965
  Increase over prior year...........               112.5%     24.0%     31.6%     15.4%
Net income...........................  $    49   $  4,831   $ 7,046   $10,507   $ 7,429
  Increase (decrease) over prior
     year............................             9,759.2%     45.8%     49.1%    (29.3)%
Cash flows from operations...........  $29,496   $ 40,573   $44,348   $50,805   $58,253
  Increase over prior year...........                37.6%      9.3%     14.6%     14.7%

     Operating income, net income and cash flows from operations have decreased when comparing the quarter ended March 31, 2004 to the quarter ended March 31, 2003. See " -- Three Months Ended March 31, 2004 compared to Three Months Ended March 31, 2003."

     Since 2001, we have focused on building or acquiring club facilities in areas where we believe the market is underserved or where new units are intended to replace existing units at their lease expiration. Based on our historical experience, a new club tends to experience significant increase in revenues during its first three years of operation as it reaches maturity. Because there is relatively little incremental cost associated with such increasing revenue, there is a greater proportionate increase in profitability. We believe that the revenues and operating income of these 29 clubs will increase as they mature. As a result of our expansion, however, operating income margins may be negatively impacted in the near term, as further new clubs are added.

HISTORICAL CLUB GROWTH

                                                                                    THREE
                                                                                   MONTHS
                                                                                    ENDED
                                                   YEAR ENDED DECEMBER 31,        MARCH 31,
                                               --------------------------------   ---------
                                               1999   2000   2001   2002   2003     2004
                                               ----   ----   ----   ----   ----   ---------
Clubs at beginning of period...............     69     86    105    119    129       129
Greenfield clubs(1)........................     14      9     12      8      3         3
Acquired clubs.............................      4     11      2      4     --        --
Sold, relocated or closed clubs............     (1)    (1)    --     (2)    (3)       --
                                                --    ---    ---    ---    ---       ---
Clubs at end of period(2)..................     86    105    119    129    129       132
                                                ==    ===    ===    ===    ===       ===
Number of partly owned clubs included at
  the end of period(3).....................      4      2      2      2      2         2

------------

(1) A "Greenfield club" is a new location constructed by us.

(2) We include in the club count wholly owned and partly owned clubs. In addition, as of December 31, 2003 and March 31, 2004 we managed two additional clubs in which we did not have an equity stake.

(3) In March 2000, two clubs previously managed by us were purchased. Including these two clubs, the total number of clubs opened or acquired in 2000 totals 22.

MATURE CLUB REVENUE

     We define mature clubs as those clubs that were operated by us for the entire period of the period presented and that same entire period of the preceeding year. Under this definition, mature clubs for periods shown are those clubs that were operated for more than 24 months. Our mature club revenue increased 16.0%, 18.6%, 12.3%, 4.1%, and 1.6% for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively and mature club revenue increased 1.8% and decreased 0.5% for the three months ended March 31, 2003 and 2004 respectively. We believe the decline in mature club revenue growth has been driven primarily by general economic softness, particularly in the New York metropolitan region. We have also seen increases in competition throughout our markets and this has depressed revenue growth at select mature clubs throughout our chain. In addition, we believe that the decline in mature club revenue growth is also attributable to the increasing age of our mature clubs.

  Results of Operations

     The following table sets forth certain operating data as a percentage of revenue for the periods indicated:

                                                                       THREE MONTHS
                                           YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                           ------------------------   ---------------
                                            2001     2002     2003     2003     2004
                                           ------   ------   ------   ------   ------
Revenues.................................  100.0%   100.0%   100.0%   100.0%   100.0%
Operating expenses:
  Payroll and related....................   40.0     40.4     38.1     37.7     42.0
  Club operating.........................   31.6     31.1     32.5     30.7     32.3
  General and administrative.............    6.7      6.7      6.4      5.8      7.2
  Depreciation and amortization..........   11.4      9.9     10.2      9.5     10.5
  Goodwill impairment....................     --       --       --       --      2.3
                                           -----    -----    -----    -----    -----
  Operating income.......................   10.3     11.9     12.8     16.3      5.7
Loss on extinguishment of debt...........     --       --      2.2       --       --
Interest expense.........................    5.3      5.1      6.8      4.9     10.2
Interest income..........................   (0.1)      --       --       --     (0.2)
                                           -----    -----    -----    -----    -----
  Income from continuing operations
     before provision (benefit) for
     corporate income taxes..............    5.1      6.8      3.8     11.4     (4.3)
Provision (benefit) for corporate income
  taxes..................................    2.4      3.1      1.6      4.7     (1.9)
                                           -----    -----    -----    -----    -----
Income (loss) from continuing
  operations.............................    2.7      3.7      2.2      6.7     (2.4)
Loss from discontinued operations of
  closed clubs, net of income tax........   (0.2)    (0.2)      --       --       --
Cumulative effect of a change in
  accounting principle, net of income
  tax....................................     --     (0.2)      --       --       --
                                           -----    -----    -----    -----    -----
Net income (loss)........................    2.5      3.3      2.2      6.7     (2.4)
Accreted dividends on preferred stock....   (3.6)    (3.6)    (3.2)    (3.7)    (0.9)
                                           -----    -----    -----    -----    -----
Net income (loss) attributable to common
  stockholders...........................   (1.1)%   (0.3)%   (1.0)%    3.0%    (3.3)%
                                           =====    =====    =====    =====    =====

  Three Months Ended March 31, 2004 Compared to Three Months Ended March 31,
2003

     Revenues. Revenues decreased $438,000 or 0.5%, to $86.5 million during the quarter ended March 31, 2004 from $86.9 million in the quarter ended March 31, 2003. Increases in revenue from the four clubs opened during the last three quarters of 2002 ($316,000), increases in revenue from the three clubs opened or acquired during the last three quarters of 2003 ($1.5 million), and from the three clubs opened during 2004 ($225,000) were offset by decreases in Fees and Other revenue and decreases related to relocated clubs and a decrease in mature club revenue. Revenues decreased during the quarter by $428,000 or 0.5% at the Company's mature clubs (clubs owned and operated for at least 24 months) and revenues decreased $1.0 million due to the closure and relocation of three clubs. The underlying leases of these three clubs expired in 2003 and we relocated the members of these clubs to new clubs that were constructed with these lease expirations in mind. One of the closed clubs was in Boston, Massachusetts and the other two were in Manhattan. The new clubs are larger clubs and they are less than a quarter of a mile away from the clubs they replaced. Fees and Other revenue decreased $1.1 million principally due to a $1.3 million on-account business interruption insurance payment received in January 2003 while in 2004 no insurance claim payments were received since the matter was settled and paid in 2003.

     The 0.5% decrease in mature club revenue is due to a 2.6% decrease in price offset by a 1.7% increase in membership and 0.4% increase in ancillary revenue.

     Operating Expenses. Operating expenses increased $8.7 million, or 12.0%, to $81.5 million in the quarter ended March 31, 2004, from $72.8 million in the quarter ended March 31, 2003. The increase was due to the following factors:

          Payroll and related expenses increased by $3.5 million, or 10.6% to $36.3 million in the quarter ended March 31, 2004, from $32.8 million in the quarter ended March 31, 2003. This increase was attributable to several factors.

        - In connection with the Restructuring and distribution to common stockholders of Town Sports International Holdings, Inc., vested option holders, who were unable to exercise their options, were paid a one-time bonus recorded as payroll expense. This one-time payment totaled $1.1 million.

        - While our initiation fees received were lower during the first quarter of 2004, our variable costs of sale rose slightly, due to increased commission rates paid. When the initial fees do not exceed the costs, GAAP requires that we must recognize the loss immediately. This immediate loss effect, together with increased costs of membership sales accounted for $1.1 million increase when compared to the prior year's quarter.

        - In an effort to increase membership satisfaction and improve our membership retention rates we have increased the level of in-house training and club support personnel; and we have moved from contracted housekeeping and equipment maintenance services to internally sourced employees. These customer service efforts resulted in a $344,000 increase.

        - Personal training related payroll increased $276,000 or 6.6% due to a 7.1% increase in personal training revenue.

        - Lastly, health and unemployment insurance rates have increased expenses by $346,000.

          Club operating expenses increased by $1.2 million or 4.6% to $27.9 million in the quarter ended March 31, 2004, from $26.7 million in the quarter ended March 31, 2003. This increase is principally attributable to:

        - A $900,000 increase in base rent expense resulting from increases related to clubs that have opened since January 2003, amounting to $350,000 and increases related to club expansions of $200,000. The remainder relates to scheduled rent increases at our existing clubs averaging 3% per club.

        - In addition we experienced a $421,000 increase in utilities due to increases in utility rates, and a 2.4% increase in square footage in operation.

        - These increases were partially offset by a $116,000 decrease in contracted cleaning and equipment repair costs realized with our efforts to source these with in-house labor.

          General and administrative expenses increased by $1.2 million, or 23.9% to $6.2 million in the quarter ended March 31, 2004 from $5.0 million in the quarter ended March 31, 2003 attributable to:

        - General and administrative increased $703,000 due to increases in liability insurance. Premiums increased $340,000 coupled with a favorable adjustment of $363,000 recorded in the first quarter of 2003, where we had adjusted our reserves related to prior period premium audits.

        - We also experienced an increase of $332,000 in data line service costs. This related to $55,000 of enhanced service levels needed in connection with the rollout of our Club Networks system and $277,000 related to the correction of the service providers billing errors.

          Depreciation and amortization increased by $818,000, or 9.9% to $9.1 million in the quarter ended March 31, 2004, from $8.3 million in the quarter ended March 31, 2003 attributable to:

        - Increases in amortization of software and hardware costs principally related to our recently rolled-out Club Networks system amounting to $207,000.

        - Increases in depreciation related to new clubs and expanded and remodeled clubs amounts to $286,000 and $310,000 respectively.

     Goodwill Impairment. In the quarter ended March 31, 2004 the Company performed its annual impairment test and determined that the goodwill at one of its remote clubs was not recoverable. The goodwill impairment amounted to $2.0 million. A deferred tax benefit of $881,000 has been recorded in connection with this impairment. Since this club is remote from one of the company's clusters, it does not benefit from the competitive advantage that our clustered clubs have, and as a result it is more susceptible to competition. We have reduced our projections for future cash flows of this club to take into account the impact of a recent opening of a competitor. While this club is expected to generate cash flow in the future, we no longer expect it to operate at the levels that were projected at the time the club was acquired. There was no goodwill impairment from the 2003 annual impairment testing.

     Interest Expense. Interest expense increased $4.6 million to $8.8 million during the quarter ended March 31, 2004, from $4.2 million in the quarter ended March 31, 2003. This increase is due to the issuance of $255 million of 9 5/8% Senior Notes, which refinanced $125 million of 9 3/4% Senior Notes in April 2003, and the issuance of $124.8 million of 11% Senior Discount Notes in February 2004. These 11% Senior Discount Notes were not outstanding this entire first quarter, and therefore subsequent quarters in 2004 will reflect a further increase in interest expense when compared to 2003.

     Interest Income. Interest income increased $152,000 to $174,000 in the quarter ended March 31, 2004 from $22,000 in the quarter ended March 31, 2003. Interest income increased due to higher levels of cash on hand.

     Provision for Income Tax. We have recorded a net income tax benefit of $1.6 million in the quarter ended March 31, 2004 compared to a tax provision of $4.1 million in the quarter ended March 31, 2003.

     Accreted Dividends on Preferred Stock. Accreted dividends on preferred stock decreased $2.4 million to $783,000 during the quarter ended March 31, 2004, from $3.2 million in the quarter ended March 31, 2003. This decrease is due to the redemption of the redeemable senior preferred stock in April 2003 and the redemption of the Series A and Series B preferred stock in February 2004.

     After giving effect to the aforementioned redemption of all outstanding preferred stock our capital structure no longer has outstanding preferred stock and therefore no dividends will be accreted in periods subsequent to February 2004.

     Allowance for Doubtful Accounts. Our allowance for doubtful accounts has increased from $120,000 to $822,000 when comparing December 31, 2002 to December 31, 2003. Prior to December 31, 2003 we estimated a net receivable to be collected from "returned" credit charges that were returned by our credit card processor in the prior months. During the second half of 2003 our newly implemented membership billing system allowed us to quantify the gross return charges, after which we estimated a provision for eventual non-collection. The net receivable related to these returned items was $144,000 as of December 31, 2002 and $50,000 net of a $698,000 reserve as of December 31, 2003. The remainder of the allowance for doubtful accounts of $120,000 and $124,000 as of December 31, 2002 and 2003 respectively, principally relate to membership receivables that were acquired as part of a club acquisition.

     Deferred Revenue. Total deferred revenue decreased $322,000 or 1% to $29.6 million as of December 31, 2003 compared to $29.9 million as of December 31, 2002. This decrease is due to a $1.3 million or 9.8% decrease in deferred initiation fees. Deferred initiation fees have decreased primarily due to a decrease in the average initiation fee collected per new member from $83 in 2002 to $74 in 2003. These decreases were offset by a $1.0 million or 13.4% increase in deferred revenue related to private training, commensurate with increases in private training revenue recognized.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

     Revenues. Revenues increased $23.1 million or 7.2%, to $342.5 million during 2003 from $319.4 million in 2002. This increase resulted from the 12 clubs opened or acquired in 2002 (approximately $14.8 million), and the three clubs opened in 2003 (approximately $3.1 million). In addition, revenues increased during 2003 by approximately $4.9 million or 1.6% at our mature clubs (clubs owned and operated for at least 24 months). In 2003 we received $2.8 million of insurance proceeds related to our business interruption insurance settlement; a $1.8 million increase over the $1.0 million received in 2002. These increases were offset by a $1.7 million decrease in revenue related to the three clubs we relocated in 2003.

     The 1.6% increase in mature club revenue is due to a 0.9% increase in price, a 0.4% increase in membership and a 0.3% increase in ancillary revenue.

     Our mature club revenue increased 12.3%, 4.1% and 1.6% for the years ended December 31, 2001, 2002 and 2003, respectively. We believe the decline in mature club revenue growth had been driven primarily by the general economic climate, particularly in the New York metropolitan region. We have also seen increases in competition throughout our markets and this has depressed revenue growth at select mature clubs throughout our chain. In addition, we believe that the decline in mature club revenue growth is also attributable to the increasing age of our mature clubs.

     Operating Expenses. Operating expenses increased $17.2 million, or 6.1% to $298.6 million in 2003, from $281.3 million in 2002. This increase was due to a 3.3% increase in the total months of club operations to 1,528 in 2003 from 1,479 in 2002. The increase is also attributable to increases in club operating costs, particularly occupancy costs and utilities.

     Payroll and related expenses increased by $1.5 million, or 1.1% to $130.6 million in 2003, from $129.1 million in 2002. This increase was partially offset by a $1.0 million decrease in non-cash compensation expense which decreased from $1.2 million in 2002 to $197,000 in 2003. The non-cash compensation expense incurred during 2002 principally related to outstanding Series B stock options and such options were exercised in the first quarter of 2003.

     Club operating increased by $12.0 million, or 12.1% to $111.1 million in 2003, from $99.1 million in 2002. This increase is attributable to a 3.3% increase in the total months of club operations to 1,528 in 2003 from 1,479 in 2002. The increase is also attributable to a $2.4 million or 20.6% increase in utilities and a $7.6 million or 13.8% increase in occupancy costs. Occupancy costs increased due to increases in real estate taxes as well as increases in base rent associated with the opening of three flagship locations and several club expansions.

     General and administrative increased by $627,000, or 2.9% to $22.0 million in 2003, from $21.4 million in 2002. This increase is principally attributable to a $369,000 increase in liability and property insurance, as well as increases in information technology maintenance and related costs.

     Depreciation and amortization increased by $3.2 million or 10.0% to $34.9 million in 2003, from $31.7 million in 2002. This increase is attributable to:

- Increases in depreciation related to our clubs built or acquired in 2002 and 2003 amounting to $1.8 million.

- Increases in depreciation related to our 2002 and 2003 club expansions and remodels amounting to $1.6 million.

- These increases were offset by a $164,000 decrease in amortization of intangible assets. The membership lists of the eleven clubs acquired in 2000 were fully amortized during 2002 and this gave rise to a $735,000 decrease offset by $571,000 of additional amortization of clubs acquired subsequent to 2000.

     Loss on Extinguishment of Debt. The $7.8 million loss on extinguishment of debt recorded in 2003 is a result of the refinancing of our debt on April 16, 2003. In connection with this refinancing, we wrote-off $3.7 million of deferred financing costs related to extinguished debt, paid a $3.0 million call premium, and incurred $1.0 million of additional interest on the 9 3/4% old Notes representing interest incurred during the 30 day redemption notification period.

     Interest Expense. Interest expense increased $7.1 million to $23.7 million in 2003 from $16.6 million in 2002. Interest expense increased $8.8 million due to the refinancing of our Senior Notes as discussed in Financing Activities. This increase was partially offset by decreases in interest on credit line and subordinated credit line borrowings, which were completely repaid on April 16, 2003 in connection with the refinancing.

     On February 4, 2004 we received a total of $124.8 million in connection with the offering of 11.0% Senior Discount Notes (see also Liquidity and Capital Resources). Interest expense including the amortization of deferred financing costs, will increase approximately $13.0 million for the year ending December 31, 2004 when compared to the year ending December 31, 2003 due to this issuance.

     Interest Income. Interest income increased $306,000 to $444,000 in 2003 from $138,000 in 2002. This increase is due to increases in cash balances in 2003 compared to 2002.

     Provision for Corporate Income Taxes. The provision for corporate income taxes decreased $4.2 million from $9.7 million in 2002 to $5.5 million in 2003. Our effective tax rate decreased to 42.7% in 2003 from 44.8% in 2002 principally due to decreases in the effective New York State and New York City rates. With the exception of deferred tax assets of $384,000 related to certain state net operating loss carry-forwards, which have been reserved for, we expect future taxable income to be sufficient to realize the $16.8 million of net deferred tax assets.

     Accreted Dividends on Preferred Stock. Accreted dividends on the Preferred Stock decreased $559,000 to $11.0 million in 2003, from $11.5 million in 2002. Accreted dividends on Series A preferred stock increased $640,000 due to the compounding of accreted and unpaid dividends, and accreted dividends on the Series B preferred stock increased $1.1 million due to the increase in shares outstanding. These increases were offset by a $2.3 million decrease in redeemable senior preferred stock dividends. The redeemable senior preferred stock was redeemed in April 2003 and no dividends were accreted thereafter.

     In connection with the February 4, 2004 Senior Discount Note offering, all outstanding Series A and Series B preferred stock were redeemed. After giving effect to these redemptions, our capital structure no longer has outstanding preferred stock and therefore no dividends will be accreted in periods subsequent to February 2004.

  YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001

     Revenues. Revenues increased $37.8 million or 13.4%, to $319.4 million during 2002 from $281.6 million in 2001. This increase resulted from the 14 clubs opened or acquired in 2001 (approximately $17.0 million), and the 12 clubs opened or acquired in 2002

(approximately $9.1 million). In addition, revenues increased during 2002 by approximately $11.1 million or 4.1% at our mature clubs (clubs owned and operated for at least 24 months). The mature club revenue increase is attributable to a 1.6% increase in membership, a 2.2% increase in dues, and a 0.3% increase in ancillary revenues.

     Our mature club revenue increased 18.6%, 12.3% and 4.1% for the years ended December 31, 2000, 2001 and 2002, respectively. We believe the decline in mature club revenue growth had been driven primarily by the general economic climate, particularly in the New York metropolitan region, which has had an industry-wide effect. In addition, we believe that the decline in mature club revenue growth is also attributable to the increasing age of our mature clubs.

     Operating Expenses. Operating expenses increased $28.6 million, or 11.3% to $281.3 million in 2002, from $252.7 million in 2001. This increase was due to a 13.9% increase in total months of club operations to 1,479 in 2002 from 1,298 in 2001. This increase was partially offset by a $437,000 decrease in depreciation and amortization from 2001 to 2002. In accordance with SFAS 142 as of January 1, 2002 goodwill is no longer being amortized.

     Payroll and related expenses increased by $16.3 million, or 14.4% to $129.1 million in 2002, from $112.8 million in 2001. This increase was primarily attributable to the acquisition or opening of 12 clubs in 2002 and a full year of operating the 14 clubs opened or acquired in 2001. This increase was also attributable to an increase in health and workers' compensation insurance, and payroll associated with fee-for-service programs.

     Club operating increased by $10.2 million, or 11.4% to $99.1 million in 2002, from $88.9 million in 2001. This increase is primarily attributable to the acquisition or opening of 12 clubs in 2002 and the additional expenses attributable to operating the 14 clubs opened or acquired in 2001.

     General and administrative increased by $2.6 million, or 13.8% to $21.4 million in 2002, from $18.8 million in 2001. This increase is principally attributable to a $1.3 million increase in liability and property insurance, and increases attributable to expenses associated with our expansion, including the enhancement of our management communication and information systems.

     Depreciation and amortization decreased by $437,000, or 1.4% to $31.7 million in 2002, from $32.2 million in 2001. A $2.3 million and a $1.6 million increase in depreciation and amortization expenses related to clubs opened or acquired in 2001 and 2002, respectively, was offset by a $4.3 million decrease in goodwill amortization expense.

     Interest Expense. Interest expense increased $1.6 million to $16.6 million in 2002 from $14.9 million in 2001, primarily as a result of an increase in subordinated credit borrowings associated with our club base expansion.

     Interest Income. Interest income decreased $253,000 to $138,000 in 2002 from $391,000 in 2001. This decrease is due to lower interest rates earned on cash balances in 2002 as compared to 2001.

     Provision for Corporate Income Taxes. The provision for corporate income taxes increased $2.8 million from $6.9 million in 2001 to $9.7 million in 2002. Our effective tax rate decreased to 44.8% in 2002 from 47.5% in 2001. This decrease is due to a decrease in goodwill amortization which was not deductible for taxes. With the exception of deferred tax assets of $384,000 related to certain state net operating loss carry-forwards, which have been reserved for, we expect future taxable income to be sufficient to realize the $20.3 million of net deferred tax assets.

     Discontinued Operations. In the fourth quarter of 2002, we sold or closed two remote, underperforming, wholly-owned clubs. We considered these clubs remote, because they were not geographically located within the cluster of clubs their respective brands served. One club was a Boston Sports Club operating in Nashua, New Hampshire and the other was a Washington Sports Club operating in Centreville, Virginia. The Nashua club was 40 miles away from the nearest Boston Sports Club and the Centreville club was ten miles away from the nearest Washington Sports Club and thus did not benefit from any material cross-utilization by our members. The clubs were not generating operating income at the time of their closure or sale. In connection with the closure of the Centreville club we recorded club closure costs of $996 related to the write-off of fixed assets. We have accounted for these two clubs as discontinued operations and, accordingly, the results of their operations have been classified as discontinued in the Consolidated Statement of Operations, and prior periods have been reclassified in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of.

     Revenue and pre-tax losses for these discontinued clubs were $1.7 million and $894,000 in 2001, and $1.6 million and $322,000 in 2002, respectively.

     Cumulative Effect of a Change in Accounting Principle. In connection with the implementation of SFAS 142 we recorded a goodwill write-off of $1.3 million in the first quarter of 2002. A deferred tax benefit of $612,000 was recorded in connection with this goodwill write-off, resulting in a net cumulative effect of a change in accounting principle of $689,000.

     Accreted Dividends on Preferred Stock. Accreted dividends on the Preferred Stock increased $1.3 million to $11.5 million in 2002, from $10.2 million in 2001. This increase is due to the compounding of accreted dividends.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity. Historically, we have satisfied our liquidity needs through cash from operations and various borrowing arrangements. Principal liquidity needs have included the acquisition and development of new clubs, debt service requirements and other capital expenditures necessary to maintain existing clubs.

     Operating Activities. Net cash provided by operating activities for the quarter ended March 31, 2004 was $18.9 million compared to $23.6 million during the quarter ended March 31, 2003. Net cash flows from operations have decreased due to the decrease in operating income when adjusted for certain non-cash operating expenses such as depreciation and amortization and goodwill impairment. Net cash provided by operating activities for the year ended December 31, 2003 was $58.3 million compared to $50.8 million for the year ended December 31, 2002. Cash flows from operations have improved with our increase in operating income, and in addition, because of the favorable impact of management's exercise of stock options in 2003, which provided us with a current tax deduction of approximately $8.6 million.

     We normally operate with a working capital deficit because we receive dues and program and services fees either (i) during the month services are rendered, or (ii) when paid-in-full, in advance. As a result, we typically do not have significant accounts receivable. We do record deferred liabilities for revenue received in advance in connection with dues and services paid-in-full and for initiation fees paid at the time of enrollment. Initiation fees received are deferred and amortized over a 24 month period, which represents the average life of a member. We do not believe we will have to meet this working capital deficit in the foreseeable future, because as we increase the number of clubs open, we expect we will continue to have deferred revenue balances that reflect services and dues that are paid-in-full in advance at levels similar to or greater than those currently maintained. The deferred revenue balances that give rise to this working capital deficit represent cash received in advance of services performed, and do not represent liabilities that must be funded with cash.

     Investing Activities. We invested $7.5 million and $7.4 million in capital expenditures during the quarters ended March 31, 2004 and 2003, respectively. Our capital expenditures are net of landlord contributions of $762,000 for the quarter ended March 31, 2004. We estimate that for the year ending December 31, 2004, we will invest an additional $45.9 million in capital expenditures, which includes $5.2 million that management intends to invest to expand and renovate certain existing clubs, $13.9 million to continue to upgrade and enhance existing clubs and $2.0 million to enhance our management information systems. The remainder of our 2004 capital expenditures will be committed to build or acquire clubs. Forecast capital expenditures for the year ending December 31, 2004 totals $53.4 million. These expenditures will be funded by cash flow provided by operations and available cash on hand. We invested $42.7 million and $40.2 million in capital expenditures and asset acquisitions during the years ended December 31, 2003 and 2002, respectively, primarily as a result of our expansion efforts. Our capital expenditures are net of landlord contributions of $617,000 and $3.5 million respectively for the years ended December 31, 2003 and 2002.

     Financing Activities. On February 4, 2004 TSI Holdings successfully completed an offering of 11.0% Senior Discount Notes (the "Discount Notes") that will mature in February 2014. TSI Holdings received a total of $124.8 million in connection with this issuance. Fees and expenses related to this transaction totaled approximately $4.3 million. No cash interest is required to be paid prior to February 2009. The accreted value of each Discount Note will increase from the date of issuance until February 1, 2009, at a rate of 11.0% per annum compounded semi-annually such that on February 1, 2009 the accreted value will equal $213.0 million, the principal value due at maturity. Subsequent to February 1, 2009 cash interest on the Discount Notes will accrue and be payable semi-annually in arrears February 1 and August 1 of each year, commencing August 1, 2009. The Discount Notes are structurally subordinated and effectively rank junior to all indebtedness of the Company. TSI Holdings debt is not collateralized by TSI, and TSI Holdings relies on the cash flows of TSI, with restrictions contained in the Senior Note Indenture to service its debt.

     On February 6, 2004, all of TSI Holdings' outstanding Series A stock and Series B stock were redeemed for a total of $50.6 million.

     On March 12, 2004, 65,536 vested common stock options of TSI Holdings were exercised. TSI Holdings received $539,000 in cash related to these exercises.

     On March 15, 2004, the Board of Directors of TSI Holdings approved a common stock distribution of $52.50 per share to all shareholders of record on March 15, 2004. This distribution totaled $68,944 and was paid on March 17, 2004. Also, in lieu of a common stock distribution, vested common option holders were paid a total of $1.1 million recorded as payroll expense.

     On April 16, 2003 we successfully completed a refinancing of our debt. This refinancing included an offering of $255.0 million of 9 5/8% Senior Notes ("Existing Notes") that will mature April 15, 2011, and the entering into of a new $50.0 million senior secured revolving credit facility (the "Senior Credit Facility") that will expire April 15, 2008. The Existing Notes accrue interest at 9 5/8% per annum and interest is payable semiannually on April 15, and October 15. In connection with this refinancing, we wrote-off $3.7 million of deferred financing costs related to extinguished debt, paid a call premium of $3.0 million and incurred $1.0 million of interest on the 9 3/4% Notes representing the interest incurred during the 30 day redemption notification period. The uses of proceeds from the Note offering were as follows:

                                                              ($000'S)
                                                              --------
Redemption of existing 9 3/4% Senior Notes, principal and
  interest..................................................  $126,049
Call premium on existing 9 3/4% Senior Notes................     3,048
Redemption of senior preferred stock, at liquidation
  value.....................................................    66,977
Repayment of line of credit principal borrowings and
  interest..................................................     4,013
Repayment of subordinated credit principal borrowings and
  interest..................................................     9,060
Underwriting fees and other closing costs...................     9,578
Available for general corporate purposes....................    36,275
                                                              --------
Total use of funds..........................................  $255,000
                                                              ========

     As of March 31, 2004, our total consolidated debt was $387.8 million. This substantial amount of debt could have significant consequences, including:

     - Making it more difficult to satisfy our obligations;

     - Increasing our vulnerability to general adverse economic and industry conditions;

     - Limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions of new clubs and other general corporate requirements;

     - Requiring cash flow from operations for the annual payment of $24.5 million interest on our Senior Notes and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions of new clubs and general corporate requirements; and

     - Limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

     These limitations and consequences may place us at a competitive disadvantage to other less-leveraged competitors.

     Net cash provided by financing activities was $1.4 million for the quarter ended March 31, 2004 compared to net cash used in financing activities of $12.7 million for the same period in 2003.

     Net cash used in financing activities was $19.7 million for the year ended December 31, 2003 compared to net cash provided by financing activities of $10.5 million for the same period in 2002 and compared to $16.1 million for the same period in 2001.

     As of March 31, 2004, we had $126.9 million of Senior Discount Notes and $255.0 million of Senior Notes outstanding. Under the provisions of the Senior
Note Indenture, TSI may not issue additional Senior Notes without modification of the indenture with the bondholders' consent. Our line of credit with our principal bank provides for direct borrowings and letters of credit of up to $50.0 million. The line of credit carries interest at our option based upon the Eurodollar borrowing rate plus 4.0% or the bank's prime rate plus 3.0% as defined, and we are required to pay a commitment fee of 0.75% per annum on the daily unutilized amount. As of March 31, 2004, no borrowings were outstanding under this line. As of March 31, 2004 outstanding letters of credit totaled $1.7 million. As of March 31, 2004, we had approximately $48.3 million unutilized the line of credit, which matures in April 2008, and has no scheduled amortization requirements. As of March 31, 2004 we also had $52.4 million of cash and cash equivalents.

     The line of credit contains restrictive covenants including a leverage ratio and interest coverage ratio and dividend payment restrictions and is collateralized by all the assets of the Company. As of March 31, 2004 our Net Leverage Ratio, and Net Interest Coverage Ratio as defined by the terms of the line of credit agreement are 3.5 and 3.0 to 1.0, respectively. Our ability to incur additional debt is limited by the terms of the line of credit facility in that the Net Leverage Ratio, as defined, cannot exceed 4.0 to 1.0 and the Net Interest Coverage Ratio must be greater than 2.5 to 1.0. Accordingly the availability under this facility was restricted to

$37.9 million as of March 31, 2004. Our common stock is not publicly traded and therefore our ability to raise equity financing is not as readily available as it is for companies that have publicly traded common stock.

     We believe that we have or will be able to obtain, or generate sufficient funds to finance our current operating and growth plans through the end of 2008. Any material acceleration or expansion of that plan through additional greenfields or acquisitions (to the extent such acquisitions include cash payments) may require us to pursue additional sources of financing prior to the end of 2008. There can be no assurance that such financing will be available, or that it will be available on acceptable terms. The line of credit accrues interest at variable rates based on market conditions, accordingly, future increases in interest rates could have a negative impact on net income should borrowings be required.

     Notes payable were incurred upon the acquisition of various clubs and are subject to the right of offset for possible post acquisition adjustments arising out of operations of the acquired clubs. These notes bear interest at rates between 5% an 9%, and are non-collateralized. The notes are due on various dates through 2012.

CONTRACTUAL AND COMMITMENTS SUMMARY

     The aggregate long-term debt, capital lease, and operating lease obligations as of March 31, 2004 were as follows:

                                            PAYMENTS DUE BY PERIOD (IN $'000)
                                ---------------------------------------------------------
                                             LESS THAN                            AFTER
   CONTRACTUAL OBLIGATIONS        TOTAL       1 YEAR     1-3 YEARS   4-5 YEARS   5 YEARS
   -----------------------      ----------   ---------   ---------   ---------   --------
Long-Term Debt(1).............  $  386,039    $ 1,167    $  1,409     $   747    $382,716
Capital Lease
  Obligations(2)..............       1,802      1,650         152          --          --
Operating Lease
  Obligations(3)..............     629,263     51,490     103,762      98,095     375,916
                                ----------    -------    --------     -------    --------
Total Contractual Cash
  Obligations.................  $1,017,104    $54,307    $105,323     $98,842    $758,632
                                ==========    =======    ========     =======    ========

------------
Notes:

(1) The long-term debt contractual cash obligations include principal payment requirements on our 9 5/8% Senior Notes and our 11% Discount Notes. Interest on our 9 5/8% Senior Notes amounts to $24.5 million annually and our Discount Notes will accrete another $86.1 million of interest through maturity.

(2) Capital lease obligations represent principal and interest payments.

(3) Operating lease obligations include base rent only. Certain leases provide for additional rent based on increases in real estate tax indexation, utilities, and defined amounts based on the operating results of the lessee.

EQUITY TRANSACTIONS AND RESTRUCTURING

     On January 26, 2004 warrants to purchase 71,631 shares of Class A common stock were exercised.

     On February 4, 2004 TSI Inc. and its shareholders and Town Sports International Holdings, Inc., ("TSI Holdings") a newly formed company, entered into a Restructuring Agreement ("Restructuring"). In connection with this Restructuring, the holders of the TSI's Series A Preferred Stock, Series B Preferred Stock, and Class A Common stock contributed their shares of TSI to TSI Holdings for an equal amount of newly issued shares of the same form in TSI Holdings. Immediately following this exchange TSI Holdings contributed to TSI the certificates representing all of the TSI's shares contributed in the aforementioned exchange. In return TSI issued 1,000 shares of common stock to TSI Holdings, and cancelled the certificate representing TSI's Shares contributed to it by TSI Holdings. In addition as part of the

Restructuring, all holders of options to purchase Class A Common stock of TSI exchanged their options for options to purchase an equal number of shares of Class A Common stock of TSI Holdings at strike prices adjusted to reflect the Restructuring.

     On February 4, 2004 TSI Holdings successfully completed an offering of 11.0% Senior Discount Notes (the "Discount Notes") that will mature in February 2014. TSI Holdings received a total of $124.8 million in connection with this issuance. Fees and expenses related to this transaction totaled approximately $4.3 million. No cash interest is required to be paid prior to February 2009. The accreted value of each Discount Note will increase from the date of issuance until February 1, 2009, at a rate of 11.0% per annum compounded semi-annually such that on February 1, 2009 the accreted value will equal $213.0 million, the principal value due at maturity. Subsequent to February 1, 2009 cash interest on the Discount Notes will accrue and be payable semi-annually in arrears February 1 and August 1 of each year, commencing August 1, 2009. The Discount Notes are structurally subordinated and effectively rank junior to all indebtedness of the Company.

     On February 6, 2004, all of TSI Holdings' outstanding Series A stock and Series B stock were redeemed for a total of $50.6 million.

     On March 12, 2004, 65,536 vested common stock options of TSI Holdings were exercised. TSI Holdings received $539,000 in cash related to these exercises.

     On March 15, 2004, the Board of Directors of TSI Holdings approved a common stock distribution of $52.50 per share to all shareholders of record on March 15, 2004. This distribution totaled $68,944 and was paid on March 17, 2004. Also, in lieu of a common stock distribution, vested common option holders were paid a total of $1.1 million recorded as payroll expense.

LEGAL PROCEEDINGS

     On February 13, 2003 in an action styled Joseph Anaya vs. Town Sports International, Inc. et al., an individual filed suit against us in the Supreme Court, New York County, alleging that on January 14, 2003, he sustained serious bodily injury at one of our club locations. He filed an amended complaint on September 17, 2003 seeking two billion dollars in damages for personal injuries. His cause of action seeking punitive damages in the amount of two hundred and fifty million dollars was dismissed on January 26, 2004. While the Company is unable to determine the ultimate outcome of the above action it intends to contest the matter vigorously.

     We have in force fifty one million dollars of insurance to cover claims of this nature. If any such judgement exceeds the amount we are covered by insurance by $2.5 million we would be in default under the credit agreement governing TSI, Inc.'s senior secured revolving credit facility. Also, if any uninsured judgement, when aggregated with any other judgements not covered by insurance equals $5.0 million or more, the judgement would constitute an event of default under the indenture governing the notes. We anticipate that these matters will be covered by insurance.

     The Company does not believe this matter will have a material effect on its consolidated financial position, results of operations or cash flow.

EFFECT ON RECENT CHANGES IN ACCOUNTING STANDARDS

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 requires a variable interest entity, or VIE, to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities or is entitled to receive a majority of the entity's residual return or both. Interpretation No. 46 also provides criteria for determining whether an entity is a VIE subject to consolidation. Interpretation No. 46 also sets forth certain disclosures regarding interests in VIE that are deemed significant, even if consolidation is not required. In December 2003, a modification to Interpretation No. 46 was issued (Interpretation No. 46R) which delayed the effective date until no later than fiscal periods ending after March 31, 2004 and provided additional technical clarifications to implementation issues. The Company does not currently have any variable interest entities as defined in Interpretation No. 46R. The Company does not expect that the adoption of this statement will have a material impact on the consolidated financial statements.

     In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity (FAS
150), which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. As of December 31, 2003 the Company does not have financial instruments within the scope of this pronouncement.

SEPTEMBER 11, 2001 EVENTS

     The terrorist attacks of September 11, 2001 ("the September 11 events"), resulted in a tremendous loss of life and property. Secondarily, those events interrupted the operations at four of our clubs located in downtown Manhattan. Three of the affected four clubs were back on operation by October 2001, while the fourth club reopened in September 2002.

     We carry business interruption insurance to mitigate certain lost revenue and profits experienced with the September 11 events. In this regard in the third quarter of 2001 a $175,000 insurance receivable was recorded representing an estimate of costs incurred in September 2001. Such costs included rent, payroll benefits, and other club operating costs incurred during period of closure. In 2002, we collected this $175,000 receivable and received additional on-account payments of $1.0 million. In 2003, we received $2.8 million from our insurer and we entered into a final settlement agreement. These on-account and final payments were classified with fees and other revenues when received.

USE OF ESTIMATES AND CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     The most significant assumptions and estimates relate to the allocation and fair value ascribed to assets acquired in connection with the acquisition of clubs under the purchase method of accounting, the useful lives, recoverability and impairment of fixed and intangible assets, deferred income tax valuation, valuation of, and expense incurred in connection with stock options and warrants, legal contingencies and the estimated membership life.

     Our one-time member initiation fees and related direct expenses are deferred, and recognized, on a straight-line basis, in operations over an estimated membership life of 24 months. This estimated membership life has been derived from actual membership retention experienced by us. Although the average membership life approximated 24 months over each of the past several years, this estimated life could increase or decrease in future periods. Consequently, the amount of initiation fees and direct expenses deferred by us would increase or decrease in similar proportion.

     Fixed assets are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which are thirty years for building and improvements, five years for club equipment, furniture, fixtures and computer equipment, and three years for computer software. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining period of the lease. Expenditures for maintenance and repairs are charged to operations as incurred. The cost and related accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations. The costs related to developing web applications, developing HTML web pages and installing developed applications on the web servers are capitalized and classified as computer software. Web site hosting fees and maintenance costs are expensed as incurred.

     Long-lived assets, such as fixed assets, goodwill and intangible assets are reviewed for impairment when events or circumstances indicate that the carrying value may not be recoverable. Estimated undiscounted expected future cash flows are used to determine if an asset is impaired, in which case the asset's carrying value would be reduced to fair value. Actual cash flows realized could differ from those estimated and could result in asset impairments in the future.

     Effective January 1, 2002, we implemented SFAS 142. There were no changes to the estimated useful lives of amortizable intangible assets due to the SFAS 142 implementation. In connection with the SFAS 142 transition impairment test we recorded a $1.3 million write-off of goodwill. A deferred tax benefit of $612,000 was recorded as a result of this goodwill write-off, resulting in a net cumulative effect of change in accounting principle of $689,000, in the first quarter of 2002. The write-off of goodwill related to four, remote underperforming clubs. The impairment test was performed with discounted estimated future cash flows as the criteria for determining fair market value. Goodwill has been allocated to reporting units that closely reflect the regions served by our four trade names; New York Sports Club, Boston Sports Club, Washington Sports Club and Philadelphia Sports Club, with certain more remote clubs that do not benefit from a regional cluster being considered single reporting units. In 2003, the Company did not have to record a charge to earnings for an impairment of goodwill as a result of its annual review conducted during the first quarter.

     As of December 31, 2003 and March 31, 2004 our net deferred tax assets totaled $16.8 million and $18.6 million respectively. These net assets represent cumulative net "temporary differences" that will result in tax deductions in future years. The realizability of these assets greatly depends on our ability to generate sufficient future taxable income. Our pre-tax profit was $13.5 million, $20.4 million and $13.0 million, and current tax liabilities were $11.0 million, $10.3 million and $2.1 million for the years ended December 31, 2001, 2002 and 2003, respectively. Because there is currently no evidence we will not continue to be profitable, the weight of available evidence indicates we will be able to realize these net deferred tax assets. If at some time in the future the weight of available evidence does not support the realizability of a portion of, or the entire net deferred tax assets, the write-down of this asset could have a significant impact on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We do not believe that we have any significant risk related to interest rate fluctuations since we currently only carry fixed-rate debt. We invest our excess cash in highly liquid short-term investments. These investments are not held for trading or other speculative purposes. Changes in interest rates affect the investment income we earn on our cash equivalents and, therefore impact our cash flows and results of operations. If short-term interest rates were to have increased by 100 basis points during 2003, our interest income from cash equivalents would have increased by approximately $500,000. These amounts are determined by considering the impact of the hypothetical interest rates on our cash equivalents balance during 2003.

INFLATION

     Although we cannot accurately anticipate the effect of inflation on our operations, we believe that inflation has not had, and is not likely in the foreseeable future to have, a material impact on our results of operations.

SEASONALITY OF BUSINESS

     Seasonal trends have a limited effect on our overall business. Generally, we experience greater membership growth at the beginning of each year and experience an increased rate of membership attrition during the summer months. In addition, during the summer months, we experience a slight increase in operating expenses due to our outdoor pool and summer camp operations, matched by seasonal revenue recognition from seasonal pool memberships and camp revenue.

                                    BUSINESS

OUR COMPANY

     We are one of the two leading owners and operators of fitness clubs in the Northeast and Mid-Atlantic regions of the United States. As of March 31, 2004, we owned and operated 130 fitness clubs and partly owned and operated two fitness clubs. These 132 clubs collectively served approximately 365,000 members. We develop clusters of clubs to serve densely populated major metropolitan regions in which a high percentage of the population commutes to work. We service such populations by clustering clubs near the highest concentrations of our target members' areas of both employment and residence. Our target member is college-educated, typically between the ages of 21 and 50 and earns an annual income between $50,000 and $150,000.

     Our goal is to develop the premier health club network in each of the major metropolitan regions we serve. We believe that clustering clubs allows us to achieve strategic operating advantages that enhance our ability to achieve this goal. When entering new regions, we develop clusters by initially opening or acquiring clubs located in the more central urban markets of the region and then branching out from these urban centers to suburbs and ancillary communities. Capitalizing on this clustering of clubs, as of December 31, 2003, approximately 52% of our members participated in a membership plan that allows unlimited access to all of our clubs for a higher membership fee.

     We have executed this strategy successfully in the New York region through the network of fitness clubs we operate under our New York Sports Club ("NYSC") brand name. We are the largest fitness club operator in Manhattan with 36 locations and operate a total of 87 clubs under the NYSC name within a 50 mile radius of New York City. We operate 20 clubs in the Boston region and 16 clubs in the Washington, DC region under our Boston Sports Club ("BSC") and Washington Sports Club ("WSC") brand names, respectively and have begun establishing a similar cluster in the Philadelphia region with six clubs under our Philadelphia Sports Club ("PSC") brand name. In addition, we operate three clubs in Switzerland. We employ localized brand names for our clubs to create an image and atmosphere consistent with the local community and to foster recognition as a regional network of quality fitness clubs rather than a national chain.

     We sell month-to-month membership payment plans that are generally cancelable by our members at any time with 30 days notice. Effective October, 2003 we also began to sell one and two year commit memberships at a discount to the month-to-month non-commit membership plan. The one year commit membership is typically the same monthly rate, which is paid monthly as the month-to-month plan but with a discounted initiation fee, and the two year commit memberships are typically at a 10% discount to the month-to-month plan also with a discounted initiation fee. As of December 31, 2003, approximately 81% of our members had a month-to-month non-commit membership plan. We believe members prefer to have the choice to commit for a year or two at a discount to the month-to-month plan or to have the flexibility of the month-to-month non-commit plan.

     We have experienced significant growth over the past several years through a combination of (i) acquiring existing, privately owned, single and multi-club businesses, and (ii) developing and opening "greenfield" club locations (a greenfield club is a new location we have constructed). From January 1, 1999, to March 31, 2004, we acquired 21 existing clubs, opened 49 greenfield clubs, relocated five clubs, sold one club, and closed one club to increase our total clubs under operation from 69 to 132. From January 1, 2004 through March 31, 2004 we opened three new clubs and we currently plan to open or acquire seven more clubs prior to December 31, 2004. We have achieved revenue growth over the five year period ended

December 31, 2003 from $158.2 million for the year ended December 31, 1999 to $342.5 million for the year ended December 31, 2003.

                                          FOR THE YEARS ENDED DECEMBER 31,
                                ----------------------------------------------------
                                  1999       2000       2001       2002       2003
                                --------   --------   --------   --------   --------
Revenue.......................  $158,184   $223,828   $281,633   $319,427   $342,541
  Increase over prior year....                 41.5%      25.8%      13.4%       7.2%

     This growth has been driven not only by the addition of acquired and greenfield club locations, but also through mature club revenue growth, which has ranged from 1.6% to 18.6% for the five year period ended December 31, 2003 and averaged 10.5% over that period. Such growth was 1.6% for the year ended December 31, 2003. Mature club, defined as those clubs that we operated for more than 24 months, revenue growth has enabled us to increase revenue per weighted average club over the five year period ended December 31, 2003. Revenue per weighted average club (as defined in Selected Financial Data) has risen from $2.1 million for the year ended December 31, 1999 to $2.7 million for the year ended December 31, 2003. Based on our historical experience, a new club tends to achieve significant increases in revenues during its first three years of operation as it matures. Because clubs experience little incremental cost associated with such revenue increases, we realize a greater proportionate increase in profitability. This operating leverage has allowed us to achieve consistent increases in cash flows from operations over the five year period ended December 31, 2003. Cash flows from operations improved from $29.5 million in 1999 to $58.3 million for the year ended December 31, 2003. Net income improved from $49,000 in 1999 to $7.4 million for the year ended December 31, 2003.

                                         FOR THE YEARS ENDED DECEMBER 31, (IN $000'S)
                                       ------------------------------------------------
                                        1999       2000      2001      2002      2003
                                       -------   --------   -------   -------   -------
Operating income.....................  $10,988   $ 23,347   $28,956   $38,093   $43,965
  Increase over prior year...........               112.5%     24.0%     31.6%     15.4%
Net income...........................  $    49   $  4,831   $ 7,046   $10,507   $ 7,429
  Increase (decrease) over prior
     year............................             9,759.2%     45.8%     49.1%   (29.3)%
Cash flows from operations...........  $29,496   $ 40,573   $44,348   $50,805   $58,253
  Increase over prior year...........                37.6%      9.3%     14.6%     14.7%

     Over our 30-year history, we have developed and refined a model club format that allows us to cost effectively construct and efficiently operate our fitness clubs. Our urban model club ranges in size from approximately 15,000 to 25,000 square feet and averages approximately 20,000 square feet and our suburban clubs vary in size from 15,000 square feet to 75,000 square feet, with one club being 200,000 square feet. Excluding this single large club, our average suburban club is 25,000 square feet. Clubs typically have an open space to accommodate cardiovascular and strength-training exercise, as well as special purpose rooms to accommodate group fitness class instruction and other exercise programs as well as massage. Locker rooms generally include a sauna and steam room. We seek to provide a broad array of high quality exercise programs and equipment that is both popular and effective, while reinforcing the quality exercise experience we strive to make available to our members. We strive to establish at least one flagship club that has amenities such as swimming pools or racquet and basketball courts in each of our key target areas.

     We engage in detailed site analyses and selection process based upon information provided by our customized development software to identify potential target areas for additional clubs based upon population demographics, psychographics, traffic and commuting patterns, availability of sites and competitive market information. In addition to our existing 132 clubs under operation and the seven sites for which we have entered into lease commitments, we have identified approximately 70 target areas in which we may add clubs under the brand names NYSC, BSC, WSC, or PSC. Once we begin to approach saturation of these regions, we will explore expansion opportunities in other markets in the United States sharing similar demographic characteristics to those in which we currently operate.

     We possess an experienced management team, four of the top five executives of which have been working together at the Company since 1990. We believe that we have the depth, experience and motivation to manage our internal and external growth, and that we have put in place the infrastructure and systems to manage effectively our planned expansion. We believe that the presence of such infrastructure will enable us over time to leverage certain fixed cost aspects of corporate overhead to realize increased operating margins as we continue to expand our club base. This operating leverage has already helped us to increase operating income as a percent of revenue increased to 12.8% for the year ended December 31, 2003 compared to 6.9% in 1999.

                               INDUSTRY OVERVIEW

     Demographic trends have helped fuel the growth experienced by the fitness industry over the past decade. The industry has benefited from the aging of the "baby boomer" generation (ages 39 to 57) and the coming of age of their offspring, the "echo boomers" (ages eight to 26). In 2001, Americans over the age of fifty-five account for 6.9 million members, up nearly fourfold since 1993. Government-sponsored reports, such as the Surgeon General's Report on Physical Activity & Health (1996) and the Call to Action to Prevent and Decrease Overweight and Obesity (2002) have helped to increase the general awareness of the benefits of physical exercise to these demographic segments over those of prior generations. Membership penetration (defined as club members as a percentage of the total U.S. population over the age of six) has increased significantly from 7.4% in 1990 to 13.5% in 2001.

                            FITNESS CLUB REVENUES(1)
                                (IN $ BILLIONS)

                      [FITNESS CLUB REVENUES BAR GRAPHIC]

------------

(1) Industry revenues for 1991 and 1992 are not available.

                         U.S. FITNESS CLUBS MEMBERSHIP
                                 (IN MILLIONS)

                     [FITNESS CLUB MEMBERSHIP BAR GRAPHIC]

     Total U.S. fitness club industry revenues increased from $6.5 billion in 1993 to $13.1 billion in 2002, while the total number of clubs increased from 12,146 in 1991 to 20,207 in 2002. Growth in club memberships outpaced club growth during this period, increasing from 20.9 million in 1991 to 36.3 million in 2002.

           NUMBER OF U.S. HEALTH, RACQUET, & SPORTS CLUBS (IN 000'S)

                                  (BAR CHART)

     Notwithstanding these longstanding growth trends, the fitness club industry continues to be highly fragmented. Less than 10% of clubs in the United States are owned and operated by companies that own more than 25 clubs, and the two largest fitness club operators each generate less than 8% of total fitness club revenues.

     As a large operator with recognized brand names, leading regional market shares and an established operating history, we believe we are well positioned to benefit from these favorable industry dynamics.

     We believe that the growth in fitness club memberships is attributable to several factors. Americans are focused on achieving a healthier, more active and less stressful lifestyle. Of the factors members consider very important in their decision to join a fitness club, the most commonly mentioned is health, closely followed by appearance related factors including muscle tone, looking better and weight control. We believe that the increased emphasis on appearance and wellness in the media has heightened the focus on self image and fitness and will continue to do so. We also believe that fitness clubs provide a more convenient venue for exercise than outdoor activities, particularly in densely populated metropolitan areas. According to published industry reports, convenience is an important factor in choosing a fitness club.

     We believe the industry can be segregated into three tiers based upon price, service and quality: (i) an upper tier consisting of clubs with monthly membership dues averaging in excess of $95.00 per month; (ii) a middle tier consisting of clubs with monthly membership dues averaging between $45.00 and $95.00 per month; and (iii) a lower tier consisting of clubs with monthly membership dues averaging less than $45.00 per month. We compete in the middle tier in terms of pricing and because of our wide array of programs and services coupled with our commitment to customer service and our convenience to work and home we are positioned toward the upper end of this tier. Based upon the quality and service we provide to our members, we believe that we provide an attractive value to our members at the monthly membership dues we charge.

MARKETING

     Our marketing campaign, which has become a large driver of the brand, is directed by our in-house media department which is headed by the Chief Executive Officer and the newly appointed V.P. of Marketing. This team develops advertising strategies to convey each of the our regionally branded networks as the premier network of fitness clubs in that region. Our media team's goal is to achieve broad awareness of our regional brand names primarily through radio, television, newspaper, billboard, and direct mail advertising. We believe that clustering clubs creates economies in our marketing and advertising strategy that increase the efficiency and effectiveness of these campaigns.

     Advertisements generally feature creative slogans that communicate the serious approach we take toward fitness in a provocative and/or humorous tone, rather than pictures of our clubs, pricing specials or members exercising. Promotional marketing campaigns will typically feature opportunities to participate in value-added services such as personal training for a limited time at a discount to the standard rate. We will also offer reduced initiation fees to encourage enrollment. Additionally, we frequently sponsor member referral incentive programs. Such incentive programs include a free month of membership, personal training sessions, and sports equipment.

     We also engage in public relations and special events to promote our image in the local communities. We believe that these public relations efforts enhance our image and the image of our local brand names in the communities in which we operate. We also seek to build our community image through co-operative advertising campaigns with local and regional retailers.

     We maintain the following web site: www.mysportsclubs.com that provides information about club locations, program offerings, exercise class schedules and on-line promotions. Our web site provides our members a venue to give us direct feedback on all of our services and offerings. We also use our web site to promote career opportunities.

SALES

     Sales of new memberships are generally handled at the club level. We employ approximately 465 "in-club" membership consultants who are responsible for new membership sales. Each club generally has two or three full-time and one part-time membership consultants. These consultants report both to our area sales managers, who in turn report to our Vice President Sales. Membership consultants' compensation consists of a base salary plus commission. Sales commissions range from $45 to $70 per new member enrolled. We provide additional incentive-based compensation in the form of bonuses contingent upon individual, club and Company-wide enrollment goals. Membership consultants must successfully complete a three-month, in-house training program through which they learn our sales strategy. In making a sales presentation, membership consultants emphasize: (i) the proximity of our clubs to concentrated commercial and residential areas convenient to where target members live and work; (ii) for non-commit membership plans, the lack of a long-term obligation on the part of the enrollee; (iii) the price value relationship of a Town Sports membership; and (iv) access to value-added services. We believe that providing employees with opportunities for career advancement is essential to our ability to attract and retain qualified sales personnel. We also employ seven full-time corporate sales managers whose responsibility is to solicit group memberships through senior level corporate contacts.

     We believe that clustering clubs allows us to sell memberships based upon the opportunity for members to utilize multiple club locations to differing degrees. We have a streamlined membership structure to simplify the sales process. In addition, our proprietary centralized computer software ensures consistency of pricing and controls enrollment processing at the club level. We generally offer three principal types of memberships:

          The Passport Membership, priced from $45 to $92 per month, is our higher priced membership and entitles members to use any Town Sports club at any time. This membership is held by approximately 52% of our members. In addition, we have introduced a Passport Premium membership for a select club, that includes more member services, at a price greater than $100 per month.

          The Gold Membership, priced from $39 to $84 per month based on the market area of enrollment, enables members to use a specific club, or a group of specific clubs, at any time and any Town Sports club during off-peak times. This membership is held by over 47% of our members.

          The Off-peak Membership, priced from $39 to $75 per month, is the least expensive membership, and allows members to use any Town Sports club only during off-peak times. This membership is held by approximately 1% of our members.

          We also offer corporate membership plans that vary in price depending on the respective corporation's needs. The corporate membership plans are typically at a discount to that of individual membership plans.

     By clustering a group of clubs in a geographic area, the value of our memberships is enhanced by our ability to offer Passport Memberships, which allow our members to use any of our clubs at any time. We believe the popularity of the Passport Membership results from the broader privileges and greater convenience this membership plan provides through the opportunity for members to access club facilities near to both their homes and workplace. Our clustering strategy also allows us to provide access to special facilities and programs such as tennis, squash, basketball and racquetball courts, swimming pools and programs targeted at children and other groups, through flagship locations strategically located in key target areas, without offering such facilities or programs in every location.

     In joining a club, a new member signs a membership agreement which obligates the member to pay a one-time initiation fee and monthly dues on an ongoing basis. Monthly Electronic Funds Transfer "EFT" of individual membership dues averaged approximately $70 per month for the year ended December 31, 2003. During that same period, initiation fees averaged $74 for EFT members. We collect 92.8% of all monthly membership dues through EFT and EFT revenue constituted over 73% of consolidated revenue for the year ended December 31, 2003. Substantially all other membership dues are paid in advance. Based upon a study of the membership base at our clubs open over 24 months, the average length of our memberships is approximately 24 months. Our membership agreements call for monthly dues to be collected by EFT based on credit card or bank account debit authorization contained in the agreement. We believe that our EFT program of monthly dues collection provides a predictable and stable cash flow for us, eliminates the traditional accounts receivable function, and minimizes bad-debt write-offs while providing a significant competitive advantage in terms of the sales process, dues collection, and working capital management. In addition, it enables us to increase our dues in an efficient and consistent manner which we typically do annually by between 1% and 3%, in line with cost of living increases. During the first week of each month, we receive the EFT dues for that month initiated by a third party EFT processor. Discrepancies and insufficient funds incidents are researched and resolved by our in-house staff. For the year ended December 31, 2003, we experienced an average of uncollected EFT dues of 1.3%.

     Our total monthly EFT revenue has increased by $10.1 million or 88.6% from $11.4 million in December, 1999 to $21.5 million in December, 2003. While we strongly encourage monthly EFT memberships, approximately 7% of our members (often corporate group members) purchase paid-in-full memberships for a one year term.

                                       FOR THE MONTH ENDED DECEMBER 31, (IN $000'S)
                                      -----------------------------------------------
                                       1999      2000      2001      2002      2003
                                      -------   -------   -------   -------   -------
Monthly EFT revenue.................  $11,424   $15,623   $18,572   $21,410   $21,513
  Increase over prior year..........               36.8%     18.9%     15.3%      0.5%

ANCILLARY REVENUE

     Over the past five years we have expanded the level of ancillary services provided to our members. Ancillary revenue has increased by $28.7 million from $17.1 million in 1999 to $46.0 million in 2003. Increases in personal training revenue in particular have contributed to $18.9 million of the increase in ancillary revenue from 1999 to 2003. In addition the Company has added Sports Club for Kids and Group Exclusives (both additional fee for service programs) at selected clubs. Ancillary revenue as a percentage of total revenue has increased from 10.8% for the year ended December 31, 1999 to 13.4% for the year ended December 31, 2003. Personal training revenue as a percentage of sales increased from 7.7% of revenue in 1999 to 9.1% of revenue in 2003.

                             FOR THE YEARS ENDED DECEMBER 31, (IN $000'S)
                        ------------------------------------------------------
                          1999         %         2000         %         2001
                        --------   ---------   --------   ---------   --------
Total Revenue.........  $158,184     100.0%    $223,828     100.0%    $281,633
ANCILLARY REVENUE:
Private training
  revenue.............    12,149       7.7%      19,827       8.9%      25,358
Other ancillary
  revenue.............     4,905       3.1%       8,967       4.0%      12,578
                        --------     -----     --------     -----     --------
Total ancillary
  revenue.............  $ 17,054      10.8%    $ 28,794      12.9%    $ 37,936
                        ========     =====     ========     =====     ========

                             FOR THE YEARS ENDED DECEMBER 31, (IN $000'S)
                        -------------------------------------------------------
                            %         2002         %         2003         %
                        ---------   --------   ---------   --------   ---------
Total Revenue.........    100.0%    $319,427     100.0%    $342,541     100.0%
ANCILLARY REVENUE:
Private training
  revenue.............      9.0%      28,450       8.9%      31,171       9.1%
Other ancillary
  revenue.............      4.5%      14,008       4.4%      14,860       4.3%
                          -----     --------     -----     --------     -----
Total ancillary
  revenue.............     13.5%    $ 42,458      13.3%    $ 46,031      13.4%
                          =====     ========     =====     ========     =====

CLUB FORMAT AND LOCATIONS

     Our clubs are typically located in well-established, higher-income residential, commercial or mixed urban neighborhoods within major metropolitan areas which are capable of supporting the development of a cluster of clubs. Our clubs generally have relatively high "retail" visibility, and close proximity to transportation. In the New York City, Boston and Washington, DC markets, we have created clusters of clubs in urban areas and their commuter suburbs in accordance with our operating strategy of offering our target members the convenience of multiple locations close to where they live and work, reciprocal use privileges and standardized facilities and services. We have begun establishing a similar cluster in Philadelphia.

     Approximately half of the clubs we operate are urban clubs while half are suburban. Our urban clubs generally range in size from 15,000 to 25,000 square feet and average approximately 20,000 square feet. Our suburban clubs vary in size from 15,000 square feet to 75,000 square feet, with one club being 200,000 square feet. Excluding this single large club, the average suburban club is 25,000 square feet. Membership for each club generally ranges from 2,000 to 4,500 members at maturity. Although club members represent a cross-section of the population in a given geographic market, our target member is college educated, between the ages of 21 and 50 and has an annual income of between $50,000 and $150,000.

     Our facilities include state-of-the-art cardiovascular equipment, including upright and recumbent bikes, steppers, treadmills, and elliptical motion machines; strength equipment and free weights, including Cybex, Icarian, Nautilus, Free Motion, and Hammer Strength equipment; group exercise and cycling studio(s); the Sportsclub Network entertainment system; locker rooms, including shower facilities, towel service, and other amenities such as, saunas and steamrooms; babysitting, and a retail shop. Personal training services are offered at all locations and massage is offered at most clubs, each at an additional charge. At certain flagship locations, additional facilities also are offered, including swimming pools, racquet and basketball courts. Also, we have significantly expanded the availability of fee-based programming at many of our clubs, including programs targeted at children, members and non-member adult customers.

     We have completed the launch of our Xpressline strength workout. Xpressline is a trainer-supervised, eight-station total-body circuit workout designed to accommodate all fitness levels. This service is a free service provided to our members. We have also introduced FitMap, which is a visual tool that provides our members with guidance on how to use our equipment through safe progressions of difficulty.

     We have over 5,000 Sportsclub Network personal entertainment units installed in our clubs. The units are typically mounted on cardiovascular equipment and are equipped with a color screen for television viewing, a compact disk player and most models have audio cassette players. The Sportsclub Network also broadcasts our own personalized music video channel that provides us with a direct means of advertising products and services to our membership base.

CLUB SERVICES AND OPERATIONS

     We emphasize consistency and quality in all of our club operations, including:

     Management. We believe that our success is largely dependent on the selection and training of our staff and management. Our management structure is designed, therefore, to support the professional development of highly motivated managers who will execute our directives and support growth.

     Corporate departments are responsible for each area of club services, such as exercise group programs, fitness programming, personal training, facility and equipment maintenance, housekeeping and laundry. This centralization allows local general managers at each club to focus on customer service, club staffing and providing a high quality exercise experience. General managers are responsible for the day-to-day management of each club, and directly report to district managers, who liaise with senior operations management and other corporate staff ensuring consistent service at all locations.

     Personal Training. All of our fitness clubs offer one-on-one personal training, which is sold by the single session or in multi-session packages. We have implemented a comprehensive staff education curriculum which progresses from basic knowledge and practical skills to advanced concepts and training techniques. Our education program provides professional standards to ensure that our trainers provide superior service and fitness expertise to our members. There are four levels of professional competency for which different levels of compensation are paid, with mandatory requirements trainers must meet in order to achieve and maintain such status. We believe the qualifications of the personal training staff helps ensure that members receive a consistent level of quality service throughout our club base. We believe that our personal training programs provide valuable guidance to our members and a significant source of incremental revenue from value-added services. In addition, we believe that members who participate in personal training programs have a longer membership life.

     Group Fitness. Our commitment to providing a quality workout experience to our members extends to the employment of program instructors, who teach aerobics, cycling, strength conditioning, boxing, yoga, pilates and step aerobics classes, among others. Our clustering strategy enables us to staff program instructors and professional personal trainers at more than one club. As a result, we can vary a given club's instructors, while providing instructors sufficient classes to effectively and economically treat these instructors as full-time employees. All program instructors report to a centralized management structure, headed by the Vice President of Programs and Services whose department is responsible for overseeing auditions and providing in-house training to keep instructors current in the latest training techniques and program offerings. We also provide Group Exclusive offerings to our members, which are for-fee based programs that have smaller groups and provide more focused, and typically more advanced training classes. Some examples of these offerings include: Pilates, boxing camps, and cycling.

     Sports Clubs for Kids. During 2000, we began offering programs for children under the Sports Club for Kids ("SCFK") brand. As of December 2003, SCFK was operating in 15 locations throughout our NYSC, BSC, and PSC regions. In addition to extending fitness offerings to a market not previously served by us, we expect that SCFK programming will help position our suburban clubs as family clubs, which should provide us with a competitive advantage. Depending upon the facilities available at a location, Sports Clubs for Kids programming can include traditional youth offerings such as day camps, sports camps, swim lessons, hockey and soccer leagues, gymnastics, dance, martial arts and birthday parties. It also can include innovative and proprietary programming such as Kidspin Theater, a multi-media cycling experience, and non-competitive "learn-to-play" sports programs. In selected locations we also offer laser tag.

     Employee Compensation and Benefits. We provide performance-based incentives to our management. Senior management compensation, for example, is tied to our overall performance. Departmental directors, district managers and general managers have bonuses tied to financial and member retention targets for a particular club or group of clubs. We offer our employees various benefits including; health, dental, disability, insurance, pre-tax healthcare and dependent care accounts, and a 401(k) plan. We believe the availability of employee benefits provides us with a strategic advantage in attracting and retaining quality managers, program instructors and professional personal trainers and that this strategic advantage in turn translates into a more consistent and higher quality workout experience for those members who utilize such services.

PROPRIETARY CENTRALIZED INFORMATION SYSTEMS

     We are utilizing a proprietary system developed internally to track and analyze sales, leads, and membership statistics, the frequency of member workouts, multi-club utilization, value-added services and demographic profiles by member, which enables us to develop targeted direct marketing programs and to modify our broadcast and print advertising to improve consumer response. This system also assists us in evaluating staffing needs and program offerings. In addition, we rely on certain data gathered through our information systems to assist in the identification of new markets for clubs and site selection within those markets.

INFORMATION SYSTEM DEVELOPMENTS

     We recognize the value of enhancing and extending the uses of information technology in virtually every area of our business. After developing an information technology strategy to support the business strategy, we developed a comprehensive multi-year plan to replace or upgrade key systems.

     During 2001, we implemented a new time capture system that integrates with our payroll processing system. This system integrates with the new club management system to fully automate the various compensation plans for all employees. In addition, during 2002, we implemented a new budgeting and forecasting product that was expanded in 2003 for data warehousing capabilities which will enable enhanced managerial and analytical reporting. We implemented application and telephone systems to manage our internal customer service center which supports information technology, facilities, equipment and Sportsclub Network service call requests for all locations. Numerous infrastructure changes were implemented to accommodate our growth, to provide network redundancy, efficiencies in operations, and to improve management of all components of the technical architecture.

     In 2003 we implemented a new fully integrated club management system. This system incorporates contemporary browser-based technology and open architecture to allow for scalability to support our projected growth and diversification of services. This system provides enhanced or new functionality for member services, contract management, electronic billing, point of sale, scheduling resources, and reservations.

     Our website will be expanded in 2004 to incorporate e-business functionality such as sales of products, services and memberships. We have built an intranet to provide the portal for the newly implemented browser-based application. Development of intranet features to support corporate communications, human resources programs, and training is ongoing.

     In 2004, we will also implement an updated Disaster Recovery plan that will include a designated back-up and redundant data center available for disaster recovery procedures, data restoration testing, and training of personnel.

STRATEGIC PLANNING

     During 2001, the Company began a strategic planning process. That process, spearheaded by the Chairman and the Chief Executive Officer, produced a new set of Core Values, a revised Mission Statement and a set of five-year performance targets. These targets relate to improved customer experience, and therefore member retention; information technology productivity, market penetration, ancillary revenue growth, employee retention and succession planning; overall operating margin improvement and return on capital employed. In 2002, more than 40 projects were completed in support of the Plan's Strategic Initiatives and Objectives. Our Chairman and Chief Executive Officer led the strategy process, which has produced significant changes in our approach to our Brand, our Core Business Development process and our Intranet strategy. Among the results of our Brand objective was a "flattening" of our club management structure. This gives in-club management broader responsibility and reduces the span of control of district managers so that they can focus on fewer locations. Together with our IT strategies, we anticipate that such changes will reduce the administrative burden placed upon our club management staff and provide a platform for improved customer service. Our Core Business Development initiatives have improved our ability to target markets and enhanced the accuracy of our business model. Finally, our IT initiatives have resulted in an Intranet platform that now serves as the portal through which employees access many enterprise-wide software systems. It also provides information about marketing promotions, details about clubs and services, corporate directories and resources related to the administration of human resources.

     The Strategic Plan was updated in 2003 with new Strategic Initiatives in several areas. Senior Management continues to support the Strategic Planning process and believes that accomplishing our strategic objectives will cause us to attain the five-year performance targets outlined in the 2003 Plan.

INTELLECTUAL PROPERTY

     We have registered, various trademarks and service marks with the U.S. Patent and Trademark Office, including NEW YORK SPORTS CLUBS, WASHINGTON SPORTS CLUBS, BOSTON SPORTS CLUBS, PHILADELPHIA SPORTS CLUBS, TSI, and TOWN SPORTS INTERNATIONAL, INC. We continue to register other trademarks and service marks as they are created.

COMPETITION

     The fitness club industry is highly competitive and continues to become more competitive as the number of health clubs in the U.S. has increased from 12,146 in 1991 to 20,207 in 2002. While we are not aware of any dominant competitors, we compete with other fitness clubs, physical fitness and recreational facilities established by local governments and hospitals and by businesses for their employees, amenity and condominium clubs, the YMCA and similar organizations and, to a certain extent, with racquet and tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry.

     The principal methods of competition include, pricing and ease of payment, required level of members' contractual commitment; level and quality of services, training and quality of supervisory staff, size and layout of facility and convenience of location with respect to access to transportation.

     We consider our service offerings to be in the mid-range of the value/service proposition and are designed to appeal to a large portion of the population who attend fitness facilities. Competitors offering lower pricing and a lower level of service could compete effectively against our facilities if such an operator is willing to accept operating margins that are lower than ours. Furthermore, smaller and less expensive "weight loss" facilities designed to attract their target market present a competitive alternative for the de-conditioned market. The trend to larger outer-suburban family fitness centers, where there is more likely to be suitable real estate, could also compete effectively against our suburban "fitness-only" models.

                    COMPETITIVE POSITION MEASURED BY # CLUBS

       MARKET           # CLUBS                             POSITION
       ------          ----------                           --------
Boston metro               20      Leading operator
New York metro             86      Leading operator
Philadelphia metro         6       #3 operator
Washington D.C. metro      16      #2 operator, although leader in urban center
Switzerland                3       Local operator only

     We also compete with other entertainment and retail businesses for the discretionary income of our target markets. There can be no assurance that we will be able to compete effectively in the future in the markets in which we operate. Competitors, which may include companies which are larger and have greater resources than we have, may enter these markets to our detriment. These competitive conditions may limit our ability to increase dues without a material loss in membership, attract new members and attract and retain qualified personnel. Additionally, consolidation in the fitness club industry could result in increased competition among participants, particularly large multi-facility operators that are able to compete for attractive acquisition candidates, and real estate availability thereby increasing costs associated with expansion through both acquisitions, and greenfields.

     We believe that our market leadership, experience and operating efficiencies enable us to provide the consumer with a superior product in terms of convenience, quality service and affordability. We believe that there are significant barriers to entry in our urban markets, including restrictive zoning laws, lengthy permit processes and a shortage of appropriate real estate, which could discourage any large competitor from attempting to open a chain of clubs in these markets. However, such a competitor could enter these markets more easily through one or a series of acquisitions.

EMPLOYEES

     At December 31, 2003, the Company had approximately 7,200 employees, of which approximately 2,750 were employed full-time. Approximately 325 employees were corporate personnel working in the Manhattan, Boston or Washington, DC offices. We are not a party to any collective bargaining agreement with our employees. We have never experienced any significant labor shortages nor had any difficulty in obtaining adequate replacements for departing employees and consider our relations with our employees to be good. We believe that we offer employee benefits (including health, dental, disability insurance, pre-tax healthcare and dependent care accounts, and a 401(k) plan) which are superior to those generally offered by our competitors.

GOVERNMENT REGULATION

     Our operations and business practices are subject to regulation at the federal, state and, in some cases, local levels. State and local consumer protection laws and regulations govern our advertising, sales and other trade practices.

     Statutes and regulations affecting the fitness industry have been enacted in jurisdictions in which we conduct business; many others into which we may expand have adopted or likely will adopt similar legislation. Typically, these statutes and regulations prescribe certain forms and provisions of membership contracts, afford members the right to cancel the contract within a specified time period after signing, require an escrow of funds received from pre-opening sales or the posting of a bond or proof of financial responsibility, and may establish maximum prices for membership contracts and limitations on the term of contracts. In addition, we are subject to numerous other types of federal and state regulations governing the sale of memberships. These laws and regulations are subject to varying interpretations by a number of state and federal enforcement agencies and the courts. We maintain internal review procedures in order to comply with these requirements, and believe that our activities are in substantial compliance with all applicable statutes, rules and decisions.

     Under so-called state "cooling-off" statutes, a new member has the right to cancel his or her membership for a short period set by the applicable jurisdictional law) and, in such event, is entitled to a refund of any initiation fee and dues paid. In addition, our membership contracts provide that a member may cancel his or her membership at any time for medical reasons or relocation a certain distance from the nearest club. The specific procedures for cancellation in these circumstances vary due to differing jurisdictional laws. In each instance, the canceling member is entitled to a refund of prepaid amounts only. Furthermore, where permitted by law, a cancellation fee is due upon cancellation and we may offset such amount against any refunds owed.

PROPERTIES

     The following table provides information regarding our club locations:

                                                                  DATE OPENED OR MANAGEMENT
LOCATION                                   ADDRESS                         ASSUMED
-------------------------------------------------------------------------------------------
NEW YORK SPORTS CLUBS:
    1. Manhattan             151 East 86th Street                 January, 1977
    2. Manhattan             61 West 62nd Street                  July, 1983
    3. Manhattan             614 Second Avenue                    July, 1986
    4. Manhattan             151 Reade Street                     January, 1990
    5. Manhattan             1601 Broadway                        September, 1991
    6. Manhattan             50 West 34th Street                  August, 1992
    7. Manhattan             349 East 76th Street                 April, 1994
    8. Manhattan             248 West 80th Street                 May, 1994
    9. Manhattan             502 Park Avenue                      February, 1995
   10. Manhattan             117 Seventh Avenue South             March, 1995
   11. Manhattan             303 Park Avenue South                December, 1995
   12. Manhattan             30 Wall Street                       May, 1996
   13. Manhattan             1635 Third Avenue                    October, 1996
   14. Manhattan             575 Lexington Avenue                 November, 1996
   15. Manhattan             278 Eighth Avenue                    December, 1996
   16. Manhattan             200 Madison Avenue                   February, 1997
   17. Manhattan             131 East 31st Street                 February, 1997
   18. Manhattan             2162 Broadway                        November, 1997
   19. Manhattan             633 Third Avenue                     April, 1998
   20. Manhattan             1657 Broadway                        July, 1998
   21. Manhattan             217 Broadway                         March, 1999
   22. Manhattan             23 West 73rd Street                  April, 1999
   23. Manhattan             34 West 14th Street                  July, 1999
   24. Manhattan             503-511 Broadway                     July, 1999
   25. Manhattan             1372 Broadway                        October, 1999
   26. Manhattan             300 West 125th Street                May, 2000
   27. Manhattan             102 North End Avenue                 May, 2000
   28. Manhattan             14 West 44th Street                  August, 2000
   29. Manhattan             128 Eighth Avenue                    December, 2000
   30. Manhattan             2521-23 Broadway                     August, 2001
   31. Manhattan             3 Park Avenue                        August, 2001
   32. Manhattan             19 Irving Place                      November, 2001
   33. Manhattan             160 Water Street                     November, 2001
   34. Manhattan             230 West 41st Street                 November, 2001
   35. Manhattan             1221 Avenue of the Americas          January, 2002
   36. Manhattan             200 Park Avenue                      December, 2002
   37. Brooklyn, NY          110 Boerum Place                     October, 1985
   38. Brooklyn, NY          1736 Shore Parkway                   June, 1998
   39. Brooklyn, NY          179 Remsen Street                    May, 2001
   40. Brooklyn, NY          453 Fifth Avenue                     August, 2003
   41. Brooklyn, NY          7118 Third Avenue                    May, 2004
   42. Queens, NY            69-33 Austin Street                  April, 1997
   43. Queens, NY            153-67 A Cross Island Parkway        June, 1998

                                                                  DATE OPENED OR MANAGEMENT
LOCATION                                   ADDRESS                         ASSUMED
-------------------------------------------------------------------------------------------
   44. Queens, NY            2856-2861 Steinway Street            February, 2004
   45. Staten Island, NY     300 West Service Road                June, 1998
   46. Scarsdale, NY         696 White Plains Road                October, 1995
   47. Mamaroneck, NY        124 Palmer Avenue                    January, 1997
   48. White Plains, NY      1 North Broadway                     September, 1997
   49. Croton-on-Hudson, NY  420 South Riverside Drive            January, 1998
   50. Larchmont, NY         15 Madison Avenue                    December, 1998
   51. Nanuet, NY            58 Demarest Mill Road                May, 1998
   52. Great Neck, NY        15 Barstow Road                      July, 1989
   53. East Meadow, NY       625 Merrick Avenue                   January, 1999
   54. Commack, NY           6136 Jericho Turnpike                January, 1999
   55. Oceanside, NY         2909 Lincoln Avenue                  May, 1999
   56. Long Beach, NY        265 East Park Avenue                 July, 1999
   57. Garden City, NY       833 Franklin Avenue                  May, 2000
   58. Huntington, NY        350 New York Avenue                  February, 2001
   59. Syosset, NY           49 Ira Road                          March, 2001
   60. West Nyack, NY        3656 Palisades Center Drive          February, 2002
   61. Woodmere, NY          158 Irving Street                    March, 2002
   62. Baldwin Place, NY     80 East Main St.                     Opening 2004
   63. White Plains, NY      14 City Place                        Opening 2005
   64. Stamford, CT          6 Landmark Square                    December, 1997
   65. Stamford, CT          16 Commerce Road                     January, 1998
   66. Danbury, CT           38 Mill Plain Road                   January, 1998
   67. Stamford, CT          1063 Hope Street                     November, 1998
   68. Norwalk, CT           250 Westport Avenue                  March, 1999
   69. Greenwich, CT         6 Liberty Way                        May, 1999
   70. Westport, CT          427 Post Road, East                  January, 2002
   71. Greenwich, CT         67 Mason Street                      February, 2004
   72. East Brunswick, NJ    8 Cornwall Court                     January, 1990
   73. Princeton, NJ         301 North Harrison Street            May, 1997
   74. Freehold, NJ          200 Daniels Way                      April, 1998
   75. Matawan, NJ           163 Route 34                         April, 1998
   76. Old Bridge, NJ        Gaub Road and Route 516              April, 1998
   77. Marlboro, NJ          34 Route 9 North                     April, 1998
   78. Fort Lee, NJ          1355 15th Street                     June, 1998
   79. Ramsey, NJ            1100 Route 17 North                  June, 1998
   80. Mahwah, NJ            7 Leighton Place                     June, 1998
   81. Parsippany, NJ        2651 Route 10                        August, 1998
   82. Springfield, NJ       215 Morris Avenue                    August, 1998
   83. Colonia, NJ           1250 Route 27                        August, 1998
   84. Franklin Park, NJ     3911 Route 27                        August, 1998
   85. Plainsboro, NJ        10 Schalks Crossing                  August, 1998
   86. Somerset, NJ          120 Cedar Grove Lane                 August, 1998
   87. Hoboken, NJ           221 Washington Street                October, 1998
   88. West Caldwell, NJ     913 Bloomfield Avenue                April, 1999
   89. Jersey City, NJ       147 Two Harborside Financial Center  June, 2002
   90. Newark, NJ            1 Gateway Center                     October, 2002

                                                                  DATE OPENED OR MANAGEMENT
LOCATION                                   ADDRESS                         ASSUMED
-------------------------------------------------------------------------------------------
   91. Ridgewood, NJ         129 S. Broad Street                  June, 2003
   92. Westwood, NJ          35 Jefferson Avenue                  June, 2004
   93. Livingston, NJ        39 W. North Field Rd.                Opening 2004
   94. Hoboken, NJ           1225 Willow Avenue                   Opening 2005
BOSTON SPORTS CLUBS:
   95. Boston, MA            561 Boylston Street                  November, 1991
   96. Allston, MA           15 Gorham Street                     July, 1997
   97. Boston, MA            1 Bulfinch Place                     August, 1998
   98. Natick, MA            Sherwood Plaza, 124 Worcester Rd     September, 1998
   99. Weymouth, MA          553 Washington Street                May, 1999
   100. Boston, MA           201 Brookline Avenue                 June, 2000
   101. Wellesley, MA        140 Great Plain Avenue               July, 2000
   102. Andover, MA          307 Lowell Street                    July, 2000
   103. Lynnfield, MA        425 Walnut Street                    July, 2000
   104. Lexington, MA        475 Bedford Avenue                   July, 2000
   105. Franklin, MA         750 Union Street                     July, 2000
   106. Framingham, MA       1657 Worcester Street                July, 2000
   107. Danvers, MA          50 Ferncroft Road                    July, 2000
   108. Cambridge, MA        625 Massachusetts Avenue             January, 2001
   109. East Cambridge, MA   6 Museum Way                         January, 2001
   110. Boston, MA           361 Newbury Street                   November, 2001
   111. West Newton, MA      1359 Washington Street               November, 2001
   112. Boston, MA           350 Washington Street                February, 2002
   113. Waltham, MA          840 Winter Street                    November, 2002
WASHINGTON SPORTS CLUBS:
   114. Washington, D.C.     214 D Street, S.E.                   January, 1980
   115. Washington, D.C.     1835 Connecticut Avenue, N.W.        January, 1990
   116. Washington, D.C.     1990 M Street, N.W.                  February, 1993
   117. Washington, D.C.     2251 Wisconsin Avenue, N.W.          May, 1994
   118. Washington, D.C.     1211 Connecticut Avenue, N.W.        July, 2000
   119. Washington, D.C.     1345 F Street, N.W.                  August, 2002
   120. Washington, D.C.     5346 Wisconsin Ave., N.W.            February, 2002
   121. Washington, D.C.     1990 K Street, N.W.                  February, 2004
   122. Washington, D.C.     783 Seventh Street, N.W.             Opening 2004
   123. Washington, D.C.     3222 M Street, N.W.                  Opening 2004
   124. Bethesda, MD         4903 Elm Street                      May, 1994
   125. North Bethesda, MD   10400 Old Georgetown Road            June, 1998
   126. Germantown, MD       12623 Wisteria Drive                 July, 1998
   127. Silver Spring, MD    Wayne Ave                            Opening 2004
   128. Alexandria, VA       3654 King Street                     June, 1999
   129. Sterling, VA         21800 Town Center Plaza              October, 1999
   130. Fairfax, VA          11001 Lee Highway                    October, 1999
   131. West Springfield,    8430 Old Keene Mill                  September, 2000
    VA
   132. Clarendon, VA        2700 Clarendon Boulevard             November, 2001
PHILADELPHIA SPORTS CLUBS:
   133. Philadelphia, PA     220 South 5th Street                 January, 1999
   134. Philadelphia, PA     2000 Hamilton Street                 July, 1999

                                                                  DATE OPENED OR MANAGEMENT
LOCATION                                   ADDRESS                         ASSUMED
-------------------------------------------------------------------------------------------
   135. Chalfont, PA         One Highpoint Drive                  January, 2000
   136. Cherry Hill, NJ      Route 70 and Kings Highway           April, 2000
   137. Philadelphia, PA     1735 Market Street                   October, 2000
   138. Ardmore, PA          34 W. Lancaster Avenue               March, 2002
SWISS SPORTS CLUBS:
   139. Basel, Switzerland   St. Johanns-Vorstadt 41              August, 1987
   140. Zurich, Switzerland  Glarnischstrasse 35                  August, 1987
   141. Basel, Switzerland   Basel FC Soccer Stadium              August, 2001

------------

  We have also signed two leases for greenfield club development. These locations are, however, part of development projects and are subject to various conditions, including delivery of the space as specified in the lease.

     We own the 151 East 86th Street location, which houses a fitness club and a retail tenant that generated $614,000 of rental income for us during the year ended December 31, 2003. Our fitness clubs occupy leased space pursuant to long-term leases (generally 15 to 25 years, including options). In the next five years (ending December 31, 2008), only Location No. 85 above (on September 30,
2007) will expire without any renewal option.

     We lease approximately 40,000 square feet of office space in New York City, and have smaller regional offices in Fairfax, VA, East Brunswick, NJ, Old Bridge, NJ, Philadelphia, PA, Stamford, CT and Wakefield, MA, for administrative and general corporate purposes. We also lease warehouse and commercial space in Long Island City, Queens, NY and Brooklyn, NY, for storage purposes and for the operation of a centralized laundry facility for certain New York fitness clubs.

     As of March 31, 2004, 130 of the existing fitness clubs were wholly owned by us and Location No. 114 and 115 listed above were managed and partly owned by us, with our profit sharing percentages approximating 20% and 45% respectively. In addition, we provide management services at two fitness clubs in which we have no equity interest.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages and a brief account of the business experience of each person who is a director or executive officer of Town Sports.

    NAME                                     AGE                       POSITION
    ----                                     ---                       --------
    Mark Smith.............................  45    Chairman and Director
    Robert Giardina........................  46    Chief Executive Officer, Office of the President
    Alexander Alimanestianu................  45    Chief Development Officer, Office of the
                                                   President
    Richard Pyle...........................  45    Chief Financial Officer, Office of the President
    Randy Stephen..........................  46    Chief Operating Officer
    Robert S. Herbst.......................  45    Vice President and General Counsel
    Keith E. Alessi........................  49    Director
    Paul Arnold............................  57    Director
    Bruce Bruckmann........................  50    Director
    J. Rice Edmonds........................  33    Director
    Jason Fish.............................  46    Director

     Mark Smith joined us in 1985 and has served as Chief Executive Officer from 1995 to 2001 and became Chairman in January 2002. Prior to these appointments, he held the position of Executive Vice President of Development and International Operations. Mr. Smith has also served as a director since September 1995. He was appointed to the Board of the International Health, Racquet and Sportsclub Association (the club industry trade association) in 2001. Before joining us, Mr. Smith was a chartered accountant with Coopers & Lybrand in New York City, London and New Zealand, and a professional squash player.

     Robert Giardina joined us in 1981 and has served as President and Chief Operating Officer from 1992 to 2001, and became Chief Executive Officer in January 2002. With over 20 years of experience in the club industry, Mr. Giardina has expertise in virtually every aspect of facility management and club operations. In addition to operations, Mr. Giardina has primary responsibility for sales and marketing.

     Alexander Alimanestianu joined us in 1990 and became Executive Vice President, Development in 1995 and Chief Development Officer in January 2002. From 1990 to 1995, Mr. Alimanestianu served as Vice President and Senior Vice President. Before joining us, he worked as a corporate attorney for six years with one of our outside law firms. Mr. Alimanestianu has been involved in the development or acquisition of over 100 of our clubs.

     Richard Pyle, a British chartered accountant, joined us in 1987 and has been chiefly responsible for our financial matters since that time, as a Vice President in 1988, Senior Vice President and Chief Financial Officer in 1992 and Executive Vice President and Chief Financial Officer in 1995, successively. Before joining us, Mr. Pyle worked in public accounting (in the United States, Bermuda, Spain and England) specializing in the hospitality industry, and as the corporate controller for a British public company in the leisure industry.

     Randy Stephen joined us in 2002 as Chief Operating Officer. Prior to joining us and since 1987, Mr. Stephen held various positions with Circuit City Stores, including Director of Human Resources and General Manager. In 1995, he was appointed Circuit City Stores' Vice President, Corporate Operations, focusing on marketing, promotions and business process re-engineering and in 1996 he became the Northeast Division President. Prior to 1987, Mr. Stephen worked with several premier retailers including Eastern Mountain Sports, Eddie Bauer, Keeger & Sons and Britches of Georgetown.

     Robert S. Herbst joined us in November 2003 as Vice President and General Counsel. From 1984 through 1995, Mr. Herbst was an attorney in private practice in New York City. He served as Assistant General Counsel of Coty Inc. from 1999 through 2003 and as Senior Corporate Counsel of Pfizer Inc. from 1995 through 1999. Mr. Herbst has a broad background in the fitness industry, having been a competitive powerlifter and coach for more than 20 years.

     Keith E. Alessi has served as a director of Town Sports since April 1997 and is currently serving pursuant to the stockholder's agreement. Mr. Alessi is an adjunct professor of Law at Washington and Lee University School of Law. Mr. Alessi served as President, Chief Executive Officer and a director of Telespectrum Worldwide, Inc. from March 1998 to April 2000. From May 1996 to March 1998, Mr. Alessi served as Chairman, President and Chief Executive Officer of Jackson Hewitt, Inc.

     Paul Arnold has served as a director of Town Sports since April 1997 and is currently serving pursuant to the stockholder's agreement. Mr. Arnold has served as Chairman and Chief Executive Officer of Cort Business Services, Inc., a Berkshire Hathaway Company, since 2000. From 1992 to 2000, Mr. Arnold served as President, Chief Executive Officer and Director of Cort Business Services. Prior to 1992, Mr. Arnold held various positions over a 24 year period within Cort Furniture Rental, a division of Mohasco Industries. Mr. Arnold is currently a Director of Relocation Central Corp. and Penhall International, Inc.

     Bruce Bruckmann has served as a director of Town Sports since December 1996 and is currently serving as a director designated by BRS pursuant to the stockholder's agreement. Since 1994, Mr. Bruckmann has served as Managing Director of BRS. From 1983 until 1994, Mr. Bruckmann served as an officer and subsequently a Managing Director of Citicorp Venture Capital, Ltd. Mr. Bruckmann is currently a director of Penhall International, Inc., Mohawk Industries, Inc., H&E Equipment Services L.L.C. and Anvil Knitwear, Inc. and a director of several private companies.

     J. Rice Edmonds has served as a director of Town Sports since July 2002 and is currently serving as a director designated by BRS pursuant to the stockholder's agreement. Mr. Edmonds is a Principal of BRS. Prior to joining BRS in 1996, Mr. Edmonds worked in the high yield finance group of Bankers Trust. Mr. Edmonds is currently a director of H&E Equipment Services L.L.C. and several other private companies.

     Jason Fish has been a director of Town Sports since December 1996 and is currently serving as a director designated by the Farallon Entities pursuant to the stockholder's agreement. Mr. Fish is a co-founder and President of CapitalSource Inc., and a member of CapitalSource's board of directors, a position he has held since September 2000. Prior to founding CapitalSource, Mr. Fish was employed from 1990 to 2000 by Farallon Capital Management, L.L.C., serving as a managing member from 1992 to 2000. Before joining Farallon, Mr. Fish worked at Lehman Brothers Inc., where he was a Senior Vice President responsible for its financial institution investment banking coverage on the West Coast.

EXECUTIVE COMPENSATION

     The following summarizes, for the year indicated, the principal components of compensation for our Chief Executive Officer and the other four highest compensated executive officers (collectively, the "named executive officers"). The compensation set forth below fully reflects compensation paid by TSI, Inc. for work performed on our behalf.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                       COMMON
                                                                                       STOCK
                                                                     OTHER ANNUAL    UNDERLYING
                                               SALARY    BONUS (1)   COMPENSATION   OPTIONS/SARS
NAME AND PRINCIPAL POSITION           PERIOD     ($)        ($)          ($)            (#)
---------------------------           ------   -------   ---------   ------------   ------------
Mark Smith..........................   2003    434,594    511,133        --          6,000
  Chairman                             2002    426,072    429,224        --             --
                                       2001    413,662    364,597        --             --
Robert Giardina.....................   2003    412,179    406,227        --          6,000
  Chief Executive Officer,             2002    404,097    327,312        --             --
  Office of the President              2001    392,327    276,678        --             --
Richard Pyle........................   2003    306,270    251,746        --          5,000
  Chief Financial Officer,             2002    236,539    252,815        --             --
  Office of the President              2001    215,035    216,258        --             --
Alexander Alimanestianu.............   2003    306,270    251,746        --          5,000
  Chief Development Officer,           2002    236,539    252,815
  Office of the President              2001    215,035    216,258        --             --
Randy Stephen.......................   2003    225,000     95,755        --          4,000
  Chief Operating Officer,
  Senior Vice President
Deborah Smith(2)....................   2002    178,098    171,690        --             --
  Senior Vice President,               2001    172,911    145,839        --             --
  Operations

------------

(1) Includes annual bonus payments under our Annual Bonus Plan.

(2) Ms. Smith has resigned her position with the Company effective January 2003.

OPTION/SAR GRANTS DURING THE YEAR ENDED DECEMBER 31, 2003

     In 2003 common stock options with a term of ten years were granted to named executive officers as follows:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                                VALUE AT ASSUMED
                                --------------------------------------------                   ANNUAL RATES OF
                                 NUMBER OF     PERCENT OF TOTAL                                  STOCK PRICE
                                SECURITIES       OPTIONS/SARS       EXERCISE                  APPRECIATION FOR
                                UNDERLYING        GRANTED TO          BASE                      OPTIONS TERM
                                OPTION/SARS      EMPLOYEES IN        PRICE     EXPIRATION   ---------------------
             NAME               GRANTED(#)        FISCAL YEAR        ($/SH)       DATE       5% ($)      10% ($)
             ----               -----------    ----------------     --------   ----------    ------      -------
Mark Smith....................     6,000             12.9%            $144     July 2013     $43,200     $86,400
Robert Giardina...............     6,000             12.9%            $144     July 2013      43,200      86,400
Richard Pyle..................     5,000             10.8%            $144     July 2013      36,000      72,000
Alexander Alimannestianu......     5,000             10.8%            $144     July 2013      36,000      72,000
Randy Stephen.................     4,000              8.6%            $144     July 2013      28,000      57,600

AGGREGATED OPTION/SAR EXERCISES DURING THE YEAR ENDED DECEMBER 31, 2003 AND 2003 YEAR-END OPTION/SAR VALUES

     The following summarizes exercises of stock options (granted in prior years) by the named executive officers during the year ended December 31, 2003 as well as the number and value of all unexercised options held by the named executive officers as of December 31, 2003.

                                                                                                  VALUE OF UNEXERCISED
                                                                      NUMBER OF SECURITIES            IN-THE-MONEY
                                                                          OPTIONS/SARS                OPTIONS/SARS
                          SHARES                                          AT FY-END (#)             AT FY-END ($)(1)
                       ACQUIRED ON       VALUE          VALUE       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                       EXERCISE (#)   REALIZED ($)   REALIZED ($)   -------------------------   -------------------------
NAME                      COMMON         COMMON       PREFERRED              COMMON               COMMON       PREFERRED
----                   ------------   ------------   ------------   -------------------------   -----------   -----------
Mark Smith...........        --             --        $2,479,901          10,030/4,800           529,800/0            --
Robert Giardina......        --             --         1,899,575          10,029/4,800           529,740/0            --
Richard Pyle.........        --             --         1,596,961           9,828/4,000           529,680/0            --
Alexander
  Alimanestianu......        --             --         1,575,547           9,828/4,000           529,680/0            --
Randy Stephen........        --             --                --             800/3,200                  --            --
Deborah Smith........        --             --           540,653               5,750/0           338,400/0            --

------------
(1) Value realized is based upon the fair market value of the stock at the exercise date minus the exercise price. Fair market value was determined in good faith by the Board of Directors to be $61.00 per share of common stock and was based upon an independent valuation dated June 1, 2003.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. STOCK OPTION PLAN

     Our board of directors has adopted a stock option plan, which provides for the grant to some of our key employees and/or directors of stock options. The compensation committee of our board of directors administers the stock option plan. The compensation committee has broad powers under the stock option plan, including exclusive authority (except as otherwise provided in the stock option plan) to determine:

     (1) who will receive awards,

     (2) the type, size and terms of awards,

     (3) the time when awards will be granted, and

     (4) vesting criteria, if any, of the awards.

     Options awarded under the plan are exercisable into shares of our common stock. The total number of shares of common stock as to which options may be granted may not exceed 160,759 shares of common stock. Options may be granted to any of our employees, directors or consultants.

     If we undergo a reorganization, recapitalization, stock dividend or stock split or other change in shares of our common stock, the compensation committee may make adjustments to the plan in order to prevent dilution of outstanding options. The compensation committee may also cause options awarded under the plan to become immediately exercisable if we undergo specific types of changes in the control of our Company.

COMPENSATION OF DIRECTORS

     Our two independent directors receive $3,000 for attending board of director meetings in person and $1,000 when attended telephonically. When our Audit or Compensation Committees meet, our independent directors receive $1,000 when attended in person and $500 when attended telephonically on days when there is no board meeting.

     We reimburse directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of our compensation committee are Bruce Bruckmann, Paul Arnold and Mark Smith. Bruce Bruckmann and Paul Arnold are non-employee directors.

MANAGEMENT EQUITY AGREEMENTS

     We have entered into executive stock agreements with our named executive officers. Pursuant to these executive stock agreements, our named executive officers each have purchased shares of our common stock at a purchase price of $1.00 per share of common stock. In addition, our named executive officers have acquired options to purchase shares of our common stock.

     These agreements contain no minimum purchase requirements. Upon termination of the employment by the Company of those named executive officers, the Company, BRS and the Farallon Entities, have a right, but not an obligation to repurchase all of the shares of stock then held by such terminated named executive officer for fair market value. Fair market value is determined based on the price of publicly traded shares or, if the shares are not publicly traded, then on a formula based on TSI Holding's earnings over the previous four fiscal quarters. See the agreements filed as Exhibits 10.12 to 10.16 hereto for a description of the formula. The named executive officers do not have a right or obligation under the executive stock agreements to purchase additional shares of TSI Holding's.

     The table below sets out the number of shares of our common stock purchase by each of our named executive officers pursuant to their respective executive stock purchase agreement and which would be subject to repurchase by the Company at the termination of their employment, as well as the total number of shares that each named executive may be able to purchase pursuant to the options granted under the executive stock purchase agreements.


                                NUMBER OF SHARES OF COMMON    NUMBER OF SHARES OF COMMON
                                   STOCK CURRENTLY HELD      STOCK UNDERLYING THE OPTIONS
                                --------------------------   ----------------------------
Mark Smith....................            74,955                         6,000(1)
Robert Giardina...............            59,480                         6,000(1)
Richard Pyle..................            51,410                         5,000(2)
Alexander Alimanestianu.......            50,839                         5,000(2)
Randy Stephen.................                --                         4,000(3)



(1) The exercise price for 1,200 options, each to purchase one underlying share of our common stock, is $144.00 and the exercise price for 4,800 options, each to purchase one underlying share of our common stock, is $91.50.



(2) The exercise price for 1000 options, each to purchase one underlying share of our common stock, is $144.00 and the exercise price for 3000 options, each to purchase one share of underlying share of our common stock, is $91.50.



(3) The exercise price for 800 options, each to purchase one underlying share of our common stock, is $144.00 and the exercise price for 3,200 options, each to purchase one underlying share of our common stock, is $91.50.


OUR BENEFIT PLANS

     We maintain a 401(k) defined contribution plan and are subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan provides for us to make discretionary contributions; however, we elected not to make contributions for the year ended December 31, 2000. The Plan was amended, effective January 1, 2001, to provide for an employer matching contribution in an amount equal to 25% of the participant's contribution with a limit of five hundred dollars per annum. In February 2003 and 2004, employer matching contributions totaling $200,000 and $195,000, respectively, were made for the Plan years ended December 31, 2002 and 2003.

                SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth (as of March 31, 2004) certain information with respect to the beneficial ownership of the common stock and preferred stock by: (i) each person or entity who owns of record or beneficially more than 5% or more of any class of our voting securities; (ii) each named executive officer and director of TSI Holdings; and (iii) all directors and named executive officers. TSI Holdings preferred stock will be redeemed with the proceeds of this offering and the transactions. See "The Transactions."

                                                                 COMMON
                                                                 STOCK       PERCENTAGE OF
                                                              BENEFICIALLY    COMMON STOCK
NAME                                                            OWNED(1)     OUTSTANDING(1)
----                                                          ------------   --------------
BRS(2)
  126 East 56th Street, 29th Floor
  New York, New York 10022..................................     504,456          37.8%
The Farallon Entities(3)
  One Maritime Plaza, Suite 1325
  San Francisco, California 94111...........................     270,091          20.2%
The Canterbury Entities(4)
  600 Fifth Avenue, 23rd Floor
  New York, New York 10020..................................     139,437          10.4%
Executive Officers and Directors:
  Mark Smith(5).............................................      76,155           5.7%
  Robert Giardina(5)........................................      60,680           4.6%
  Richard Pyle(5)...........................................      52,410           3.9%
  Alexander Alimanestianu(5)................................      51,839           3.9%
  Randy Stephen.............................................           *           *
  Deborah Smith(5)..........................................      21,658           1.6%
  Bruce C. Bruckmann(6).....................................     517,642          38.8%
  J. Rice Edmonds(7)........................................     504,456          37.8%
  Jason Fish(8).............................................      23,000           1.7%
  Paul Arnold...............................................           *           *
  Keith Alessi..............................................           *           *
Named Executive Officers and Directors as a Group:
  11 Persons(9).............................................     788,290          59.1%

------------

  * Represents less than 1%.

 (1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 15, 2004 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

 (2) Excludes shares held individually by Mr. Bruckmann and other individuals (and affiliates and family members thereof), each of whom are employed by BRS. Bruce Bruckmann, Hal Rosser, Stephen Sherrill and Stephen Edwards, as individuals are the sole shareholders of BRSE Associates, Inc., which is the General Partner of BRS Partners, LP, which is the General Partner of Bruckmann, Rosser, Sherrill & Co., LP. All major investment and other decisions of Bruckmann, Rosser, Sherrill & Co., LP are vested in BRS Partners, LP.

 (3) Includes approximately 14,366 shares held by Farallon Capital Partners, L.P. ("FLP"), approximately 16,418 shares held by Farallon Capital Institutional Partners, L.P. ("FCIP"), approximately 8,209 shares by Farallon Capital Institutional Partners II, L.P. ("FCIPII") and approximately 2,052 shares held by R.R. Capital Partners, L.P. (collectively with FLP, FCIP, FCIPII, the "Farallon Entities"), directly hold, in aggregate, the shares listed above. As the general partner of each of the Farallon Entities, Farallon Partners, L.L.C. ("FPLLC"), may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Entities. As the managing members of FPLLC, David I. Cohen, Chun R. Ding, Joseph F. Downes, William
     F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William
     F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly may each, for purposes of Rule 13d-3 under the

     Exchange Act, be deemed to own beneficially the shares owned by the Farallon Entities. Each of FPLLC and each of its managing members disclaim any beneficial ownership of such shares. All of the above-mentioned entities disclaim group attribution.

 (4) Includes approximately 121,529 shares held by Canterbury Mezzanine Capital, L.P. ("CMC") and approximately 17,908 shares held by Canterbury Detroit Partners, L.P. ("CDP"), and together with CMC, the "Canterbury Entities"). For purposes of Rule 13d-3, Patrick N.W. Turner and Nicholas B. Dunphy, may be deemed to own beneficially all shares held by the Canterbury Entities.

 (5) Includes options to acquire common stock, options exercisable within 60 days, pursuant to the option plan. Messrs. Smith, Giardina, Pyle, and Alimanestianu each hold such options on 1,200, 1,200, 1,000, and 1,000 shares of common stock, respectively. The address for each of these named executive officers is the same as the address of our principal executive offices.

 (6) Includes 504,456 shares held by BRS, and approximately 2,276 shares held by certain other family members of Mr. Bruckmann. Mr. Bruckmann disclaims beneficial ownership of such shares held by BRS.

 (7) Includes shares held by BRS. Mr. Edmonds disclaims beneficial ownership of such shares.

 (8) Includes shares held by CapitalSource Holdings, L.L.C. Mr. Fish is a co-founder and president of CapitalSource Inc. Mr. Fish disclaims beneficial ownership of such shares.

 (9) Includes (i) shares held by BRS, which may be deemed to be owned beneficially by Messrs. Bruckmann and Edmonds, and (ii) shares held by CapitalSource, which may be deemed to be owned beneficially by Mr. Fish.

     Excluding the shares beneficially owned by BRS and CapitalSource, the directors and named executive officers as a group beneficially own 247,598 shares of common stock (which represents approximately 18.6% of the common stock on a fully diluted basis).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RESTRUCTURING AGREEMENT

     In connection with the transactions, the TSI, Inc. equityholders, TSI Holdings and TSI, Inc. entered into a restructuring agreement, whereby the TSI, Inc. equityholders contributed all their equity holdings in TSI, Inc. to TSI Holdings in exchange for equity shares of TSI Holdings on the same terms and in the same proportions as they held in TSI, Inc.

STOCKHOLDERS AGREEMENT

     In connection with the transactions and the restructuring TSI Holdings, TSI, Inc., BRS, the Farallon Entities, the Canterbury Entities, Rosewood Capital, L.P., Rosewood Capital IV, L.P., Rosewood Capital IV Associates, L.P., CapitalSource Holdings LLC, Keith Alessi, Paul Arnold, and certain stockholders of the Company listed on the Executive Signature Pages thereto, or the TSI Holdings equityholders, entered into a stockholders' agreement. Pursuant to the stockholders agreement, the TSI Holdings equityholders agreed to terminate the existing stockholders agreement between the TSI, Inc. equity holders and TSI, Inc. and to vote to fill the six positions on the Board of Directors of TSI Holdings so that, as of the date of the stockholders agreement, it consists of the following:

     - 2 members designated by BRS currently, Bruce Bruckman and J. Rice
       Edmonds;

     - 1 member designated by the Farallon Entities currently, Jason Fish;

     - Mark Smith (for so long as he is the chief executive officer of TSI Holdings); and

     - 2 members designated by holders of the Class A Common Stock of TSI Holdings currently, Keith E. Alessi and Paul Arnold.

     Pursuant to the stockholder's agreement, BRS will have the right to designate 2 directors for as long as it holds approximately 4% of the common stock of TSI Holdings and the Farallon Entities will have the right to designate 1 director as long as it holds approximately 2% of the common stock of TSI Holdings.

     Each party to the stockholders agreement has the right, subject to certain exceptions, to purchase its pro rata portion of any shares of stock that TSI Holdings issues in the future. Furthermore, the stockholders agreement provides that TSI Holdings will have a right of first refusal to purchase all or a part of any shares of stock proposed to be transferred by any certain stockholder. To the extent Holdings does not exercise this right, BRS and the Farallon Entities would have the right to purchase such shares. If BRS proposes to transfer any shares of stock, the other stockholders could elect to participate in such transfer on a pro rata basis. Finally, in the event of a sale by BRS of its interest of TSI Holdings to an unaffiliated third party, each stockholder will be obligated to sell their shares in connection with such transaction.

REGISTRATION RIGHTS AGREEMENT

     In connection with the transactions and the restructuring agreement, TSI Holdings, TSI, Inc. and the TSI Holdings equityholders, agreed to terminate the existing registration rights agreements among the TSI, Inc. equityholders and TSI, Inc. and entered into a new registration rights agreement. Pursuant to the terms of the registration rights agreement, BRS, the Farallon Entities and the Canterbury Entities have the right to require TSI Holdings, at its expense and subject to certain limitations, to register under the Securities Act all or part of the shares of common stock (the "Registrable Securities") held by them. BRS is entitled to demand up to three long-form registrations at any time and unlimited short-form registrations. Farallon is entitled to demand one long-form registration (but only one year after we have consummated an initial registered public offering of our common stock) and up to three short-form registrations. The Canterbury Entities are entitled to demand up to two short-form registrations. CapitalSource is entitled to demand one short-form registration.

     All holders of Registrable Securities are entitled to an unlimited number of "piggyback" registrations, with TSI Holdings paying all expenses of the offering, whenever TSI Holdings propose to register its common stock under the Securities Act. Each such holder is subject to certain pro rata limitations on its ability to participate in such a "piggyback" registration. In addition, pursuant to the registration rights agreement, TSI Holdings have agreed to indemnify all holders of registrable securities against certain liabilities, including certain liabilities under the Securities Act.

PROFESSIONAL SERVICES AGREEMENT

     In connection with our recapitalization in 1996, Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS Co."), an affiliate of BRS, and TSI, Inc. entered into a Professional Services Agreement, whereby BRS Co. agreed to provide us certain strategic and financial consulting services. In exchange for such services, BRS Co. receives an annual fee of $250,000 per calendar year while it owns, directly or indirectly, at least 20.0% of TSI Inc.'s outstanding common stock. Following this offering BRS Co. will continue to receive the annual fee.

                          DESCRIPTION OF INDEBTEDNESS

SENIOR SECURED REVOLVING CREDIT FACILITY

     Our senior secured revolving credit facility, with TSI, Inc., as borrower, Deutsche Bank Trust Company Americas, as administrative agent, Deutsche Bank Securities Inc., as joint lead arranger and BNP Paribas Securities Corp., as joint lead arranger and syndication agent, is a five-year facility, providing for borrowings of up to $50.0 million (containing a sublimit of $15.0 million available for the issuance of letters of credit). The facility matures on April 16, 2008.

     Permanent reductions to the commitment are required in an amount equal to
(a) 100.0% of the net cash proceeds of all asset sales and dispositions by TSI Holdings and TSI, Inc. and its subsidiaries, subject to certain exceptions and reinvestment rights, (b) 100.0% of the net cash proceeds of issuances of certain debt obligations by TSI Holdings and TSI, Inc. and its subsidiaries, subject to certain exceptions, and (c) 100.0% of certain insurance proceeds received by TSI Holdings and TSI, Inc. and its subsidiaries, subject to certain exceptions and reinvestment rights.

     Voluntary prepayments and commitment reductions are permitted in whole or in part, subject to minimum prepayment or reduction requirements, provided that voluntary prepayments of eurodollar loans on a date other than the last day of the relevant interest period are subject to the payment of customary breakage costs, if any. Such voluntary prepayments and commitment reductions may be made without premium or penalty.

     All of our obligations under the senior secured revolving credit facility are unconditionally guaranteed by each of TSI Holdings' and TSI, Inc.'s existing and each subsequently acquired or organized domestic subsidiaries. The senior secured revolving credit facility and the related guarantees are secured by the capital stock of TSI, Inc. and by substantially all of the present and future assets of TSI, Inc. and all present and future assets of each guarantor, including but not limited to (i) a first-priority pledge of all of the outstanding capital stock owned by TSI, Inc. and each guarantor (limited to 65% of the voting stock of TSI, Inc.'s first tier foreign subsidiaries) and (ii) perfected first-priority security interests in all of TSI, Inc.'s present and future tangible and intangible assets and the present and future tangible and intangible assets of each guarantor (in each case, other than certain equipment assets subject to capitalized lease obligations). Guarantees from foreign subsidiaries and security in respect thereof may be required in certain circumstances.

     Loans under the senior secured revolving credit facility, at TSI, Inc.'s option, bear interest at either the base rate or a floating rate equal to the reserve adjusted London inter-bank offered rate ("LIBOR"), in each case plus a margin. Overdue principal and, to the extent permitted by law, overdue interest does, in each case bear interest at the greater of (x) the rate which is 2% in excess of the rate otherwise applicable to base rate loans and (y) the rate which is 2% in excess of the rate then borne by such loans. Interest on all loans under the senior secured revolving credit facility is payable (x) in the case of base rate loans, quarterly and (y) in the case of LIBOR loans, on the last day of the interest period applicable thereto and every three months in the case of interest periods in excess of three months and, in each case, at the time of repayment of any such loans and at maturity. In addition to paying interest on any outstanding principal amount under the senior secured revolving credit facility, we are required to pay an unused revolving credit facility fee to the senior lenders equal to 0.75% per annum on the unused daily balance of the revolving credit commitment, commencing on the execution and delivery of the senior secured revolving credit facility and payable quarterly in arrears, based upon the actual number of days elapsed in a 360 day year. For each letter of credit we issue, we will be required to pay (i) a per annum fee equal to the margin over the LIBOR rate from time to time in effect, (ii) a fronting fee equal to 1/4 of 1% on the aggregate outstanding stated amounts of such letters of credit, plus (iii) customary administrative charges.

     The credit agreement documentation contains certain customary representations and warranties by TSI, Inc. It also contains affirmative covenants requiring TSI Holdings and TSI, Inc. to provide the lenders with monthly, quarterly and annual financial statements and other periodic reports concerning the legal and financial situation of TSI Holdings and TSI, Inc. In addition, the credit agreement documentation contains customary covenants restricting TSI, Inc.'s ability to, among others (i) declare dividends or redeem or repurchase capital stock, (ii) prepay, redeem or purchase other debt, (iii) incur liens, (iv) make loans and investments, (v) incur additional indebtedness,
(vi) amend or otherwise alter debt and other material agreements, (vii) make capital expenditures, (viii) engage in mergers, acquisitions and asset sales,
(ix) transact with affiliates, and (x) alter the business we conduct. Such covenants as the restriction on TSI, Inc's ability to declare dividends, make loans and investments and enter into transactions with affiliates, prevent TSI, Inc. from providing TSI Holdings funds necessary for TSI Holdings to be able to redeem the Notes. See "Risk Factors -- Risks Related to the Notes." TSI, Inc. is also required to comply with specified financial covenants that require TSI, Inc. to maintain certain ratios, including (i) ratio of EBITDA (as defined in the credit agreement) to interest expense; (ii) ratio of indebtedness to EBITDA (as defined in the credit agreement); and (iii) ratio of senior secured indebtedness to EBITDA (as defined in the credit agreement).

     Events of default under the credit agreement documentation include, but are not limited to, (i) TSI, Inc.'s failure to pay principal or interest when due,
(ii) TSI, Inc.'s material breach of any representations or warranty, (iii) covenant defaults by TSI, Inc., (iv) events of bankruptcy by TSI, Inc., (v) cross default to certain other agreements by TSI, Inc., (vi) unsatisfied final judgments over a certain threshold agreement by TSI, Inc., (vii) failure of certain employee benefit plans of TSI, Inc. to meet legal requirements, (viii) failure by the related security agreement to grant the lenders the requisite security interest in TSI, Inc.'s and it subsidiaries' assets, (ix) defect in the guarantee granted by the subsidiaries of TSI, Inc., and (x) a change of control of TSI, Inc. Certain of these events of default apply to TSI Holdings, including
(i) TSI Holdings' material breach of representations and warranties it makes in any agreements in connection with the credit and security agreement, and (ii) a change of control of TSI Holdings. TSI, Inc. is obligated to pay the senior lenders certain syndication and administration fees, reimburse certain expenses and provide certain indemnities to the senior lenders, the administrative agent and the arranger, in each case which are customary for credit facilities of this type.

     In connection with the transactions, TSI Holdings entered into a guaranty agreement, a pledge agreement and a security agreement with the lenders of TSI, Inc.'s senior secured revolving credit facility.

     Pursuant to the guaranty agreement, TSI Holdings guarantees all of TSI, Inc.'s obligations in connection with the TSI, Inc. senior secured revolving credit facility. The guaranty agreement contains customary representations and warranties. The guaranty agreement also contains covenants by TSI Holdings including a restriction on TSI Holdings and its subsidiaries to make any payment to redeem, repurchase or acquire any Notes or to amend or modify the indenture governing the Notes. TSI Holdings would have to obtain the consent of the lenders of the senior secured revolving credit facility in order to redeem, repurchase or acquire any of the Notes or to effect an amendment or modification to the indenture governing the Notes. A breach by TSI Holdings of constitutes an event of default, and would provide the lenders of the senior secured revolving credit facility an option to accelerate payment on all outstanding obligations under the senior secured revolving credit facility.

     Pursuant to the pledge agreement, TSI Holdings pledged all securities that it owns, including all outstanding shares of TSI, Inc. to the lenders of TSI, Inc.'s senior secured revolving credit facility as collateral for TSI, Inc.'s obligations. Pursuant to the security agreement, TSI Holdings pledges all of its assets to the lenders of TSI, Inc.'s senior secured revolving credit facility as collateral for TSI, Inc.'s obligations. In the case of an event of default, the lenders of TSI, Inc's senior secured revolving credit facility will become beneficial holders of all outstanding shares of TSI, Inc. as well as all of the assets of TSI Holdings. Events of default include any event that would constitute an event of default under the credit agreement and governing the senior secured revolving credit facility.

9 5/8% SENIOR NOTES DUE 2011

     TSI, Inc. issued $255 million principal amount of 9 5/8% Senior Notes due 2011 pursuant to an indenture dated as of April 16, 2003 by and among TSI, Inc., the guarantors party thereto and The Bank of New York. Interest is payable semiannually on April 15 and October 15. The 9 5/8% Senior Notes are redeemable at any time on or after April 15, 2007 at the redemption prices set forth in the 9 5/8% Senior Notes plus accrued and unpaid interest to the date of redemption. If a change of control of TSI, Inc. occurs, it is required, subject to certain conditions, to give holders of the 9 5/8% Senior Notes the opportunity to sell the notes to us at 101% of their face amount plus accrued and unpaid interest.

                              DESCRIPTION OF NOTES

GENERAL

     The Old Notes have been issued and the New Notes will be issued under an indenture (the "Indenture"), dated as of February 4, 2004, between us and The Bank of New York, as Trustee. The following summary of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture (a copy of the form of which may be obtained from us), including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of most of the capitalized terms used in the following summary are set forth below under "-- Certain Definitions."

     The Notes are our unsecured obligations, ranking equal in right of payment to all of our unsubordinated debt.

     The Notes are issued in fully registered form only, without coupons, in denominations of $1,000 principal amount at maturity and integral multiples thereof. The Old Notes had an initial accreted value of $585.95 per $1,000 principal amount at maturity of the Notes. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. We may change any Paying Agent and Registrar without notice to holders of the Notes. We will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At our option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Old Notes that remain outstanding after the completion of the exchange offer, together with the New Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are unlimited in aggregate principal amount, with $213.0 million aggregate principal amount at maturity to be issued in this offering and will mature on February 1, 2014. Additional Notes may be issued from time to time subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

     No cash interest will accrue on the Notes prior to February 1, 2009, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. The accreted value of each Note will increase from the date of issuance until February 1, 2009 at a rate of 11% per annum compounded semi-annually, reflecting the accrual of non-cash interest, such that on February 1, 2009 the accreted value will equal the principal amount at maturity. See the definition of "Accreted Value" in "Description of New Notes -- Certain Definitions" for an explanation on how the accreted value of the Notes will change over time. See "Material United States Federal Tax Consequences" for a discussion regarding the taxation of such original issue discount. Cash interest will accrue on the Notes at 11% per annum from February 1, 2009, or from the most recent date to which interest has been paid, and will be payable semiannually on February 1 and August 1 of each year, commencing August 1, 2009, to the holders of record at the close of business on January 15 and July 15 immediately preceding the applicable interest payment date.

     The Notes are not entitled to the benefit of any mandatory sinking fund.

HOLDING COMPANY STRUCTURE

     The Company is a holding company and does not have any material assets or operations other than ownership of TSI. All of its operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders

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

(if any) of such Subsidiaries generally have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Company's creditors, including holders of the Notes. The Notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries including TSI. As of March 31, 2004, the Company and its subsidiaries had Indebtedness of approximately $387.8 million outstanding, and our Subsidiaries had Indebtedness and other liabilities of approximately $260.9 million outstanding including, in both instances, no borrowings outstanding under the senior credit facility. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "Risk Factors".

REDEMPTION

     Optional Redemption. The Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on and after February 1, 2009, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount at maturity thereof) if redeemed during the twelve-month period commencing on February 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

YEAR                                                          PERCENTAGE
----                                                          ----------
2009........................................................   105.500%
2010........................................................   103.667%
2011........................................................   101.833%
2012 and thereafter.........................................   100.000%

     Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to February 1, 2007, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the Notes issued under the Indenture, in each case at a redemption price equal to 111% of the Accreted Value thereof at the redemption date; provided that:

          (1) at least 65% of the aggregate principal amount at maturity of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

          (2) the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

     As used in the preceding paragraph, "Equity Offering" means a public or private offering of Qualified Capital Stock of the Company (other than to a Subsidiary of the Company) that generates gross proceeds to the Company of at least $15.0 million.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however:

          (1) that no Notes of a principal amount at maturity of $1,000 or less shall be redeemed in part; and

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

          (2) that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date Accreted Value will cease to accrete and interest will cease to accrue, in each case to the extent applicable, on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder has the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest to the date of purchase.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The Credit Agreement contains, and any future other agreements relating to other indebtedness to which we become, or one of our Subsidiaries becomes, a party may contain restrictions or prohibitions on the Company's ability to repurchase Notes or may provide that an occurrence of a Change of Control constitutes an event of default under, or otherwise requires payments of amounts borrowed under, those agreements. If a Change of Control occurs at a time when the Company is prohibited from repurchasing the Notes, we could seek the consent of our then existing lenders or the lenders of TSI to the repurchase of the Notes or could attempt to refinance the indebtedness containing such prohibitions. If the Company does not obtain such consent or repay the indebtedness, it would remain prohibited from repurchasing the Notes. In that case, failure to repurchase tendered Notes would constitute an Event of Default under the Indenture and may constitute a default under the terms of other indebtedness that we may enter into from time to time. In the event the Company is required to purchase outstanding

Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet our purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof. For a definition of "Change of Control" under the Indenture see "Description of New Notes -- Certain Definitions."

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, (i) the Company may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.00 to 1.00 and (ii) any of TSI and its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, TSI's Consolidated Fixed Charge Coverage Ratio is greater than 2.00 to 1.00.

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in the Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock,

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

          (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock,

          (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to:

             (a)  any scheduled maturity,

             (b)  any scheduled or mandatory repayment or

             (c) any scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes; or

          (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses(1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto:

          (1) a Default or an Event of Default shall have occurred and be continuing; or

          (2) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Limitation on Incurrence of Additional Indebtedness"; or

          (3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to April 16, 2003 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company (or if prior to the Issue Date, by the Board of Directors of TSI)) shall exceed the sum of, without duplication:

             (a) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the end of the fiscal quarter immediately prior to April 16, 2003 (determined as if the Company owned TSI for all periods prior to the Issue Date) and on or prior to the end of the most recently ended fiscal quarter for which internal financial statements are available as of the date the Restricted Payment occurs (treating such period as a single accounting period), plus

             (b) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to April 16, 2003 and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock of the Company (or if prior to the Issue Date, Qualified Capital Stock of TSI), plus

             (c) without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to April 16, 2003 (or if prior to the Issue Date, received by TSI from a holder of TSI's Capital Stock) and on or prior to the date the Restricted Payment occurs, plus

             (d)  without duplication, an amount equal to the sum of

                  (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets by any Unrestricted Subsidiary to the Company or any Restricted Subsidiary or the receipt of proceeds by the Company or any Restricted Subsidiary from the sale or other disposition of any portion of the Capital Stock of any Unrestricted Subsidiary, in each case occurring subsequent to April 16, 2003 and

                  (y) the consolidated net Investments on the date of Revocation made by the Company or any of its Restricted Subsidiaries in any Subsidiary of the Company that has been designated an Unrestricted Subsidiary after April 16, 2003 upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "-- Limitation on Designations of Unrestricted Subsidiaries."

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1) the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the mailing of such irrevocable redemption notice if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration or the date of mailing of such notice;

          (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either

             (a) solely in exchange for shares of Qualified Capital Stock of the Company or

             (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

          (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either

             (a) solely in exchange for shares of Qualified Capital Stock of the Company, or

             (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of

                (x)  shares of Qualified Capital Stock of the Company or

                (y)  Refinancing Indebtedness;

          (4) if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Capital Stock of the Company or options or warrants to purchase Capital Stock of the Company, stock appreciation rights or any similar equity interest in the Company from consultants, directors, officers and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability, retirement or termination of employment of such consultants, directors, officers or employees in an aggregate amount not to exceed $750,000 in any calendar year plus the amount of any proceeds received under key-man life insurance policies that are used to make such payments;

          (5) if no Default shall have occurred and be continuing, the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company that is subordinate or junior in right of payment to the Notes in connection with an asset sale net proceeds amount offer or change of control offer after complying with the covenants set forth under "-- Limitation on Asset Sales" and "-- Change of Control";

          (6) if no Default or Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount not to exceed $10.0 million; and

          (7) any payments made in furtherance of the Transactions with the net proceeds received by the Company from the sale of the Notes on the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to April 16, 2003 in accordance with clause (3) of the second preceding paragraph, amounts expended

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

pursuant to clauses (1) , (2)(b), (3)(b)(x), (4) and (6) of the immediately preceding paragraph shall be included in such calculation.

     Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company);

          (2) at least 75% of the consideration received by the Company or its Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition; provided, however, that the amount of:

             (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee in such Asset Sale and from which the Company or such Restricted Subsidiary is released and

             (b) any notes, securities or other obligations received by the Company or by any such Restricted Subsidiary from such transferee that are immediately converted by the Company or by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), shall be deemed to be cash for the purposes of this provision;

          (3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

             (a) to pay (i) Indebtedness under the Credit Agreement (and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding permanent reduction in the availability under such revolving credit facility) or other Indebtedness ranking pari passu with the Notes; provided, however, that if the Company repays such other pari passu Indebtedness it must make an equal and ratable offer to all holders of Notes as provided in the following paragraph, or (ii) in the case of an Asset Sale by a Restricted Subsidiary, Indebtedness of such Restricted Subsidiary,

             (b) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets") or

             (c) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

     On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date not

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

less than 45 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, the maximum Accreted Value of Notes and principal amount of other Indebtedness of the Company that ranks pari passu in right of payment with the Notes (to the extent required by the instrument governing such other Indebtedness), that may be purchased out of the Net Proceeds Offer Amount; provided, however, notwithstanding the foregoing, in the case of an Asset Sale by a Restricted Subsidiary of the Company, the Company shall not be required to make a Net Proceeds Offer to the extent such Restricted Subsidiary is not permitted pursuant to its outstanding Indebtedness to make a Restricted Payment to the Company. Any Notes and other Indebtedness to be purchased pursuant to a Net Proceeds Offer shall be purchased pro rata based on the aggregate principal amount of Notes and such other Indebtedness outstanding and all Notes shall be purchased at an offer price in cash in an amount equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest to the date of purchase.

     The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, not just the amount in excess of $10.0 million, shall be applied as required pursuant to the preceding paragraph).

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Notwithstanding the four immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent:

          (1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

          (2) such Asset Sale is for fair market value;

provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the four preceding paragraphs.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 principal amount at maturity in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

          (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary,

in each case except for such encumbrances or restrictions existing under or by reason of:

             (a) applicable law;

             (b) the Indenture, the Notes, the Existing TSI Indenture as in effect on the Issue Date and the Existing TSI Notes and the guarantees thereof;

             (c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

             (d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (including, but not limited to, such Person's direct and indirect Subsidiaries);

             (e) agreements existing on the Issue Date (other than the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date;

             (f) the Credit Agreement or an agreement governing any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the Indenture; provided that either (y) with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect than the provisions contained in the Credit Agreement as in effect on the Issue Date or (z) any encumbrance or restriction contained in such other Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends or the making of loans or advances in an amount sufficient, as determined by our Board of Directors in its reasonable and good faith judgment (including the use of reasonable projections of future operating performance), to make scheduled payments of cash interest on the Notes;

             (g) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

             (h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

             (i) customary provisions in joint venture agreements and other similar agreements in each case relating solely to the respective joint venture or similar entity or to the equity interest therein;

             (j) customary provisions imposed by agreements governing Indebtedness of a Foreign Restricted Subsidiary permitted to be incurred under the Indenture to the extent that such encumbrance or restriction relates solely to the respective Foreign Restricted Subsidiary; and

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             (k) an agreement governing Indebtedness incurred to Refinance the
        Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b) and (d) through (g) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b) and (d) through (g) above.

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation of Guarantees by Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company (other than Indebtedness represented by any guarantees (including through the pledge of intercompany notes or otherwise) of Indebtedness under the Credit Agreement and the Existing TSI Notes), unless, in any such case (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a Guarantee and (b) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes. This covenant shall not apply to guarantees by Restricted Subsidiaries of Indebtedness of Restricted Subsidiaries.

     Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon: (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that
(a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

     Limitation on Liens. The Company will not, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens upon any property or assets of the Company (excluding property, assets and Capital Stock of Restricted Subsidiaries to secure Indebtedness of Restricted Subsidiaries) whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

          (1) in the case of Liens securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

          (2) in all other cases, the Notes are secured on an equal and ratable basis, except for

             (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

             (b) (x) Liens securing Indebtedness permitted by clauses (2) and
        (15) of the definition of Permitted Indebtedness and (y) Liens securing Indebtedness permitted by the covenant described under "-- Limitation on Additional Indebtedness" (other than
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        Indebtedness permitted by clauses (2) and (15) of the definition of
        Permitted Indebtedness); provided that such Indebtedness and all other Indebtedness secured by Liens permitted by this clause (y) shall, at the time such Indebtedness is incurred and after giving effect to such incurrence, not exceed an aggregate principal amount equal to the difference between (i) 1.25 times Consolidated EBITDA of the Company for the most recently ended four fiscal quarters for which internal financial statements are available and (ii) the amount of Indebtedness then outstanding under clauses (2) and (15) of the definition of Permitted Indebtedness;

             (c) Liens securing the Notes;

             (d) Liens of the Company on assets of any Restricted Subsidiary of the Company;

             (e) Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens

                (x) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens, in each case in any material respect, than the Liens in respect of the Indebtedness being Refinanced; and

                (y) do not extend to or cover any property or assets of the Company not securing the Indebtedness so Refinanced,

             (f) Liens in favor of the Company; and

             (g) Permitted Liens.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1) either:

             (a) the Company will be the surviving or continuing corporation or

             (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of properties and assets of the Company and of its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity")

                (x) will be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and

                (y) will expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

          (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be,
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     shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to clause (i) of the covenant described under "-- Limitation on Incurrence of Additional Indebtedness";

          (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied:

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such.

     Limitations on Transactions with Affiliates.

          (1) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

             (a) Affiliate Transactions permitted under paragraph (2) below and

             (b) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

     All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.5 million will be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, will, prior to the consummation thereof, obtain an opinion from an Independent Financial Advisor stating that such transaction or series of related transactions are fair to the Company or to the relevant Restricted Subsidiary, as the case may be, from a financial point of view.

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          (2) The restrictions set forth in clause (1) shall not apply to:

             (a) reasonable fees and compensation paid to and indemnity provided on behalf of, our officers, directors, employees or consultants or those of any Restricted Subsidiary as determined in good faith by the Company's Board of Directors or senior management,

             (b) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the Indenture,

             (c) Restricted Payments and Permitted Investments permitted by the Indenture and

             (d) management or advisory fees to BRS Group or its affiliates in accordance with the terms of the Management Agreement as in effect on the Issue Date or as the same may be modified or amended; provided, however, that such modification or amendment cannot provide for the annual payment of such fees in an amount in excess of 1.5% of Consolidated EBITDA for the immediately preceding fiscal year.

     Reports to Holders. Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the holders of Notes, with a copy to the Trustee:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

          (2) the information that would be required to be included in all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

     In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Limitation on Designations of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company that owns Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and
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

          (2) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of:

             (a) the fair market value of the Capital Stock of such Subsidiary owned by the Company and its Restricted Subsidiaries on such date and

             (b) the aggregate amount of other Investments of the Company and its Restricted Subsidiaries in such Subsidiary on such date; and

          (3) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under -- Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time:

          (1) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness); or

          (2) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

     The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

          (1) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by Board Resolutions of the Company certifying compliance with the foregoing provisions.

     Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (1) the failure to pay interest on any Note when the same becomes due and payable and the default continues for a period of 30 days;

          (2) the failure to pay the principal of any Note, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase;
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

          (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has passed), aggregates $5.0 million or more at any time;

          (5) one or more judgments in an aggregate amount in excess of $5.0 million (to the extent not covered by insurance) shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; or

          (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

     If an Event of Default (other than an Event of Default specified in clause
(6) above relating to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of outstanding Notes may declare the Accreted Value of and accrued and unpaid interest, if any, on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above relating to the Company occurs and is continuing, then all unpaid Accreted Value of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount at maturity of the Notes may rescind and cancel such declaration and its consequences:

          (1) if the rescission would not conflict with any judgment or decree;

          (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel stating that such Event of Default has been cured or waived.
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     No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount at maturity of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding Notes shall have made written request, and offered indemnity reasonably satisfactory to the Trustee, to the Trustee to institute such proceeding as the Trustee, and the Trustee shall have not have received from the Holders of a majority in aggregate principal amount of such outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of such a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors (if any) discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

          (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

          (2) the Company's obligations with respect to the Notes concerning

             - issuing temporary Notes,

             - registration of Notes,

             - mutilated, destroyed, lost or stolen Notes and

             - the maintenance of an office or agency for payments;

          (3) the rights, powers, trust, duties and immunities of the Trustee and our obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indenture.

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     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

          (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

             (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or

             (b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

     in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

          (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

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          (7) the Company shall have delivered to the Trustee an officers'
     certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

          (8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

          (9) certain other customary conditions precedent are satisfied.

     Notwithstanding the foregoing, the opinion of counsel required by clauses
(2)(a) and (3) above need not be delivered if all the Notes not theretofore delivered to the Trustee for cancellation:

          (1) have become due and payable;

          (2) will become due and payable on the maturity date within one year;
     or

          (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all Notes then outstanding when:

          (1) either

             (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

             (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will be due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2) the Company has paid all other sums payable by the Company under the Indenture; and

          (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or

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inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

          (1) reduce the amount of Notes whose Holders must consent to an amendment;

          (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

          (3) reduce the principal or Accreted Value of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

          (4) make any Notes payable in money other than that stated in the Notes;

          (5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount at maturity of Notes to waive Defaults or Events of Default;

          (6) after the Company's obligation to purchase Notes arises under the Indenture, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; or

          (7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes in a manner that adversely affects the Holders; provided, that ranking shall not be affected by the existence or lack thereof of a security interest or by priority with respect to a security interest.

GOVERNING LAW

     The Indenture provides that it, and the Notes, will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or of a Subsidiary of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

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CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

          (1) if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL ACCRUAL DATE                               ACCRETED VALUE
------------------------                               --------------
August 1, 2004.......................................    $  617.63
February 1, 2005.....................................    $  651.60
August 1, 2005.......................................    $  687.44
February 1, 2006.....................................    $  725.25
August 1, 2006.......................................    $  765.13
February 1, 2007.....................................    $  807.22
August 1, 2007.......................................    $  851.61
February 1, 2008.....................................    $  898.45
August 1, 2008.......................................    $  947.87
February 1, 2009.....................................    $1,000.00

          (2) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a Note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (3) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and
     (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (4) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common

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

control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Affiliate Transaction" has the meaning set forth under "-- Certain Covenants -- Limitation on Transactions with Affiliates."

     "Asset Acquisition" means

          (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary; or

          (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of:

          (1) any Capital Stock of any Restricted Subsidiary; or

          (2) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business;

     provided, however, that Asset Sales shall not include

          (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.5 million,

          (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets,"

          (c) disposals or replacements of obsolete equipment in the ordinary course of business,

          (d) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries and

          (e) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenant or any Permitted Investment.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "BRS Group" means Bruckmann, Rosser, Sherrill & Co., Inc. and its
Affiliates.

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

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions (including, without limitation, the Federal Reserve System) are authorized or required by law to close in New York City.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means:

          (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

          (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

     "Cash Equivalents" means:

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

          (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through
     (5) above.

     "Change of Control" means the occurrence of one or more of the following events:

          (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of
     Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than to a Permitted Holder;

          (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);
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

          (3) any Person or Group, other than a Permitted Holder, shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company;

          (4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of any such Board of Directors at the beginning of such period or whose election as a member of any such Board of Directors was previously so approved; or

          (5) the failure at any time by the Company to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly , 100% of the Common Stock of TSI.

     "Change of Control Offer" has the meaning set forth under "-- Change of Control."

     "Change of Control Payment Date" has the meaning set forth under "-- Change of Control."

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, for any period, the sum (without duplication) of:

          (1) Consolidated Net Income; and

          (2) to the extent Consolidated Net Income has been reduced thereby,

             (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business),

             (b) Consolidated Interest Expense and

             (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) basis for the period of such calculation to:

          (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2) any asset sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets that are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any such Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

     Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1) Consolidated Interest Expense; plus

          (2) the product of

             (a) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid or to be paid in such period in Qualified Capital Stock) paid or required to be paid during such period, and

             (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

             (a) any amortization of debt discount,

             (b) the net costs under Interest Swap Obligations,

             (c) all capitalized interest and

             (d) the interest portion of any deferred payment obligation; and

          (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

          (1) after-tax gains or losses from Asset Sales (without regard to the $2.5 million limitation set forth in the definition thereof) or abandonment or reserves relating thereto;

          (2) after-tax items classified as extraordinary or nonrecurring gains or losses;

          (3) the net income (or loss) of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or with any Restricted Subsidiary;

          (4) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise (other than restrictions permitted by the "Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant);

          (5) the net income of any Person, other than the Company or a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

          (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

          (7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person (including, without limitation, charges related to the impairment of intangibles) and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP (including deferred rent but excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Covenant Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

     "Credit Agreement" means the Credit Agreement dated as of April 16, 2003 by and among TSI, the lenders from time to time party thereto in their capacities as lenders thereunder and Deutsche Bank Trust Company Americas, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding the Company or Subsidiaries of the

Company or TSI as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

     "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States or any state thereof.

     "Equity Offering" has the meaning set forth under "-- Redemption -- Optional Redemption Upon Equity Offerings."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "Existing TSI Indenture" means the indenture dated as of April 16, 2003 among TSI, the guarantors named therein and The Bank of New York, as trustee, as amended or modified from time to time.

     "Existing TSI Notes" means the 9 5/8% Senior Notes due 2011 of TSI issued under the Existing TSI Indenture.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

     "Farallon" means Farallon Partners, L.L.C. and its Affiliates.

     "Foreign Restricted Subsidiary" means a Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of April 16, 2003. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the deduction or amortization of any premiums, fees and expenses incurred in connection with any financings or any other permitted incurrence of Indebtedness and (ii) depreciation, amortization or other expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17 and FASB Nos. 141 and 142.

     "Guarantee" means each guarantee of the Company's obligations under the Indenture and the Notes by the Guarantors.

     "Guarantor" means: each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

     "incur" has the meaning set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

     "Indebtedness" means with respect to any Person, without duplication:

          (1) all Obligations of such Person for borrowed money;

          (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations of such Person;

          (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

          (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

          (8) all Obligations under currency agreements and interest swap agreements of such Person; and

          (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company. The amount of Indebtedness of any Person at any date shall be the outstanding balance on such date of all unconditional Obligations as described above, and the maximum liability upon the occurrence of the contingency giving rise to the Obligation, on any contingent Obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness incurred with original issue discount is the face
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amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

     "Independent Financial Advisor" means a firm:

          (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and

          (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Initial Purchaser" means Deutsche Bank Securities Inc.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means February 4, 2004.

     "Legal Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

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          (3) repayment of Indebtedness that is secured by the assets sold in the relevant Asset Sale or other Indebtedness that is required to be repaid in connection with such Asset Sale; and

          (4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holder" means any of BRS Group, Farallon and their respective Affiliates.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (1) Indebtedness under (i) the Notes issued under the Indenture in an aggregate principal amount not to exceed $213.0 million and any Guarantees thereof and (ii) the Existing TSI Notes and the guarantees thereof (including any guarantees thereof by the Company);

          (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $50.0 million incurred under this clause (2), less the amount of all required principal payments actually made by the Company in respect of the loans thereunder that were incurred under this clause (2) in accordance with the provisions set forth under "-- Certain Covenants -- Limitation on Asset Sales" (which, in the case of revolving loans, are accompanied by a corresponding permanent commitment reduction);

          (3) other Indebtedness (including Capitalized Lease Obligations) of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

          (4) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company and its Restricted Subsidiaries in an aggregate amount for all Indebtedness incurred pursuant to this clause (4) not to exceed $20.0 million outstanding at any one time;

          (5) Interest Swap Obligations covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed, at the time of incurrence thereof, the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (6) Indebtedness under Currency Agreements; provided, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (7) Indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary for so long as such Indebtedness is held by the Company, a Restricted Subsidiary or the holders of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company, a Restricted Subsidiary or the holders of a Lien permitted under the Indenture; provided, that if as of any date any Person other than

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     the Company, a Restricted Subsidiary or the holders of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this subclause (7);

          (8) Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary or the holders of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that:

             (a) any Indebtedness of the Company to any Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and

             (b) if as of any date any Person other than a Restricted Subsidiary or the holders of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company under this clause
        (8);

          (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within four Business Days of incurrence;

          (10) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (11) Refinancing Indebtedness;

          (12) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with the covenant described under "Certain Covenants -- Limitation on Issuances of Guarantees by Restricted Subsidiaries" to the extent applicable;

          (13) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bid, payment and performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

          (14) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets; and

          (15) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

     For purposes of determining any particular amount of Indebtedness under "Limitation on Incurrence of Additional Indebtedness" covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness

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meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

     "Permitted Investments" means:

          (1) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

          (2) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness incurred by the Company evidencing such Investment by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

          (3) Investments in cash and Cash Equivalents;

          (4) loans and advances to directors, employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

          (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or a Restricted Subsidiary's businesses and otherwise in compliance with the Indenture;

          (6) other Investments, including Investments in Unrestricted Subsidiaries, not to exceed $10.0 million at any one time outstanding;

          (7) Investments in securities of trade creditors or members received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or members or in good faith settlement of delinquent obligations of such trade creditors or members;

          (8) Investments represented by guarantees that are otherwise permitted under the Indenture;

          (9) Investments the payment for which is Qualified Capital Stock of the Company;

          (10) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "-- Certain
     Covenants -- Limitation on Asset Sales," and

          (11) the acquisition by the Company of obligations of one or more officers, directors or employees of the Company or any of its Subsidiaries in connection with such officers', directors' or employees' acquisition of shares of capital stock of the Company so long as no cash is paid by the Company or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations.

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

     "Permitted Liens" means the following types of Liens:

          (1) Liens for taxes, assessments or governmental charges or claims either

             (a) not delinquent or

             (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2) statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4) judgment Liens not giving rise to an Event of Default;

          (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or of any of its Restricted Subsidiaries;

          (6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

          (7) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary acquired after the Issue Date; provided, however, that

             (a) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and

             (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

          (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;

          (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (12) Liens securing Indebtedness under Currency Agreements;
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

          (13) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; provided that

             (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and

             (b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by us or a Restricted Subsidiary;

          (14) Liens on assets of a Restricted Subsidiary that is not a Guarantor to secure Indebtedness and other obligations of such Restricted Subsidiary that are otherwise permitted under the Indenture;

          (15) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

          (16) banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

          (17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

          (19) additional Liens not to exceed $10.0 million at any one time.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Purchase Money Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of installation, construction or improvement of any property.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" (other than

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pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14) or
(15) of the definition of Permitted Indebtedness), in each case that does not:

          (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing); or

          (2) create Indebtedness with

             (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

             (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that

                (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company, and

                (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Registration Rights Agreement" means the Registration Rights Agreement dated as of February 4, 2004 among the Company and the Initial Purchaser.

     "Replacement Assets" means assets of a kind used or usable in the business of the Company and its Restricted Subsidiaries as conducted on the date of the relevant Asset Sale.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Revocation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "S&P" means Standard and Poor's Ratings Service.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or by such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Significant Subsidiary" will have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Subordinated Indebtedness" means Indebtedness of the Company that is by its express terms subordinated or junior in right of payment to the Notes.

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     "Subsidiary", with respect to any Person, means:

          (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Surviving Entity" has the meaning set forth under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

     "Transactions" means the manner in which the proceeds received by the Company from the sale of the Notes on the Issue Date will be used, including the payment of dividends to the Company's shareholders and the repurchase of TSI's preferred stock.

     "TSI" means Town Sports International, Inc.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the then outstanding aggregate principal amount of such Indebtedness into

          (2) the sum of the total of the products obtained by multiplying

             (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

             (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or another Wholly Owned Restricted Subsidiary.

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        CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. We recommend that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Notes for New Notes, including the applicability and effect of any state, local or foreign tax laws.

     The exchange of the Old Notes for New Notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the exchange offer.

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                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of these new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where those securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until           , 2004, all dealers effecting transactions
in the new securities may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new securities by broker-dealers. New securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

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                                 LEGAL MATTERS


     The legality of the New Notes and certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, New York, New York.


                                    EXPERTS

     The financial statements of Town Sports International Holdings, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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                             AVAILABLE INFORMATION

     TSI, Inc. is subject to the periodic reporting and other informational requirements of the Exchange Act, as amended. Under the terms of the indenture, we agree that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, we will furnish to the trustee and the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Information filed with the SEC may be read and copied by the public at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, we have agreed that, for so long as any Notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Consolidated Annual Financial Statements:
  Report of Independent Registered Public Accounting Firm...    F-2
  Consolidated balance sheets at December 31, 2002 and
     2003...................................................    F-3
  Consolidated statements of operations for the years ended
     December 31, 2001, 2002 and 2003.......................    F-4
  Consolidated statements of stockholders' deficit for the
     years ended December 31, 2001, 2002 and 2003...........    F-5
  Consolidated statements of cash flows for the years ended
     December 31, 2001, 2002 and 2003.......................    F-6
  Notes to consolidated financial statements................    F-7
Condensed Consolidated Interim Financial Statements
  (Unaudited)
  Condensed Consolidated Balance Sheets as of December 31,
     2003 and March 31, 2004................................   F-29
  Condensed Consolidated Statements of Operations for the
     three months ended March 31, 2003 and 2004.............   F-30
  Condensed Consolidated Statements of Cash Flows for the
     three months ended March 31, 2003 and 2004.............   F-31
  Notes to Condensed Consolidated Financial Statements......   F-32

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Town Sports International Holdings, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of TOWN SPORTS INTERNATIONAL HOLDINGS, INC. and SUBSIDIARIES (the "Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Overight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Notes 2m and 4 to the financial statements, the Company changed its method of accounting for goodwill and other intangibles effective January 1, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
February 17, 2004, except as to Note 18,
which is dated March 17, 2004.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
                           DECEMBER 31, 2002 AND 2003

                                                                2002       2003
                                                              --------   --------
                                     ASSETS
Current assets
  Cash and cash equivalents.................................  $  5,551   $ 40,802
  Accounts receivable (less allowance for doubtful accounts
    of $120 and $822 in 2002 and 2003, respectively)........     1,333      1,469
  Inventory.................................................     1,132        750
  Prepaid corporate income taxes............................     3,012      4,062
  Prepaid expenses and other current assets.................     4,430      5,322
                                                              --------   --------
    TOTAL CURRENT ASSETS....................................    15,458     52,405
Fixed assets, net...........................................   210,823    223,599
Goodwill....................................................    45,531     45,864
Intangible assets, net......................................     1,675        630
Deferred tax assets, net....................................    20,254     16,771
Deferred membership costs...................................    14,408     13,038
Other assets................................................     6,101      9,892
                                                              --------   --------
    TOTAL ASSETS............................................  $314,250   $362,199
                                                              ========   ========
        LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities
  Current portion of long-term debt and capital lease
    obligations.............................................  $  5,178   $  3,486
  Accounts payable..........................................     5,328      5,379
  Accrued expenses..........................................    21,634     26,006
  Deferred revenue..........................................    26,510     26,621
                                                              --------   --------
    TOTAL CURRENT LIABILITIES...............................    58,650     61,492
Long-term debt and capital lease obligations................   155,765    258,391
Deferred lease liabilities..................................    23,644     25,856
Deferred revenue............................................     3,435      3,002
Other liabilities...........................................     7,530      7,862
                                                              --------   --------
    TOTAL LIABILITIES.......................................   249,024    356,603
                                                              --------   --------
Commitments and contingencies (Note 15)
Redeemable preferred stock
  Redeemable senior preferred stock, $1.00 par value;
    liquidation value $64,512; authorized 100,000 shares;
    40,000 and 0 shares issued and outstanding at December
    31, 2002 and December 31, 2003, respectively............    62,125         --
  Series A redeemable preferred stock, $1.00 par value; at
    liquidation value; authorized 200,000 shares; 153,637
    shares issued and outstanding at December 31, 2002 and
    2003....................................................    34,841     39,890
                                                              --------   --------
                                                                96,966     39,890
                                                              --------   --------
Stockholders' deficit
  Series B preferred stock, $1.00 par value; at liquidation
    value; 3,822 and 109,540 shares issued and outstanding
    at December 31, 2002 and 2003, respectively.............       303      9,961
  Class A voting common stock, $.001 par value; issued and
    outstanding 1,176,043 shares at December 31, 2002 and
    2003, respectively......................................         1          1
  Paid-in capital...........................................   (32,149)   (45,627)
  Unearned compensation.....................................      (278)      (172)
  Accumulated other comprehensive income (currency
    translation adjustment).................................       293        596
  Retained earnings.........................................        90        947
                                                              --------   --------
    TOTAL STOCKHOLDERS' DEFICIT.............................   (31,740)   (34,294)
                                                              --------   --------
    TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND
     STOCKHOLDERS' DEFICIT..................................  $314,250   $362,199
                                                              ========   ========

                See notes to consolidated financial statements.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)
                  YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

                                                           2001       2002       2003
                                                         --------   --------   --------
Revenues
  Club operations......................................  $278,200   $314,995   $336,140
  Fees and other.......................................     3,433      4,432      6,401
                                                         --------   --------   --------
                                                          281,633    319,427    342,541
                                                         --------   --------   --------
Operating expenses
  Payroll and related..................................   112,766    129,105    130,585
  Club operating.......................................    88,941     99,113    111,069
  General and administrative...........................    18,785     21,368     21,995
  Depreciation and amortization........................    32,185     31,748     34,927
                                                         --------   --------   --------
                                                          252,677    281,334    298,576
                                                         --------   --------   --------
     OPERATING INCOME..................................    28,956     38,093     43,965
Loss on extinguishment of debt.........................        --         --      7,773
Interest expense.......................................    14,918     16,559     23,670
Interest income........................................      (391)      (138)      (444)
                                                         --------   --------   --------
     INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION
       FOR CORPORATE INCOME TAXES......................    14,429     21,672     12,966
Provision for corporate income taxes...................     6,853      9,709      5,537
                                                         --------   --------   --------
     INCOME FROM CONTINUING OPERATIONS.................     7,576     11,963      7,429
Loss on discontinued operations (including loss on club
  closure of $996 in 2002), net of income tax benefits
  of $364 and $551 for 2001 and 2002, respectively.....      (530)      (767)        --
Cumulative effect of a change in accounting principle,
  net of income tax benefit of $612....................        --       (689)        --
                                                         --------   --------   --------
     NET INCOME........................................     7,046     10,507      7,429
Accreted dividends on preferred stock..................   (10,201)   (11,543)   (10,984)
                                                         --------   --------   --------
     NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS......  $ (3,155)  $ (1,036)  $ (3,555)
                                                         ========   ========   ========

                See notes to consolidated financial statements.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                  (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
                  YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

                                     PREFERRED STOCK       COMMON STOCK
                                         SERIES B            CLASS A                                     FOREIGN     ACCUMULATED
                                       ($1.00 PAR)         ($.001 PAR)                                  CURRENCY     (DEFICIT)/
                                     ----------------   ------------------   PAID-IN      UNEARNED     TRANSLATION    RETAINED
                                     SHARES    AMOUNT    SHARES     AMOUNT   CAPITAL    COMPENSATION   ADJUSTMENT     EARNINGS
                                     -------   ------   ---------   ------   --------   ------------   -----------   -----------
BALANCE AT JANUARY 1, 2001.........    3,822   $  232   1,005,698     $1     $(13,117)     $(156)         $ 12        $(17,463)
Common stock issued in connection
 with subordinated credit
 facility..........................                        23,000
Compensation expenses incurred in
 connection with Series B Preferred
 stock options.....................                                               993
Amortization of unearned
 compensation......................                                                          156
Accretion of Series B preferred
 stock dividend ($8.63 per
 share)............................                33                             (33)
Accretion of Series A redeemable
 preferred stock dividend ($25.07
 per share)........................                                            (3,852)
Accretion of redeemable senior
 preferred stock dividend ($157.90
 per share plus accretion of
 liquidation value)................                                            (6,658)
Deferred compensation recorded in
 connection with the issuance of
 stock options.....................                                               422       (422)
Other comprehensive income, net of
 taxes:
 Net income........................                                                                                      7,046
 Foreign currency translation
   adjustment......................                                                                          9
   Total comprehensive income......
                                     -------   ------   ---------     --     --------      -----          ----        --------
BALANCE AT DECEMBER 31, 2001.......    3,822      265   1,028,698      1      (22,245)      (422)           21         (10,417)
Common stock issued in connection
 with warrant exercises............                       147,345                   1
Vesting of restricted common stock
 issued in connection with
 subordinated credit facility......                                               917
Compensation expense incurred in
 connection with Series B Preferred
 stock options.....................                                             1,137
Amortization of unearned
 compensation......................                                                           70
Accretion of Series B preferred
 stock dividend ($10.20 per
 share)............................                38                             (38)
Accretion of Series A redeemable
 preferred stock dividend ($28.71
 per share)........................                                            (4,409)
Accretion of redeemable senior
 preferred stock dividend ($177.40
 per share plus accretion to
 liquidation value)................                                            (7,438)
Forfeiture of unvested options.....                                               (74)        74
Other comprehensive income, net of
 taxes:
 Net income........................                                                                                     10,507
 Foreign currency translation
   adjustment......................                                                                        272
   Total comprehensive income......
                                     -------   ------   ---------     --     --------      -----          ----        --------
BALANCE AT DECEMBER 31, 2002.......    3,822      303   1,176,043      1      (32,149)      (278)          293              90
Series B preferred stock issued in
 connection with the exercise of
 stock options.....................  106,267    8,618                          (8,618)
Repurchase of stock................     (549)     (43)                           (540)
Compensation expense incurred in
 connection with Series B Preferred
 stock options.....................                                               177
Amortization of unearned
 compensation......................                                                           21
Accretion of Series B preferred
 stock dividend ($9.84 per
 share)............................             1,083                            (305)                                    (778)
Accretion of Series A redeemable
 preferred stock dividend ($32.86
 per share)........................                                            (1,219)                                  (3,830)
Accretion of redeemable senior
 preferred stock dividend ($121.30
 per share plus accretion to
 liquidation value)................                                            (2,888)                                  (1,964)
Forfeiture of unvested options.....                                               (85)        85
Other comprehensive income, net of
 taxes:
 Net income........................                                                                                      7,429
 Foreign currency translation
   adjustment......................                                                                        303
   Total comprehensive income......
                                     -------   ------   ---------     --     --------      -----          ----        --------
BALANCE AT DECEMBER 31, 2003.......  109,540   $9,961   1,176,043     $1     $(45,627)     $(172)         $596        $    947
                                     =======   ======   =========     ==     ========      =====          ====        ========


                                         TOTAL
                                     STOCKHOLDERS'
                                        DEFICIT
                                     -------------
BALANCE AT JANUARY 1, 2001.........    $(30,491)
Common stock issued in connection
 with subordinated credit
 facility..........................
Compensation expenses incurred in
 connection with Series B Preferred
 stock options.....................         993
Amortization of unearned
 compensation......................         156
Accretion of Series B preferred
 stock dividend ($8.63 per
 share)............................          --
Accretion of Series A redeemable
 preferred stock dividend ($25.07
 per share)........................      (3,852)
Accretion of redeemable senior
 preferred stock dividend ($157.90
 per share plus accretion of
 liquidation value)................      (6,658)
Deferred compensation recorded in
 connection with the issuance of
 stock options.....................          --
Other comprehensive income, net of
 taxes:
 Net income........................       7,046
 Foreign currency translation
   adjustment......................           9
                                       --------
   Total comprehensive income......       7,055
                                       --------
BALANCE AT DECEMBER 31, 2001.......     (32,797)
Common stock issued in connection
 with warrant exercises............           1
Vesting of restricted common stock
 issued in connection with
 subordinated credit facility......         917
Compensation expense incurred in
 connection with Series B Preferred
 stock options.....................       1,137
Amortization of unearned
 compensation......................          70
Accretion of Series B preferred
 stock dividend ($10.20 per
 share)............................          --
Accretion of Series A redeemable
 preferred stock dividend ($28.71
 per share)........................      (4,409)
Accretion of redeemable senior
 preferred stock dividend ($177.40
 per share plus accretion to
 liquidation value)................      (7,438)
Forfeiture of unvested options.....          --
Other comprehensive income, net of
 taxes:
 Net income........................      10,507
 Foreign currency translation
   adjustment......................         272
                                       --------
   Total comprehensive income......      10,779
                                       --------
BALANCE AT DECEMBER 31, 2002.......     (31,740)
Series B preferred stock issued in
 connection with the exercise of
 stock options.....................          --
Repurchase of stock................        (583)
Compensation expense incurred in
 connection with Series B Preferred
 stock options.....................         177
Amortization of unearned
 compensation......................          21
Accretion of Series B preferred
 stock dividend ($9.84 per
 share)............................          --
Accretion of Series A redeemable
 preferred stock dividend ($32.86
 per share)........................      (5,049)
Accretion of redeemable senior
 preferred stock dividend ($121.30
 per share plus accretion to
 liquidation value)................      (4,852)
Forfeiture of unvested options.....          --
Other comprehensive income, net of
 taxes:
 Net income........................       7,429
 Foreign currency translation
   adjustment......................         303
                                       --------
   Total comprehensive income......       7,732
                                       --------
BALANCE AT DECEMBER 31, 2003.......    $(34,294)
                                       ========

                See notes to consolidated financial statements.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)
                  YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                               2001       2002       2003
                                                             --------   --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................  $  7,046   $ 10,507   $   7,429
                                                             --------   --------   ---------
Adjustments to reconcile net income to net cash provided by
  operating activities
  Depreciation and amortization............................    32,667     32,025      34,927
  Amortization of debt issuance costs......................     1,882      1,928       1,627
  Noncash rental expense, net of noncash rental income.....     4,224      1,670       1,650
  Compensation expense incurred in connection with stock
    options................................................     1,149      1,207         198
  Net change in certain working capital components.........     3,475      2,413        (227)
  Decrease (increase) in deferred tax asset................    (4,526)    (1,162)      3,483
  Decrease (increase) in deferred membership costs.........    (1,162)       340       1,370
  Loss on extinguishment of debt...........................        --         --       7,773
  Goodwill impairment write-off............................        --      1,301          --
  Club closure costs.......................................        --        996          --
  Other....................................................      (407)      (420)         23
                                                             --------   --------   ---------
    Total adjustments......................................    37,302     40,298      50,824
                                                             --------   --------   ---------
    Net cash provided by operating activities..............    44,348     50,805      58,253
                                                             --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of effect of acquired
  businesses...............................................   (57,811)   (41,393)    (43,397)
Proceeds from sale of equipment............................        --         --         176
Acquisition of businesses, net of cash acquired............    (1,272)    (2,322)       (130)
Landlord contributions.....................................       725      3,533         617
                                                             --------   --------   ---------
    Net cash used in investing activities..................   (58,358)   (40,182)    (42,734)
                                                             --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from 9 5/8% Senior Note Offering..................        --         --     255,000
Repayment of 9 3/4% Senior Notes...........................        --         --    (125,000)
Premium paid on extinguishment of debt and other costs.....        --         --      (4,064)
Redemption of redeemable senior preferred stock............        --         --     (66,977)
Transaction costs related to 9 5/8% Senior Notes...........        --         --      (9,578)
Net line of credit (repayments) borrowings.................    13,745     (8,245)    (14,500)
Net subordinated credit (repayments) borrowings............     5,762      2,810      (9,000)
Repurchase of Series B preferred stock.....................        --         --        (583)
Repayments of other borrowings.............................    (3,404)    (5,095)     (5,566)
                                                             --------   --------   ---------
    Net cash provided by (used in) financing activities....    16,103    (10,530)     19,732
                                                             --------   --------   ---------
    Net increase in cash and cash equivalents..............     2,093         93      35,251
CASH AND CASH EQUIVALENTS
Beginning of period........................................     3,365      5,458       5,551
                                                             --------   --------   ---------
End of period..............................................  $  5,458   $  5,551   $  40,802
                                                             ========   ========   =========
SUMMARY OF THE CHANGE IN CERTAIN WORKING CAPITAL
  COMPONENTS,NET OF EFFECTS OF ACQUIRED BUSINESSES
Increase in accounts receivable............................  $   (304)  $   (443)  $    (136)
Decrease (increase) in inventory...........................      (433)       194         382
Increase in prepaid expenses and other current assets......      (514)      (527)       (137)
Increase in accounts payable and accrued expenses..........     1,745      3,751       1,036
(Increase) decrease in prepaid corporate income taxes......     1,828     (3,012)     (1,050)
(Decrease) increase in deferred revenue....................     1,153      2,450        (322)
                                                             --------   --------   ---------
    Net change in certain working capital components.......  $  3,475   $  2,413   $    (227)
                                                             ========   ========   =========

                See notes to consolidated financial statements.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2001, 2002 AND 2003
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

1.  NATURE OF BUSINESS

     Town Sports International Holdings, Inc. and Subsidiaries (the "Company" or "TSI Holdings") owns and operates 127 fitness clubs ("clubs") and partly owns and operates two additional clubs as of December 31, 2003. The Company operates in a single segment. The Company operates 86 clubs in the New York metropolitan market, 19 clubs in the Boston market, 15 clubs in the Washington, D.C. market, six in the Philadelphia market and three clubs in Switzerland. The Company's geographic concentration in the New York metropolitan market may expose the Company to adverse developments related to competition, demographic changes, real estate costs, acts of terrorism and economic down turns. The Company's Swiss operations are immaterial to the Company's consolidated financial position, results of operations, and cash flows.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Town Sports International Holdings, Inc. and all wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Certain reclassifications were made to the reported amounts at December 31, 2001 and 2002 to conform to the presentation at December 31, 2003.

b.  REVENUE RECOGNITION

     The Company receives a one-time non-refundable initiation fee and monthly dues from its members. The Company's members have the option to join on a month-to-month basis or to commit to a one or two year membership. Month-to-month members can cancel their membership at any time with 30 days notice. Initiation fees and related direct expenses, primarily salaries and sales commissions payable to membership consultants, are deferred and recognized, on a straight-line basis, in operations over an estimated membership life of twenty four (24) months. The amount of costs deferred do not exceed the related deferred revenue for the periods presented. Dues that are received in advance are recognized on a pro-rata basis over the periods in which services are to be provided. Revenues from ancillary services are recognized as services are performed. Management fees earned for services rendered are recognized at the time the related services are performed.

     The Company recognizes revenue from merchandise sales upon delivery to the member.

     In connection with advance receipts of fees or dues, the Company is required to maintain surety bonds totaling $3,342 pursuant to various state consumer protection laws.

c.  INVENTORY

     Inventory consists of athletic equipment, supplies, headsets for the club entertainment system and clothing for sale to members. Inventories are valued at the lower of cost or market by the first-in, first-out method.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

d.  ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Accounts receivable principally consists of amounts due from the Company's membership base. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company's members to make required payments. The Company considers factors such as: historical collection experience, the age of the receivable balance, and general economic conditions that may effect our members ability to pay.

e.  FIXED ASSETS

     Fixed assets are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which are thirty years for building and improvements, five years for club equipment, furniture, fixtures and computer equipment, and three years for computer software. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining period of the lease. Expenditures for maintenance and repairs are charged to operations as incurred. The cost and related accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations. The costs related to developing web applications, developing HTML web pages and installing developed applications on the web servers are capitalized and classified as computer software. Web site hosting fees and maintenance costs are expensed as incurred.

f.  ADVERTISING AND CLUB PREOPENING COSTS

     Advertising costs and club preopening costs are charged to operations during the period in which they are incurred except for production costs related to television and radio advertisements, which are expensed when the related commercials are first aired. Total advertising costs incurred by the Company during the years ended December 31, 2001, 2002 and 2003 totaled $9,327, $8,888 and $9,783, respectively, and are included in club operations.

g.  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     The most significant assumptions and estimates relate to the allocation and fair value ascribed to assets acquired in connection with the acquisition of clubs under the purchase method of accounting, the useful lives, recoverability and impairment of fixed and intangible assets, deferred income tax valuation, valuation of and expense incurred in connection with stock options and warrants, legal contingencies and the estimated membership life.

h.  CORPORATE INCOME TAXES

     Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the financial statement and tax basis of assets and liabilities ("temporary differences") at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. A

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.

i.  STATEMENTS OF CASH FLOWS

     Supplemental disclosure of cash flow information:

                                                      2001      2002      2003
                                                     -------   -------   -------
Cash paid
  Interest (net of amounts capitalized)............  $13,887   $15,035   $24,004
  Income taxes.....................................   10,087    13,187     3,104
Noncash investing and financing activities
  Acquisition of fixed assets included in accounts
     payable and accrued expenses..................    7,538     3,901     7,287
  Acquisition of equipment and software financed by
     lessors.......................................    2,853     2,575        --
See Notes 6, 9, 10 and 11 for additional noncash
  investing and financing activities

j.  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments which have original maturities of three months or less when acquired to be cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value. The Company owns and operates a captive insurance company in the State of New York. Under the insurance laws of the State of New York, this captive insurance company is required to maintain a cash balance of at least $250. At December 31, 2003, $252 of cash related to this wholly owned subsidiary was included within cash and cash equivalents.

k.  DEFERRED LEASE LIABILITIES AND NONCASH RENTAL EXPENSE

     The Company recognizes rental expense for leases with scheduled rent increases on the straight-line basis over the life of the lease.

l.  FOREIGN CURRENCY

     At December 31, 2003, the Company owns three Swiss clubs, which use the local currency as their functional currency. Assets and liabilities are translated into U.S. dollars at year-end exchange rates, while income and expense items are translated into U.S. dollars at the average exchange rate for the period. For all periods presented foreign exchange transaction gains and losses were not material. Adjustments resulting from the translation of foreign functional currency financial statements into U.S. dollars are included in the currency translation adjustment in stockholders' deficit. The difference between the Company's net income and comprehensive income is the effect of foreign exchange translation adjustments, which was immaterial for 2001, and was $272 and $303 for 2002 and 2003, respectively.

m.  INVESTMENTS IN AFFILIATED COMPANIES

     The Company has investments in Capitol Hill Squash Club Associates ("CHSCA") and Kalorama Sports Management Associates ("KSMA") (collectively referred to as the "Affiliates"). The Company has a limited partnership interest in CHSCA, which provides the

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Company with approximately 20% of the CHSCA profits, as defined. The Company has a co-general partnership and limited partnership interests in KSMA, which entitles it to receive approximately 45% of the KSMA profits, as defined. The Affiliates have operations, which are similar, and related to, those of the Company. The Company accounts for these Affiliates in accordance with the equity method. The assets, liabilities, equity and operating results of the Affiliates and the Company's pro rata share of the Affiliates' net assets and operating results were not material for all periods presented.

n.  INTANGIBLE ASSETS, GOODWILL AND DEBT ISSUANCE COSTS

     Intangible assets consist of membership lists, a beneficial lease and covenants-not-to-compete. These assets are stated at cost and are being amortized by the straight-line method over their estimated lives. Membership lists are amortized over 24 months and covenants-not-to-compete are amortized over the contractual life, generally five years. The beneficial lease is being amortized over the remaining life of the underlying club lease.

     In accordance with the Statement on Financial Accounting Standards ("SFAS") No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets, goodwill has not been amortized subsequent to December 31, 2001. For the year ended December 31, 2001, goodwill was amortized by the straight-line method over the remaining lives of the underlying club leases, five to fifteen years. See Note 4 for further discussion on Goodwill and Intangible Assets.

     Debt issuance costs are classified within other assets and are being amortized as additional interest expense over the life of the underlying debt, five to eight years, using the interest method. Amortization of debt issue costs was $1,882, $1,928 and $1,627 for December 31, 2001, 2002 and 2003,
respectively.

o.  ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets, such as fixed assets and intangible assets are reviewed for impairment when events or circumstances indicate that their carrying value may not be recoverable. Estimated undiscounted expected future cash flows are used to determine if an asset is impaired, in which case the asset's carrying value would be reduced to fair value.

     Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of discontinued operation to include a component of an entity and eliminates the exemption to consolidation when control over a subsidiary is likely to be temporary. In 2002, the Company discontinued operations at two wholly-owned clubs. As a result of the adoption of SFAS No. 144 the Company has accounted for these two clubs as discontinued operations. See Note 17 for further discussion on Discontinued Operations.

p.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents. Such amounts are held, primarily, in a single commercial bank. The Company holds no collateral for these financial instruments.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

q.  STOCK-BASED EMPLOYEE COMPENSATION

     For financial reporting purposes, the Company accounts for stock-based compensation in accordance with the intrinsic value method ("APB No. 25"). In accordance with this method, no compensation expense is recognized in the accompanying financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the fair value of the Company's stock is not greater than the amount an employee must pay to acquire the stock as defined; however, to the extent that stock options are granted to employees with variable terms or if the fair value of the Company's stock as of the measurement date is greater than the amount an employee must pay to acquire the stock, then the Company will recognize compensation expense. The fair value of warrants granted to nonemployees for financing were recorded as deferred financing costs and amortized into interest expense using the interest method. See Note 10 for further discussion on stock options and warrants.

     The following table illustrates the effect on net loss attributed to common stockholders if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board issued Statement No. 123, ("SFAS 123") Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                      2001      2002      2003
                                                     -------   -------   -------
Net loss attributed to common stockholders, as
  reported.........................................  $(3,155)  $(1,036)  $(3,555)
Add
  Stock-based employee compensation expense
     included in reported net loss attributed to
     common stockholders, net of related tax
     effects.......................................       84        38        12
Deduct
  Total stock-based employee compensation expense
     determined under fair value based method for
     all stock option awards, net of related tax
     effects.......................................     (229)     (142)     (167)
                                                     -------   -------   -------
Pro forma net loss attributed to common
  stockholders.....................................  $(3,300)  $(1,140)  $(3,710)
                                                     =======   =======   =======

     Since option grants vest over several years and additional grants are expected in the future, the pro forma results noted above are not likely to be representative of the effects on future years of the application of the fair value based method.

     For the purposes of the above pro forma information, the fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model and the following assumptions:

                                             WEIGHTED
                                 RISK-FREE   AVERAGE                 EXPECTED   FAIR VALUE
                                 INTEREST    EXPECTED    EXPECTED    DIVIDEND    AT DATE
CLASS A COMMON                     RATE        LIFE     VOLATILITY    YIELD      OF GRANT
--------------                   ---------   --------   ----------   --------   ----------
1999 Grants....................     5.7%     5 years        60%          --      $ 30.10
2000 Grants....................     6.6         5           69           --        47.11
2001 Grants....................     4.6         5           72           --       111.89
2003 Grants....................     3.8         6           55           --        14.50

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

     Expected volatility percentages were derived from the volatility of publicly traded companies considered to have businesses similar to the Company.

r.  RECENT ACCOUNTING PRONOUNCEMENTS

     In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity (FAS
150), which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. As of December 31, 2003 the Company does not have financial instruments within the scope of this pronouncement.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 requires a variable interest entity, or VIE, to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities or is entitled to receive a majority of the entity's residual return or both. Interpretation No. 46 also provides criteria for determining whether an entity is a VIE subject to consolidation. Interpretation No. 46 also sets forth certain disclosures regarding interests in VIE that are deemed significant, even if consolidation is not required. In December 2003, a modification to Interpretation No. 46 was issued (Interpretation No. 46R) which delayed the effective date until no later than fiscal periods ending after March 31, 2004 and provided additional technical clarifications to implementation issues. The Company does not currently have any variable interest entities as defined in Interpretation No. 46R. The Company does not expect that the adoption of this statement will have a material impact on the consolidated financial statements.

s.  SERIES A REDEEMABLE PREFERRED STOCK

     As described in Note 9, the Company has issued 153,637 shares of Series A Redeemable Preferred Stock ("Series A"). The Company has reclassified its 2001 financial statements to account for a redemption feature included in the Series A stock in accordance with the guidance in EITF Topic No. D-98: Classification and Measurement of Redeemable Securities ("EITF Topic No. D-98"). EITF Topic No. D-98 provided additional guidance on the appropriate classification of redeemable preferred stock upon the occurrence of an event that is not solely within the control of an issuer. EITF Topic No. D-98 requires retroactive application in the first fiscal quarter ending after December 15, 2001 by reclassifying the financial statements of prior periods. The carrying value of the Series A stock, which was previously presented as a component of stockholders' deficit, has been reclassified as redeemable preferred stock outside of stockholders' deficit. The reclassification of the 2001 financial statements for the Series A stock had no effect on the Company's net income, net loss attributable to common stockholders cash flows from operations, or total assets. The following sets forth the overall effect of the reclassification on the Company's stockholders' deficit at December 31, 2001:

Stockholders' deficit prior to reclassification.............  $ (2,365)
Reclassification of Series A stock..........................   (30,432)
                                                              --------
Stockholders' deficit after the reclassification............  $(32,797)
                                                              ========

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

3.  FIXED ASSETS

     Fixed assets as of December 31, 2002 and 2003, are shown at cost, less accumulated depreciation and amortization, and are summarized below:

                                                               2002       2003
                                                             --------   --------
Leasehold improvements.....................................  $211,480   $234,560
Club equipment.............................................    50,937     58,376
Furniture, fixtures and computer equipment.................    33,779     34,703
Computer software..........................................     4,503      7,838
Building and improvements..................................     4,995      4,995
Land.......................................................       986        986
Construction in progress...................................     8,631     13,836
                                                             --------   --------
                                                              315,311    355,294
  Less: Accumulated depreciation and amortization..........   104,488    131,695
                                                             --------   --------
                                                             $210,823   $223,599
                                                             ========   ========

     Depreciation and leasehold amortization expense for the years ended December 31, 2001, 2002 and 2003, was $25,780, $30,645 and $33,987,
respectively.

4.  GOODWILL AND INTANGIBLE ASSETS

     Effective January 1, 2002 we implemented SFAS 142. There were no changes to the estimated useful lives of amortizable intangible assets due to the SFAS 142 implementation. In connection with the SFAS 142 transitional impairment test the Company recorded a $1,301 write-off of goodwill. A deferred tax benefit of $612 was recorded as a result of this goodwill write-off, resulting in a net cumulative effect of change in accounting principle of $689, in the first quarter of 2002. The write-off of goodwill related to four, remote underperforming clubs. The impairment test was performed with discounted estimated future cash flows as the criteria for determining fair market value. Goodwill has been allocated to reporting units that closely reflect the regions served by our four trade names; New York Sports Club, Boston Sports Club, Washington Sports Club and Philadelphia Sports Club, with certain more remote clubs that do not benefit from a regional cluster being considered single reporting units.

     A reconciliation of reported net income for the year ended December 31, 2001 to net income adjusted for the impact of SFAS 142 over that same period is as follows:

                                                               2001
                                                              -------
Net income as reported......................................  $ 7,046
Goodwill amortization.......................................    4,436
Deferred tax benefit........................................   (1,344)
                                                              -------
  Net income as adjusted....................................  $10,138
                                                              =======

     In addition, the Company is required to conduct an annual review of goodwill for potential impairment. Goodwill impairment testing requires a comparison between the carrying value and fair value of reportable goodwill. If the carrying value exceeds the fair value, goodwill is considered impaired. The amount of the impairment loss is measured as the difference between the carrying value and the implied fair value of goodwill, which is determined using discounted

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES cash flows. In 2003, the Company did not have to record a charge to earnings for an impairment of goodwill as a result of its annual review conducted during the first quarter.

     The change in the carrying amount of goodwill from December 31, 2002 through December 31, 2003 is as follows:

BALANCE AT DECEMBER 31, 2002................................  $45,531
Changes due to
  Currency..................................................      203
  Acquisitions..............................................      130
                                                              -------
BALANCE AT DECEMBER 31, 2003................................  $45,864
                                                              =======

     A summary of our acquired amortizable intangible assets as of December 31, 2002 and 2003 is as follows:

                                                            DECEMBER 31, 2002
                                                  -------------------------------------
                                                   GROSS
                                                  CARRYING   ACCUMULATED        NET
                                                   AMOUNT    AMORTIZATION   INTANGIBLES
                                                  --------   ------------   -----------
ACQUIRED INTANGIBLE ASSETS
Membership lists................................  $11,054      $ (9,605)      $1,449
Covenants-not-to-compete........................      876          (711)         165
Beneficial lease................................      223          (162)          61
                                                  -------      --------       ------
                                                  $12,153      $(10,478)      $1,675
                                                  =======      ========       ======

                                                            DECEMBER 31, 2003
                                                  -------------------------------------
                                                   GROSS
                                                  CARRYING   ACCUMULATED        NET
                                                   AMOUNT    AMORTIZATION   INTANGIBLES
                                                  --------   ------------   -----------
ACQUIRED INTANGIBLE ASSETS
Membership lists................................  $10,205      $ (9,630)       $575
Covenants-not-to-compete........................      876          (871)          5
Beneficial lease................................      223          (173)         50
                                                  -------      --------        ----
                                                  $11,304      $(10,674)       $630
                                                  =======      ========        ====

     The amortization expense of the above acquired intangible assets for each of the five years ending December 31, 2008 will be as follows:

                                                              AMORTIZATION
                                                                EXPENSE
                                                              ------------
YEAR ENDING DECEMBER 31,
2004........................................................      $591
2005........................................................        11
2006........................................................        11
2007........................................................        11
2008........................................................         6
                                                                  ----
                                                                  $630
                                                                  ====

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

     Amortization expense of intangible assets for the years ended December 31, 2001, 2002 and 2003, was $6,403, $1,103 and $940, respectively.

5.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2003
                                                              -------   -------
Accrued payroll.............................................  $ 7,817   $ 6,086
Accrued interest............................................    2,731     5,157
Accrued construction in progress and equipment..............    2,650     5,300
Accrued occupancy costs.....................................    3,514     4,002
Accrued other...............................................    4,922     5,461
                                                              -------   -------
                                                              $21,634   $26,006
                                                              =======   =======

6.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consist of the following:

                                                                DECEMBER 31,
                                                             -------------------
                                                               2002       2003
                                                             --------   --------
Senior Notes 9 5/8%........................................  $     --   $255,000
Series B 9 3/4% Senior Notes, due 2004.....................   125,000         --
Line of credit borrowings..................................    14,500         --
Subordinated credit borrowings.............................     9,000         --
Notes payable for acquired businesses......................     6,230      4,358
Capital lease obligations..................................     6,213      2,519
                                                             --------   --------
                                                              160,943    261,877
Less: Current portion due within one year..................     5,178      3,486
                                                             --------   --------
  Long-term portion........................................  $155,765   $258,391
                                                             ========   ========

     The aggregate long-term debt and capital lease obligations maturing during the next five years and thereafter is as follows:

                                                              AMOUNT DUE
                                                              ----------
YEAR ENDING DECEMBER 31,
2004........................................................   $  3,486
2005........................................................      1,056
2006........................................................        619
2007........................................................        632
2008........................................................        217
Thereafter..................................................    255,867
                                                               --------
                                                               $261,877
                                                               ========

     In October 1997, the Company issued $85,000 of Series B 9 3/4% Senior Notes due October 2004. The net proceeds from the Senior Notes totaled approximately $81,700. The

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES transaction fees of approximately $3,300, were accounted for as deferred financing costs. In June 1999, the Company issued $40,000 of Senior Notes at a price of 98.75%, providing the Company with $39,500 of proceeds before expenses relating to the issuance. The Senior Notes bear interest at an annual rate of 9 3/4%, payable semi-annually. The Senior Notes are redeemable at the option of the Company on or after October 15, 2001. For redemption prior to October 15, 2004, the Company would be required to pay a premium as defined. The $85,000 and $40,000 issuances are collectively referred to as the "Senior Notes." The Senior Notes were redeemed on April 16, 2003. See the April 16, 2003 Refinancing Transactions discussed below.

     Prior to the April 16, 2003 refinancing transactions, the Company had a $25,000 line of credit with its principal bank for direct borrowings and letters of credit. The line of credit carried interest at the Company's option based upon the Eurodollar borrowing rate plus 2.50% or the bank's prime rate plus 1.50%, as defined and the Company was required to pay a commitment commission of 0.375% per annum based upon the daily unutilized amount. There were $10,500 of Eurodollar and $4,000 of prime rate based borrowings outstanding against this line as of December 31, 2002. The interest rates charged on the Eurodollar borrowings and prime rate based borrowings outstanding at December 31, 2002 were 4.0% and 6.25%, respectively. In connection with the April 16, 2003 refinancing transactions, this line of credit was terminated.

     In November 2000, the Company entered into a Subordinated Credit Agreement (the "Subordinated Agreement") with an affiliate of a stockholder of the Company. This Subordinated Agreement provided for up to $20,000 of principal borrowings and would have expired December 31, 2004. Interest on principal borrowings accrued at 12.75% per annum; 9.75% of which was payable on a monthly basis and the remaining 3% was accruable and payable, at the option of the Company, through maturity. The Company was charged a fee of 0.083% per month based on the portion of the facility not utilized. There were $9,000 of Subordinated credit borrowings outstanding as of December 31, 2002. In connection with the April 16, 2003 refinancing transactions, this Subordinated Credit Agreement was terminated.

  April 16, 2003 Refinancing Transaction

     On April 16, 2003 the Company successfully completed a refinancing of its debt. This refinancing included an offering of $255,000 of 9 5/8% Senior Notes ("Notes") that will mature April 15, 2011, and the entering into of a new $50,000 senior secured revolving credit facility (the "Senior Credit Facility") that will expire April 15, 2008. The transaction fees of approximately $9,600 have been accounted for as deferred financing costs. The Notes accrue interest at 9 5/8% per annum and interest is payable semiannually on April 15 and October
15. In connection with this refinancing, the Company wrote-off $3,709 of deferred financing costs related to extinguished debt, paid a call premium of $3,048 and incurred $1,016 of interest on the 9 3/4% Notes representing the interest incurred during the 30 day redemption notification period.

     The Senior Credit Facility contains various covenants including limits on capital expenditures, the maintenance of a consolidated interest coverage ratio of not less than 2.25:1.00 during 2003, and a maximum permitted total leverage ratio of 4.00:1.00 during 2003. Loans under the Senior Credit Facility will, at our option, bear interest at either the bank's prime rate plus 3.0% or the Eurodollar rate plus 4.0%, as defined. There were no borrowings outstanding at December 31, 2003 and outstanding letters of credit issued totaled $1,749. The Company is

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES required to pay a commitment fee of 0.75% per annum on the daily unutilized amount. The unutilized portion of the Senior Credit Facility as of December 31, 2003 was $48,251.

     Notes payable were incurred upon the acquisition of various clubs and are subject to the Company's right of offset for possible post acquisition adjustments arising out of operations of the acquired clubs. These notes are stated at rates of between 5% and 9%, and are non-collateralized. The notes are due on various dates through 2012.

     The carrying value of long-term debt, other than the Senior Notes and the Notes, approximates fair market value as of December 31, 2002 and 2003 as the debt is generally short-term in nature. Based on quoted market prices, the Senior Notes have a fair value of approximately $125,000 at December 31, 2002 and the Notes have a fair value of approximately $272,850 at December 31, 2003.

     The Company's interest expense and capitalized interest related to funds borrowed to finance club facilities under construction for the years ended December 31, 2001, 2002 and 2003 are as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                     ---------------------------
                                                      2001      2002      2003
                                                     -------   -------   -------
Interest costs expensed............................  $14,918   $16,559   $23,670
Interest costs capitalized.........................      907       354       322
                                                     -------   -------   -------
                                                     $15,825   $16,913   $23,992
                                                     =======   =======   =======

     The Company leases equipment under noncancelable capital leases. The initial lease terms range from three to five years, after which the Company has the right to purchase the equipment at amounts defined by the agreements.

     As of December 31, 2003, minimum rental payments, under all capital leases, including payments to acquire leased equipment, are as follows:

                                                                 MINIMUM
YEAR ENDING DECEMBER 31,                                      ANNUAL RENTAL
------------------------                                      -------------
2004........................................................     $2,337
2005........................................................        224
                                                                 ------
                                                                  2,561
  Less: Amounts representing interest.......................         42
                                                                 ------
     PRESENT VALUE OF MINIMUM CAPITAL LEASE PAYMENTS........     $2,519
                                                                 ======

     The cost of leased equipment included in club equipment was approximately $12,658 and $12,097 at December 31, 2002 and 2003, respectively; and the related accumulated depreciation was $5,686 and $7,544, respectively.

7.  RELATED PARTY TRANSACTIONS

     The Company entered into a professional service agreement with Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS"), a stockholder of the Company for strategic and financial advisory services on December 10, 1996. As of December 31, 2003, BRS owns 36.6% of the Company's outstanding common stock and has the ability to elect a majority of the board of directors and generally to control the affairs and policies of the Company. Fees for such services, which are included in General and administrative expenses, are $250 per annum, and

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES are payable while BRS owns 20% or more of the outstanding Common stock of the Company. No amounts were due BRS at December 31, 2002 and 2003.

     The Company's Subordinated Agreement discussed in Note 6 was entered into with an affiliate of a stockholder of the Company in 2000. This agreement was terminated in connection with the April 16, 2003 Refinancing Transaction.

     In February 2003, 109,540 shares of Series B preferred stock held by management, were sold to an affiliate of a stockholder of the Company for a total of $8,883. This sale price was equivalent to the liquidation value of the shares as of the date of sale.

8.  LEASES

     The Company leases office, warehouse and multi-recreational facilities and certain equipment under noncancelable operating leases. In addition to base rent, the facility leases generally provide for additional rent based on increases in real estate taxes and other costs. Certain leases give the Company the right to acquire the leased facility at defined prices based on fair value and provide for additional rent based upon defined formulas of revenue, cash flow or operating results of the respective facilities. Under the provisions of certain of these leases, the Company is required to maintain irrevocable letters of credit, which total $1,749 as of December 31, 2003.

     The leases expire at various times through December 31, 2027, and certain leases may be extended at the Company's option.

     Future minimum rental payments under noncancelable operating leases are as follows:

                                                                 MINIMUM
YEAR ENDING DECEMBER 31,                                      ANNUAL RENTAL
------------------------                                      -------------
2004........................................................    $ 50,976
2005........................................................      51,659
2006........................................................      51,500
2007........................................................      49,511
2008........................................................      47,476
Aggregate thereafter........................................     369,831
                                                                --------
                                                                $620,953
                                                                ========

     Rent expense, including the effect of deferred lease liabilities, for the years ended December 31, 2001, 2002 and 2003 was $42,341, $52,085 and $59,273,
respectively. Such amounts include additional rent of $7,119, $8,368 and $10,342, respectively.

     The Company, as landlord, leases space to third party tenants under noncancelable operating leases and licenses. In addition to base rent, certain leases provide for additional rent based on increases in real estate taxes, indexation, utilities and defined amounts based on the

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES operating results of the lessee. The leases expire at various times through August 31, 2014. Future minimum rentals receivable under noncancelable leases are as follows:

                                                                 MINIMUM
YEAR ENDING DECEMBER 31,                                      ANNUAL RENTAL
------------------------                                      -------------
2004........................................................     $ 2,167
2005........................................................       2,392
2006........................................................       2,196
2007........................................................       1,985
2008........................................................       1,278
Aggregate thereafter........................................       5,723
                                                                 -------
                                                                 $15,741
                                                                 =======

     Rental income, including noncash rental income, for the years ended December 31, 2001, 2002 and 2003 was $1,879, $2,132 and $2,434, respectively.
Such amounts include additional rental charges above the base rent of $982, $1,046 and $679, respectively.

9.  REDEEMABLE PREFERRED STOCK

  Redeemable Senior Preferred Stock

     During November 1998, the Company issued 40,000 shares of mandatorily redeemable Senior stock ("Senior") and 143,261 warrants. During 2002 71,630 of these warrants were exercised and in January 2004 the remaining 71,631 warrants were exercised (see Note 18 Subsequent Events). The Senior stock had no voting rights except as required by law. The warrants had an exercise price of $0.01, expire in November 2008 and are exercisable into an equal number of shares of Class A Common Stock. After payment of fees and expenses of approximately $365, the Company received net proceeds of $39,635. Upon issuance, a $3,416 value was ascribed to the warrants. The initial fair value of the Senior stock ($36,219) was being accreted to its liquidation value using the interest method. The Senior stock was redeemable in November 2008. The Company, at its option, could redeem the Senior stock at any time without premium.

     The Senior stock had a liquidation value of $1,000 per share plus cumulative unpaid dividends of $26,977 as of April 16, 2003. The Senior stock holders were entitled to a cumulative 12% annual dividend, based on the share price of $1,000. On April 16, 2003, in connection with the refinancing transaction discussed in Note 6, all of the Senior stock was redeemed at a liquidation value of $66,977. During 2003, the Company recorded $4,852 of accretion, which was comprised of stock dividend accretion of $2,465 and the remaining warrant accretion to liquidation value of $2,387.

  Series A Redeemable Preferred Stock

     During fiscal years 1997 and 1998, the Company issued 152,455 and 1,182 shares, respectively, of Series A redeemable preferred stock. As of December 31, 2002 and 2003, 153,637 shares of Series A stock were outstanding. Series A stock has liquidation preferences over Common Stock in the event of a liquidation, dissolution or winding up of the Company. Series A stock has no conversion features or voting rights except as required by law, and rank "pari passu." Series A stock has a liquidation value of $100 per share plus cumulative unpaid dividends of $24,526 as of December 31, 2003. Series A stockholders are entitled to a cumulative 14% annual dividend based upon the per share price of $100. The Company may, at

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES its sole discretion, pay any dividends by cash or by the issuance of additional Series A shares. The Company may at any time redeem all or any portion of the Series A stock at a price equal to the liquidation value plus cumulative unpaid dividends.

     A summary of transactions related to Series A stock is as follows:

                                                                        CARRYING
                                                              SHARES     VALUE
                                                              -------   --------
Proceeds received in connection with the issuance of Series
  A stock...................................................  153,637   $15,364
Accretion of Series A stock dividends.......................       --    11,216
                                                              -------   -------
January 1, 2001 Series A stock..............................  153,637    26,580
Accretion to Series A stock dividends.......................       --     3,852
                                                              -------   -------
December 31, 2001 Series A stock............................  153,637    30,432
Accretion to Series A stock dividends.......................       --     4,409
                                                              -------   -------
December 31, 2002 Series A stock............................  153,637    34,841
Accretion to Series A stock dividends.......................       --     5,049
                                                              -------   -------
December 31, 2003 Series A stock............................  153,637   $39,890
                                                              =======   =======

     In the event of a change in control as defined, each holder of Series A stock then outstanding may require the Corporation, and the Corporation shall be obligated, to redeem all or any portion of the Series A stock owned by such holder.

     In February 2004, the Company redeemed all of the Series A stock at a liquidation value of $40,516. See Note 18, Subsequent Events.

10.  STOCKHOLDERS' DEFICIT

A.  CAPITALIZATION

     The Company's certificate of incorporation, as amended, provides for the issuance of up to 3,500,000 shares of capital stock, consisting of 2,500,000 shares of Class A Voting Common Stock ("Class A"), par value $0.001 per share; 500,000 shares of Class B Non-voting Common Stock ("Class B"), par value of $0.001 per share, (Class A and Class B are collectively referred to herein as "Common Stock"); and 200,000 shares of Series B Preferred Stock ("Series B") par value $1.00 per share. This also includes the redeemable preferred stock discussed in Note 9, 100,000 shares Senior stock, par value $1.00 per share and 200,000 shares of Series A stock, par value $1.00 per share.

     All stockholders have preemptive rights to purchase a pro-rata share of any future sales of securities, as defined.

  Common Stock

     Class A stock and Class B stock each have identical terms with the exception that Class A stock is entitled to one vote per share, while Class B stock has no voting rights, except as required by law. In addition, Class B stock is convertible into an equal number of Class A shares, at the option of the holder of the majority of the Class B stock. To date, the Company has not issued Class B stock.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

  Series B Preferred Stock

     During December 1996, the Company issued 3,857 shares of Series B preferred stock, 3,822 and 3,273 shares of which were outstanding as of December 31, 2002 and 2003, respectively. During 2003, the Company issued an additional 106,267 shares in connection with management's exercise of Series B Preferred Stock Options and repurchased 549 shares of previously issued Series B preferred stock which were retired. The executives sold all of the Series B stock issued in connection with the 106,267 shares issued as well as the 3,273 shares already outstanding to an affiliate of a stockholder of the Company for a total of $8,883, which was equivalent to the liquidation value of the shares as of the date of the sale. Series B stock has liquidation preferences over Common Stock in the event of a liquidation, dissolution or winding up of the Company. Series B stock has no voting rights except as required by law, and rank "pari passu." Upon consummation of an IPO, at the option of the holder, each Series B stock is convertible into Class A Common Stock at prices, at which the Class A Common Stock is sold in such IPO. The Company may at any time redeem all or any portion of the Series B stock at a price equal to the liquidation value plus cumulative unpaid dividends. Series B stock has a liquidation value of $35 per share plus cumulative unpaid dividends of $6,127 as of December 31, 2003. Series B stockholders are entitled to a cumulative 14% annual dividend based upon the per share price of $35. The Company may, at its sole discretion, pay any dividends by cash or by the issuance of additional Series B shares.

     In the event of a change in control, as defined, each holder of Series B stock then outstanding may require the Corporation, and the Corporation shall be obligated, to redeem all or any portion of the Series B stock owned by such holder. The Series B preferred stockholders do not control a majority of the votes of the board of directors through direct representation or other rights.

     In February 2004, the Company redeemed all of the Series B stock at a liquidation value of $10,118. See Note 18, Subsequent Events.

B.  STOCK OPTIONS

  Class A Common Stock Options

     During the year ended May 31, 1997, the Company adopted the Town Sports International Inc. Common Stock Option Plan (the "Plan"). The provisions of the Plan, as amended and restated, provide for the Company's Board of Directors to grant to executives and key employees options to acquire 162,754 shares of Class A stock.

     Grants vest in full at various dates between December 2007 and 2012. The vesting of these grants will be accelerated in the event that certain defined events occur including the achievement of annual equity values or the sale of the Company. The term of each of these grants is ten or eleven years.

     In accordance with APB No. 25, Accounting for Stock Issued to Employees, the Company recorded unearned compensation in connection with the 2001 Grants. Such amount is included within stockholders' deficit and represented the difference between the estimated fair value of the Class A stock on the date of amendment or grant, respectively, and the exercise price. The Company utilized a third-party valuation as of June 30, 2000 together with consideration of events occurring since that date in determining the value of the Company's stock at the date of grant of the 2001 options. Unearned compensation will be amortized as compensation expense over the vesting period. During the years ended December 31, 2001, 2002 and 2003, amortization of unearned compensation totaled $156, $70 and $21, respectively.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

     As of December 31, 2003, there were 30,227 shares reserved for future option awards.

     As of December 31, 2001, 2002 and 2003, a total of 76,474, 75,819 and
80,294 Class A Common stock options were exercisable, respectively.

  Series B Preferred Stock Options

     During the year ended May 31, 1997, the Company granted 164,783 options ("Series B Options") to certain employees which entitle the holders to purchase an equal number of shares of Series B stock at an exercise price of $10.00 per share. Series B Options were fully vested on the date of grant and expire on December 31, 2021. The terms of the Series B Options also contained provisions whereby the exercise price would be reduced, or in certain cases, the option holder would receive cash in accordance with a formula as defined. The aggregate value of, either a reduction in exercise price, or the distribution of cash is deemed compensatory and, accordingly, is recorded as a compensation expense. The provisions of the Series B Preferred Stock Option Plan provide for a Special Accrual equal to a 14% compounded annual return on the difference between the liquidation value for the shares subject to option, less the $10 per share exercise price. For the years ended December 31, 2001, 2002 and 2003 compensation expense recognized in connection with Series B Options' Special Accrual totaled $993, $1,137 and $177, respectively. All Series B Preferred stock options were exercisable upon grant. There are no shares of Series B Preferred Stock reserved for future option grants.

     In January 2003, an executive officer of the Company exercised 9,530 Series B Options, and in turn these newly issues shares were repurchased by the Company for $540 and were retired. In February 2003, several executives of the Company exercised and converted the remaining 148,775 Series B Options in to 106,267 shares of Series B preferred stock. The difference between the 148,775 options exercised and the 106,267 shares issued is due to the remittance of these shares to the Company to cover the purchase price of the stock. The remitted shares were subsequently retired by the Company.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

     The following table summarizes the stock option activity for the years ended December 31, 2001, 2002 and 2003:

                                                 WEIGHTED                 WEIGHTED
                                                 AVERAGE                  AVERAGE
                                       CLASS A   EXERCISE     SERIES B    EXERCISE
                                       COMMON     PRICE       PREFERRED    PRICE
                                       -------   --------     ---------   --------
Balance at January 1, 2001...........   92,682   $ 23.88       158,306     $10.00
Granted..............................    7,400   $100.00(i)         --
Exercised............................     (788)  $ 32.53            --
Forfeited............................     (512)  $ 25.76            --
                                       -------                ---------
Balance at December 31, 2001.........   98,782   $ 29.32       158,306     $10.00
Exercised............................   (3,100)  $ 22.93            --
Forfeited............................   (2,200)  $ 84.57            --
                                       -------                ---------
Balance at December 31, 2002.........   93,482   $ 28.23       158,306     $10.00
Granted..............................   46,400   $144.00(ii)        --
Exercised............................   (1,740)  $ 36.14      (158,306)    $10.00
Forfeited............................   (7,610)  $ 24.48            --
                                       -------                ---------
Balance at December 31, 2003.........  130,532   $ 69.49            --
                                       =======                =========

---------------

(i) Option exercise price of these options was less than the estimated fair value on the grant date.

(ii) Option exercise price was greater than market price on the grant date.

     The following table summarizes stock option information as of December 31, 2003:

                                 OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                        -------------------------------------   -----------------------
                                       WEIGHTED-
                                        AVERAGE     WEIGHTED-                 WEIGHTED-
                                       REMAINING     AVERAGE                   AVERAGE
                          NUMBER      CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
                        OUTSTANDING      LIFE         PRICE     EXERCISABLE     PRICE
                        -----------   -----------   ---------   -----------   ---------
Class A Common
  1997 Grants.........     45,586      36 months     $  1.00      45,586       $  1.00
  1998 Grants.........      7,800      52 months     $ 17.50       7,800       $ 17.50
  1999 Grants.........      9,700      60 months     $ 53.00       7,760       $ 53.00
  2000 Grants.........     16,446      72 months     $ 75.00       9,868       $ 75.00
  2001 Grants.........      4,600     101 months     $100.00          --       $100.00
  2003 Grants.........     46,400     108 months     $144.00       9,280       $144.00
                        -----------                             -----------
Total Grants..........    130,532                                 80,294
                        ===========                             ===========

11.  ASSET ACQUISITIONS

     During the period from January 1, 2001 through December 31, 2002, the Company completed the acquisition of six fitness clubs. There were no club acquisitions during the year ended December 31, 2003. None of the individual acquisitions were material to the financial

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES position, results of operations or cash flows of the Company. The table below summarizes the aggregate purchase price and the purchase price allocation to assets acquired:

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2002
                                                              ------   ------
Number of clubs acquired....................................       2        4
                                                              ======   ======
Purchase prices payable in cash at closing..................  $1,272   $2,322
Issuance and assumption of notes payable....................     250    4,725
                                                              ------   ------
     TOTAL PURCHASE PRICES..................................  $1,522   $7,047
                                                              ======   ======
Allocation of purchase prices
  Goodwill..................................................  $1,316   $4,479
  Fixed assets..............................................     235    1,955
  Membership lists..........................................     181    1,432
  Other net liabilities acquired............................    (172)    (108)
  Deferred revenue..........................................     (38)    (711)
                                                              ------   ------
     TOTAL ALLOCATION OF PURCHASE PRICES....................  $1,522   $7,047
                                                              ======   ======

     For financial reporting purposes, these acquisitions have been accounted for under the purchase method and, accordingly, the purchase prices have been assigned to the assets and liabilities acquired on the basis of their respective fair values on the date of acquisition. The excess of purchase prices over the net tangible assets acquired has been allocated to membership lists acquired and goodwill. The results of operations of the clubs have been included in the Company's consolidated financial statements from the respective dates of acquisition. One acquisition has contingent consideration totaling $575 based on future revenue levels and resolution of certain permit requirements which will be capitalized as part of the purchase price if the contingency is achieved. The impact of these acquisitions on the consolidated financial statements of the Company was not material.

12.  REVENUE FROM CLUB OPERATIONS

     Revenues from club operations for the years ended December 31, 2001, 2002 and 2003 are summarized below:

                                                    YEARS ENDED DECEMBER 31,
                                                 ------------------------------
                                                   2001       2002       2003
                                                 --------   --------   --------
Membership dues................................  $227,073   $257,917   $273,608
Initiation fees................................    13,287     14,361     13,891
Other club revenues............................    37,840     42,717     48,641
                                                 --------   --------   --------
                                                 $278,200   $314,995   $336,140
                                                 ========   ========   ========

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

13.  CORPORATE INCOME TAXES

     The provision (benefit) for income taxes for the years ended December 31, 2001, 2002 and 2003 consisted of the following:

                                                     YEAR ENDED DECEMBER 31, 2001
                                                     -----------------------------
                                                               STATE AND
                                                     FEDERAL     LOCAL      TOTAL
                                                     -------   ---------   -------
Current............................................  $ 7,964    $ 3,415    $11,379
Deferred...........................................   (3,357)    (1,169)    (4,526)
                                                     -------    -------    -------
                                                     $ 4,607    $ 2,246    $ 6,853
                                                     =======    =======    =======

                                                     YEAR ENDED DECEMBER 31, 2002
                                                     -----------------------------
                                                               STATE AND
                                                     FEDERAL     LOCAL      TOTAL
                                                     -------   ---------   -------
Current............................................  $ 6,483    $ 4,388    $10,871
Deferred...........................................     (536)      (626)    (1,162)
                                                     -------    -------    -------
                                                     $ 5,947    $ 3,762    $ 9,709
                                                     =======    =======    =======

                                                     YEAR ENDED DECEMBER 31, 2003
                                                     -----------------------------
                                                               STATE AND
                                                     FEDERAL     LOCAL      TOTAL
                                                     -------   ---------   -------
Current............................................  $   463    $ 1,591    $ 2,054
Deferred...........................................    3,017        466      3,483
                                                     -------    -------    -------
                                                     $ 3,480    $ 2,057    $ 5,537
                                                     =======    =======    =======

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

     The components of the net deferred tax asset as of, December 31, 2002 and 2003 are summarized below:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2003
                                                              -------   -------
Deferred tax assets
  Deferred lease liabilities................................  $ 9,821   $ 9,998
  Deferred revenue..........................................    5,954     5,156
  Fixed assets and intangible assets........................    5,032     4,054
  Compensation expense incurred in connection with stock
     options................................................    4,855     1,489
  State net operating loss carry-forwards...................    1,151     1,431
  Other.....................................................       (1)      517
                                                              -------   -------
                                                               26,812    22,645
                                                              -------   -------
Deferred tax liabilities
  Deferred costs............................................   (6,174)   (5,490)
                                                              -------   -------
                                                               (6,174)   (5,490)
                                                              -------   -------
     NET DEFERRED TAX ASSETS, PRIOR TO VALUATION
       ALLOWANCE............................................   20,638    17,155
Valuation allowance.........................................     (384)     (384)
                                                              -------   -------
     NET DEFERRED TAX ASSETS................................  $20,254   $16,771
                                                              =======   =======

     As of December 31, 2003, the Company has state net operating loss ("NOL") carry-forwards of approximately $15,970. Such amounts expire between December 31, 2004 and December 31, 2021. The Company's $384 valuation allowance has been maintained principally for NOL carryforwards, which are subject to limitations principally due to acquisitions.

     Foreign income and the effect of foreign income taxes was immaterial.

     The differences between the U.S. federal statutory income tax rate and the Company's effective tax rate were as follows for the years ended December 31, 2003, 2002 and 2001:

                                                             YEARS ENDED DECEMBER 31,
                                                             -------------------------
                                                             2001      2002      2003
                                                             -----     -----     -----
Federal statutory tax rate.................................   35%       35%       35%
State and local income taxes, net of federal tax benefit
  and change of valuation allowance........................    8         9         8
Change in state effective income tax rate..................    1        --        --
Non-deductible goodwill and other permanent differences....    3         1        --
                                                              --        --        --
                                                              47%       45%       43%
                                                              ==        ==        ==

14.  SEPTEMBER 11, 2001 EVENTS

     The terrorist attacks of September 11, 2001 ("the September 11 events"), resulted in a tremendous loss of life and property. Secondarily, those events interrupted the operations at four clubs located in downtown Manhattan. Three of the affected four clubs were back in operation by October 2001, while the fourth club reopened in September 2002.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

     The Company carries business interruption insurance to mitigate certain lost revenue and profits experienced with the September 11 events. In this regard in the third quarter of 2001 a $175 insurance receivable was recorded representing an estimate of costs incurred in September 2001. Such costs included rent, payroll benefits, and other club operating costs incurred during period of closure. In 2002, we collected this $175 receivable and received additional on-account payments of $1,025. In 2003 the Company received $2,800 from its insurer and the Company entered into a final settlement agreement. These on-account and final payments were classified with fees and other revenue when received.

15.  CONTINGENCIES

     On February 13, 2003 in an action styled Joseph Anaya vs. Town Sports International, Inc. et al., an individual filed suit against us in the Supreme Court, New York County, alleging that on January 14, 2003, he sustained serious bodily injury at one of our club locations. He filed an amended complaint on September 17, 2003 seeking two billion dollars in damages for personal injuries. His cause of action seeking punitive damages in the amount of two hundred and fifty million dollars was dismissed on January 26, 2004. While the Company is unable to determine the ultimate outcome of the above action it intends to contest the matter vigorously.

     We have in force $51 million of insurance coverage to cover claims of this nature. To the extent that the judgement exceeds the amount we are covered by insurance by $2.5 million we would be in default under the credit agreement governing TSI, Inc.'s senior secured revolving credit facility. Also, if any uninsured judgement, when aggregated with any other judgements not covered by insurance equals $5.0 million or more, the judgement would constitute an event of default under the indenture governing the notes. The Company anticipates that this matter will be covered by insurance.

     The Company does not believe this matter will have a material effect on its consolidated financial position, results of operations or cash flows.

16.  EMPLOYEE BENEFIT PLAN

     The Company maintains a 401(k) defined contribution plan and is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan provides for the Company to make discretionary contributions. The Plan was amended, effective January 1, 2001, to provide for an employer matching contribution in an amount equal to 25% of the participant's contribution with a limit of five hundred dollars per individual, per annum. Employer matching contributions totaling $200 and $195 were made in February 2003 and 2004, respectively, for the Plan years ended December 31, 2002 and 2003, respectively.

17.  DISCONTINUED OPERATIONS

     In the fourth quarter of 2002, the Company closed or sold two remote underperforming, wholly-owned clubs. In connection with the closure of one of the clubs the Company recorded club closure costs of $996 related to the write-off of fixed assets. The Company has accounted for these two clubs as discontinued operations and, accordingly, the results of their operations have been classified as discontinued in the consolidated statement of operations and prior periods have been reclassified in accordance with SFAS No. 144.

     Revenues and pre-tax losses for these discontinued clubs were $1,659 and $894 in 2001 and $1,606 and $322 in 2002, respectively.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

18.  SUBSEQUENT EVENTS

     On January 26, 2004 warrants to purchase 71,631 shares of Class A common stock were exercised.

     On February 4, 2004 Town Sports International, Inc. ("TSI Inc.") and affiliates and Town Sports International Holdings ("TSI Holdings"), a newly formed company, entered into a Restructuring Agreement. In connection with this Restructuring, the holders of TSI Inc.'s Series A Preferred Stock, Series B Preferred Stock and Class A Common stock contributed their shares of TSI Inc. to TSI Holdings for an equal amount of newly issued shares of the same form in TSI Holdings. Immediately following this exchange TSI Holdings contributed to TSI Inc. the certificates representing all of TSI Inc.'s shares contributed in the aforementioned exchange and in return TSI Inc. issued 1,000 shares of common stock to TSI Holdings, and cancelled on its books and records the certificate representing TSI Inc.'s shares contributed to it by TSI Holdings.

     On February 4, 2004 TSI Holdings, successfully completed an offering of 11.0% Senior Discount Notes ("the Discount Notes") that will mature in February 2014. TSI Holdings received a total of $124,807 in connection with this issuance. Fees and expenses related to this transaction totaled approximately $4,375. No cash interest is required to be paid prior to February 2009. The accreted value of each Discount Note will increase from the date of issuance until February 1, 2009, at a rate of 11.0% per annum compounded semi-annually such that on February 1, 2009 the accreted value will equal $213,000, the principal value due at maturity. Subsequent to February 1, 2009 cash interest on the Discount Notes will accrue and be payable semi-annually in arrears February 1 and August 1 of each year, commencing August 1, 2009. The Discount Notes are structurally subordinated and effectively rank junior to all indebtedness of the Company.

     On February 6, 2004 all of TSI Holdings' outstanding Series A stock and Series B stock were redeemed for a total of $50,634.

     On March 12, 2004 65,296 vested common stock options of TSI Holdings were exercised.

     On March 15, 2004 the Board of Directors of TSI Holdings approved a common stock dividend of $52.50 per share to all shareholders of record on March 15, 2004. This dividend was paid on March 17, 2004.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 2003 AND MARCH 31, 2004
                     (ALL FIGURES $'000, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                              DECEMBER 31,   MARCH 31,
                                                                  2003         2004
                                                              ------------   ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 40,802     $  53,663
  Accounts receivable, (less allowance for doubtful accounts of $822 and $348 as of December 31, 2003 and March 31,
     2004, respectively)....................................       1,469         3,154
  Inventory.................................................         750           711
  Prepaid corporate income taxes............................       4,062         4,213
  Prepaid expenses and other current assets.................       5,322         3,366
                                                                --------     ---------
          Total current assets..............................      52,405        65,107
Fixed assets, net...........................................     223,599       220,356
Goodwill....................................................      45,864        43,843
Intangible assets, net......................................         630           454
Deferred tax asset, net.....................................      16,771        18,625
Deferred membership costs...................................      13,038        12,532
Other assets................................................       9,892        13,828
                                                                --------     ---------
          Total assets......................................    $362,199     $ 374,745
                                                                ========     =========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt and capital lease
     obligations............................................    $  3,486     $   2,817
  Accounts payable..........................................       5,379         3,973
  Accrued expenses..........................................      20,849        17,945
  Accrued interest..........................................       5,157        11,300
  Deferred revenue..........................................      26,621        31,261
                                                                --------     ---------
          Total current liabilities.........................      61,492        67,296
Long-term debt and capital lease obligations................     258,391       385,024
Deferred lease liabilities..................................      25,856        26,341
Deferred revenue............................................       3,002         2,804
Other liabilities...........................................       7,862         8,871
                                                                --------     ---------
          Total liabilities.................................    $356,603     $ 490,336
                                                                --------     ---------
Commitments and contingencies (Note 7)
Redeemable preferred stock:
Series A redeemable preferred stock, $1.00 par value; at
  liquidation value; authorized 200,000 shares, 153,637 and
  no shares issued and outstanding at December 31, 2003 and
  March 31, 2004, respectively..............................      39,890            --
                                                                --------     ---------
                                                                  39,890            --
                                                                --------     ---------
Stockholders' deficit:
  Series B preferred stock, $1.00 par value; at liquidation
     value; 109,540 and no shares issued and outstanding at
     December 31, 2003 and March 31, 2004, respectively.....       9,961            --
  Class A voting common stock, $.001 par value; issued and
     outstanding 1,176,043 and 1,000 shares at December 31,
     2003 and March 31, 2004, respectively..................           1             1
  Paid-in capital...........................................     (45,627)     (114,059)
  Unearned compensation.....................................        (172)         (162)
  Accumulated other comprehensive income (currency
     translation adjustment)................................         596           525
  Retained earnings (deficit)...............................         947        (1,896)
                                                                --------     ---------
          Total stockholders' deficit.......................     (34,294)     (115,591)
                                                                --------     ---------
          Total liabilities, redeemable preferred stock and
             stockholders' deficit..........................    $362,199     $ 374,745
                                                                ========     =========

         See notes to the condensed consolidated financial statements.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2004
                               ALL FIGURES $'000
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 2003           2004
                                                              -----------    -----------
Revenues:
  Club operations...........................................    $84,690        $85,304
  Fees and other............................................      2,212          1,160
                                                                -------        -------
                                                                 86,902         86,464
                                                                -------        -------

Operating expenses:
  Payroll and related.......................................     32,770         36,258
  Club operating............................................     26,662         27,898
  General and administrative................................      5,021          6,226
  Depreciation and amortization.............................      8,299          9,117
  Goodwill impairment.......................................         --          2,002
                                                                -------        -------
                                                                 72,752         81,501
                                                                -------        -------
  Operating income..........................................     14,150          4,963
Interest expense............................................      4,232          8,812
Interest income.............................................        (22)          (174)
                                                                -------        -------
  Income (loss) before provision (benefit) for corporate
     income taxes...........................................      9,940         (3,675)
Provision (benefit) for corporate income taxes..............      4,099         (1,617)
                                                                -------        -------
  Net income (loss).........................................      5,841         (2,058)
Accreted dividends on preferred stock.......................     (3,226)          (783)
                                                                -------        -------
  Net income (loss) loss attributable to common
     stockholders...........................................    $ 2,615        $(2,841)
                                                                =======        =======

                        STATEMENT OF COMPREHENSIVE INCOME (LOSS)
Net income (loss)...........................................    $ 5,841        $(2,058)
Foreign currency translation adjustments....................         45            (71)
                                                                -------        -------
Comprehensive income (loss).................................    $ 5,886        $(2,129)
                                                                =======        =======

         See notes to the condensed consolidated financial statements.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2004
                               ALL FIGURES $'000
                                  (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2003          2004
                                                              -----------   -----------
Cash flows from operating activities:
  Net income (loss).........................................   $  5,841      $ (2,058)
                                                               --------      --------
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................      8,299         9,117
  Goodwill impairment write-off.............................         --         2,002
  Compensation expense in connection with stock options.....        187            10
  Noncash rental expense, net of noncash rental income......        522           322
  Noncash interest expense..................................         --         2,137
  Amortization of debt issuance costs.......................        597           400
  Change in certain operating assets and liabilities
    components..............................................      5,564         8,271
  Decrease (increase) in deferred tax asset.................      2,903        (1,854)
  (Increase) decrease in deferred membership costs..........       (160)          506
  Other.....................................................       (147)           77
                                                               --------      --------
    Total adjustments.......................................     17,765        20,988
                                                               --------      --------
    Net cash provided by operating activities...............     23,606        18,930
                                                               --------      --------
Cash flows from investing activities:
  Capital expenditures......................................     (7,418)       (8,241)
  Landlord contributions....................................         --           762
                                                               --------      --------
    Net cash used in investing activities...................     (7,418)       (7,479)
                                                               --------      --------
Cash flows from financing activities:
  Issuance of Senior notes, net of fees and expenses........         --       121,429
  Redemption of Series A and Series B preferred stock.......         --       (50,634)
  Exercise of stock options.................................         --           539
  Common stock distribution.................................         --       (68,944)
  Net line of credit repayment..............................    (10,500)           --
  Repurchase of preferred stock.............................       (583)           --
  Repayments of borrowings..................................     (1,604)         (980)
                                                               --------      --------
    Net cash used in financing activities...................    (12,687)        1,410
                                                               --------      --------
    Net increase in cash and cash equivalents...............      3,501        12,861
Cash and cash equivalents at beginning of period............      5,551        40,802
                                                               --------      --------
    Cash and cash equivalents at end of period..............   $  9,052      $ 53,663
                                                               ========      ========
Summary of change in certain operating assets and
  liabilities:
  Decrease (increase) in accounts receivable................   $    697      $ (1,209)
  Decrease in inventory.....................................        111            39
  Decrease in prepaid expenses, prepaid income taxes, and
    other current assets....................................      1,002         1,216
  (Decrease) increase in accounts payable, accrued expenses
    and accrued interest....................................       (455)        3,783
  Increase in deferred revenue..............................      4,209         4,442
                                                               --------      --------
    Net changes in certain operating assets and
     liabilities............................................   $  5,564      $  8,271
                                                               ========      ========
  Supplemental disclosures of cash flow information:
    Noncash investing and financing activities:

    See also Note 6 for non-cash equity transactions.

         See notes to the condensed consolidated financial statements.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2003 AND MARCH 31, 2004
                 (ALL FIGURES IN $'000, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     Town Sports International Holdings, Inc. ("TSI Holdings" or "the Company") was incorporated in January 2004, principally for the purpose of issuing debt that is structurally subordinated to the debt of Town Sports International, Inc. ("TSI"). In conjunction with the financing TSI Holdings entered into a Restructuring Agreement, redeemed Series A and Series B Preferred Stock, and paid a common stock distribution (See Note 6).

     The condensed consolidated financial statements included herein have been prepared by Town Sports International Holdings, Inc. and subsidiaries ("TSI Holdings" or "the Company") pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The condensed consolidated financial statements should be read in conjunction with Town Sports International, Inc.'s December 31, 2003 consolidated financial statements and notes thereto, included on Form 10-K. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. Certain information and footnote disclosures which are normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations. Certain reclassifications were made to the reported amounts at December 31, 2003 to conform to the presentation at March 31, 2004. The Company believes that the disclosures made are adequate to make the information presented not misleading. The information reflects all adjustments which, in the opinion of Management, are necessary for a fair presentation of the financial position and results of operations for the interim periods set forth herein. All such adjustments are of a normal and recurring nature. The results for the quarter ended March 31, 2004 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2004.

2.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

                                                              DECEMBER 31,    MARCH 31,
                                                                  2003          2004
                                                                (000'S)        (000'S)
                                                              ------------    ---------
Senior Notes 9 5/8%, due 2011...............................    $255,000      $255,000
11% Senior Discount Notes due 2014..........................          --       126,944
Notes payable for acquired businesses.......................       4,358         4,095
Capital lease obligations...................................       2,519         1,802
                                                                --------      --------
                                                                 261,877       387,841
Less, Current portion due within one year...................       3,486         2,817
                                                                --------      --------
Long-term portion...........................................    $258,391      $385,024
                                                                ========      ========

     On February 4, 2004 TSI Holdings successfully completed an offering of 11.0% Senior Discount Notes (the "Discount Notes") that will mature in February 2014. TSI Holdings received a total of $124,807 in connection with this issuance. Fees and expenses related to this transaction totaled approximately $4,318. No cash interest is required to be paid prior to February 2009. The accreted value of each Discount Note will increase from the date of issuance until February 1, 2009, at a rate of 11.0% per annum compounded semi-annually such

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES that on February 1, 2009 the accreted value will equal $213,000, the principal value due at maturity. Subsequent to February 1, 2009 cash interest on the Discount Notes will accrue and be payable semi-annually in arrears February 1 and August 1 of each year, commencing August 1, 2009. The Discount Notes are structurally subordinated and effectively rank junior to all indebtedness of the Company. TSI Holding's debt is not collateralized by TSI, and TSI Holdings relies on the cash flows of TSI, to service its debt. However, TSI or its subsidiaries are not obligated to make funds available to TSI Holdings for payment on the Notes. In addition, the terms of the Senior Note indenture governing TSI's, existing Senior Notes and of TSI's credit facility significantly restrict TSI and its subsidiaries from paying dividends, making loans and otherwise transferring assets to TSI Holdings.

     In April 2003 TSI successfully completed a refinancing of its debt. This refinancing included an offering of $255,000 of 9 5/8% Senior Notes ("Notes") that will mature April 15, 2011, and the entering into of a new $50,000 senior secured revolving credit facility (the "Senior Credit Facility") that will expire April 15, 2008. The transaction fees of $9,572 have been accounted for as deferred financing costs. The Notes accrue interest at 9 5/8% per annum and interest is payable semiannually on April 15 and October 15. In connection with this refinancing, in April 2003 TSI wrote-off $3,709 of deferred financing costs related to extinguished debt, paid a call premium of $3,048 and incurred $1,016 of interest on the previously outstanding 9 3/4% Notes representing the interest incurred during the 30 day redemption notification period.

     The Senior Credit Facility contains various covenants including limits on capital expenditures, the maintenance of a consolidated interest coverage ratio of not less than 2.50:1.00 during 2004, and a maximum permitted total leverage ratio of 4.0:1.00 during 2004. These covenants limit the Company's ability to incur additional debt and as of March 31, 2004 the Company's permitted borrowings under the line of credit totaled $37,911. Loans under the Senior Credit Facility will, at TSI's option, bear interest at either the bank's prime rate plus 3.0% or the Eurodollar rate plus 4.0%, as defined. There were no borrowings outstanding at March 31, 2004 and outstanding letters of credit issued totaled $1,749. TSI is required to pay a commitment fee of 0.75% per annum on the daily unutilized amount. The unutilized portion of the Senior Credit Facility as of March 31, 2004 was $48,251.

3.  SEPTEMBER 11, 2001 EVENTS

     The terrorist attacks of September 11, 2001 ("the September 11 events"), resulted in a tremendous loss of life and property. Secondarily, those events interrupted the operations at four clubs located in downtown Manhattan. Three of the affected four clubs were back in operation by October 2001, while the fourth club reopened in September 2002.

     The Company carries business interruption insurance to mitigate certain lost revenue and profits experienced with the September 11 events. In the first and third quarters of 2003 the Company received $1,300 and $1,500 respectively from its insurer. In connection with the third quarter payment the Company entered into a final settlement agreement. These payments were classified with fees and other revenue when received.

4.  GOODWILL AND OTHER INTANGIBLES

     Goodwill has been allocated to reporting units that closely reflect the regions served by our four trade names: New York Sports Club, Boston Sports Club, Washington Sports Club and Philadelphia Sports Club, with certain more remote clubs that do not benefit from a regional cluster being considered single reporting units.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

     In the quarter ended March 31, 2004 the Company performed its annual impairment test. Goodwill impairment testing requires a comparison between the carrying value and fair value of reportable goodwill. If the carrying value exceeds the fair value, goodwill is considered impaired. The amount of the impairment loss is measured as the difference between the carrying value and the implied fair value of goodwill, which is determined using discounted cash flows. As a result of this review, the Company determined that the goodwill at one of its remote clubs is not recoverable. The goodwill impairment associated with this underperforming club amounted to $2,002. A deferred tax benefit of $881 has been recorded in connection with this impairment. Since this club is remote from one of the company's clusters, it does not benefit from the competitive advantage that our clustered clubs have, and as a result it is more susceptible to competition. We have our projections of future cash flows of this club to take into account the impact of a recent opening of a competitor will have. While this club is expected to generate cash flow in the future, we no longer expect it to operate at the levels that were projected at the time the club was acquired.

     The change in the carrying amount of goodwill from December 31, 2003 through March 31, 2004 is as follows:

Balance December 31, 2003...................................   $45,864
Changes due to currency.....................................       (19)
Goodwill impairment.........................................    (2,002)
                                                               -------
Balance March 31, 2004......................................   $43,843
                                                               =======

     Below is a summary of the Company's acquired intangible assets as of December 31, 2003 and March 31, 2004.

                                                       AS OF DECEMBER 31, 2003
                                                               (000'S)
                                  ------------------------------------------------------------------
   ACQUIRED INTANGIBLE ASSETS     GROSS CARRYING AMOUNT   ACCUMULATED AMORTIZATION   NET INTANGIBLES
   --------------------------     ---------------------   ------------------------   ---------------
Membership Lists................         $10,205                  $ (9,630)               $575
Covenants-not-to-compete........             876                      (871)                  5
Beneficial Lease................             223                      (173)                 50
                                         -------                  --------                ----
                                         $11,304                  $(10,674)               $630
                                         =======                  ========                ====

                                                         AS OF MARCH 31, 2004
                                                              ($'000'S)
                                  ------------------------------------------------------------------
                                  GROSS CARRYING AMOUNT   ACCUMULATED AMORTIZATION   NET INTANGIBLES
                                  ---------------------   ------------------------   ---------------
Membership Lists................         $10,205                  $ (9,802)               $403
Covenants-not-to-compete........             876                      (872)                  4
Beneficial Lease................             223                      (176)                 47
                                         -------                  --------                ----
                                         $11,304                  $(10,850)               $454
                                         =======                  ========                ====

     The amortization expense of the above acquired intangible assets for each of the five years ended December 31, 2008 is as follows:

        AGGREGATE AMORTIZATION EXPENSE ($000'S)
        ---------------------------------------
For the year ended 12/31/04(a)           $   591
For the year ended 12/31/05                   11
For the year ended 12/31/06                   11
For the year ended 12/31/07                   11
For the year ended 12/31/08                    6
                                         -------
                                         $   630
                                         =======

---------------

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

(a) Amortization expense for the three months ended March 31, 2003 and 2004 amounted to $248 and $176, respectively.

5.  STOCK-BASED EMPLOYEE COMPENSATION

     For financial reporting purposes, the Company accounts for stock-based compensation in accordance with the intrinsic value method ("APB No. 25"). In accordance with this method, no compensation expense is recognized in the accompanying financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the fair value of the Company's stock is not greater than the amount an employee must pay to acquire the stock as defined; however, to the extent that stock options are granted to employees with variable terms or if the fair value of the Company's stock as of the measurement date is greater than the amount an employee must pay to acquire the stock, then the Company will recognize compensation expense.

     The following table illustrates the effect on net income (loss) attributed to common stockholders if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board issued Statement No. 123, ("SFAS 123") Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                          QUARTER ENDED
                                                            MARCH 31,
                                                            ($'000'S)
                                                         ----------------
                                                          2003     2004
                                                         ------   -------
Net income (loss) attributed to common stockholders,
  as reported.........................................   $2,615   $(2,841)
Add:
  Stock-based employee compensation expense included
     in reported net income attributed to common
     stockholders, net of related tax effects.........        6         7
Deduct:
  Total stock-based employee compensation expense
     determined under fair value based method for all
     stock option awards net of related tax effects...      (12)      (10)
                                                         ------   -------
Pro forma net income attributed to common
  stockholders........................................   $2,609   $(2,844)
                                                         ======   =======

6. EQUITY TRANSACTIONS AND RESTRUCTURING

     On January 26, 2004 warrants to purchase 71,631 shares of Class A common stock were exercised.

     On February 4, 2004 Town Sports International, Inc. ("TSI Inc.") and affiliates and Town Sports International Holdings ("TSI Holdings"), a newly formed company, entered into a Restructuring Agreement. In connection with this Restructuring, the holders of TSI Inc.'s Series A Preferred Stock, Series B Preferred Stock and Class A Common stock contributed their shares of TSI Inc. to TSI Holdings for an equal amount of newly issued shares of the same form in TSI Holdings. Immediately following this exchange TSI Holdings contributed to TSI Inc. the certificates representing all of TSI Inc.'s shares contributed in the aforementioned exchange and in return TSI Inc. issued 1,000 shares of common stock to TSI Holdings, and cancelled on its books and records the certificate representing TSI Inc.'s shares contributed to it by TSI Holdings.

           TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

     On February 4, 2004, TSI Holdings successfully completed an offering of 11.0% Senior Discount Notes (the "Discount Notes") that will mature in February 2014. TSI Holdings received a total of $124,807 in connection with this issuance. Fees and expenses related to this transaction totaled $4,318. No cash interest is required to be paid prior to February 2009. The accreted value of each Discount Note will increase from the date of issuance until February 1, 2009, at a rate of 11.0% per annum compounded semiannually such that on February 1, 2009 the accreted value will equal $213,000, the principal value due at maturity. Subsequent to February 1, 2009 cash interest on the Discount Notes will accrue and be payable semi-annually in arrears February 1 and August 1 of each year, commencing August 1, 2009. The Discount Notes are structurally subordinated and effectively rank junior to all indebtedness of the Company. TSI Holding's debt is not collateralized by TSI, and TSI Holdings relies on the cash flows of TSI to service its debt.

     On February 6, 2004, all of TSI Holdings' outstanding Series A stock and Series B Preferred stock were redeemed for a total of $50,634.

     On March 12, 2004, 65,536 vested common stock options of TSI Holdings were exercised. TSI Holdings received $539 in cash related to these exercises.

     On March 15, 2004, the Board of Directors of TSI Holdings approved a common stock distribution of $52.50 per share to all shareholders of record on March 15, 2004. This distribution totaled $68,944 and was paid on March 17, 2004. Also, in lieu of a common stock distribution, vested common optionholders were paid a total of $1.1 million recorded as payroll expense.

7.  CONTINGENCIES

     On February 13, 2003, in an action styled Joseph Anaya vs Town Sports International, Inc. et al. an individual filed suit against the Company in the Supreme Court, New York County, alleging that on January 14, 2003, he sustained serious bodily injury at one of our club locations. He filed an amended complaint on September 17, 2003 seeking two billion dollars in damages for personal injuries. His cause of action seeking punitive damages, in the amount of two hundred and fifty million dollars, was dismissed on January 26, 2004. While the Company is unable to determine the ultimate outcome of the above action it intends to contest the matter vigorously.

     The Company has in force fifty-one million dollars of insurance coverage to cover claims of this nature. To the extent that the judgement exceeds the amount we are covered by insurance by $2.5 million we would be in default under the credit agreement governing TSI, Inc.'s senior secured revolving credit facility. Also, if any uninsured judgement, when aggregated with any other judgements not covered by insurance equals $5.0 million or more, the judgement would constitute an event of default under the indenture governing the notes. The Company anticipates that this matter will be covered by insurance.

     However, the Company does not expect this matter will have a material effect on its consolidated financial position, results of operations or cash flows.

     The Company is a party to various lawsuits arising in the normal course of business. Management believes that the ultimate outcome of these matters will not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

                                  $213,000,000

                    TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

                               EXCHANGE OFFER FOR
                       11% SENIOR DISCOUNT NOTES DUE 2014

                             ---------------------
                                   PROSPECTUS
                                             , 2004
                             ---------------------

     We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

     This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

     The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

     Until           , 2004, all dealers that effect transactions in these
securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Town Sports International Holdings, Inc. is a corporation organized under the laws of the State of Delaware. Article V of Town Sports International Holdings, Inc.'s By-Laws provides that:

     Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article V shall be a contract right and, subject to Sections 2 and 5 hereof, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the corporation under Section 1 of this Article V or advance of expenses under Section 5 of this Article V shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 3. Nonexclusivity of Article V. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the corporation's certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 4. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article V.

     Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of such proceeding's final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

     Section 7. Contract Rights. The provisions of this Article V shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this
Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

     Section 8. Merger or Consolidation. For purposes of this Article V, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

     See Exhibit Index.

(b) Financial Statement Schedules.

     All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

     The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (2) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (3) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information in the registration statement;

     (4) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (5) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 12, 2004.


                                         TOWN SPORTS INTERNATIONAL HOLDINGS,
                                         INC.

                                          By: /s/ RICHARD PYLE
                                            ------------------------------------
                                              Richard Pyle
                                              CHIEF FINANCIAL OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on August 12, 2004.


                      SIGNATURE                                             CAPACITY
                      ---------                                             --------

                          *                                  Chairman of the Board of Directors and
-----------------------------------------------------                        Director
                     Mark Smith

                          *                                         Chief Executive Officer
-----------------------------------------------------            (Principal Executive Officer)
                   Robert Giardina

                  /s/ RICHARD PYLE                                  Chief Financial Officer
-----------------------------------------------------     (Principal Financial and Accounting Officer)
                    Richard Pyle

                          *                                                 Director
-----------------------------------------------------
                    Keith Alessi

                          *                                                 Director
-----------------------------------------------------
                   Bruce Bruckmann

                          *                                                 Director
-----------------------------------------------------
                   J. Rice Edmonds

                          *                                                 Director
-----------------------------------------------------
                     Jason Fish

                          *                                                 Director
-----------------------------------------------------
                     Paul Arnold


* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 4 to this Registration Statement on Form S-4 on behalf of the officers and directors of the registrant listed above pursuant to Powers of Attorney.


  /s/ RICHARD PYLE
                                           -------------------------------------
  Richard Pyle
  CHIEF FINANCIAL OFFICER

                                 EXHIBIT INDEX

 1.1 Purchase Agreement dated as of January 28, 2004 by and among Town Sports International Holdings, Inc. and Deutsche Bank Securities Inc.**

 3.1  Certificate of Incorporation of Town Sports International Holdings, Inc.**

 3.2 Amended Certificate of Incorporation of Town Sports International Holdings, Inc.**

 3.3  By-laws of Town Sports International Holdings, Inc.**

 4.1 Indenture dated as of February 4, 2004 by and among Town Sports International Holdings, Inc. and The Bank of New York.**

 4.2  Form of Note (included in Exhibit 4.1).**

 4.3 Registration Rights Agreement, dated as of February 4, 2004, by and between Town Sports International Holdings, Inc. and Deutsche Bank Securities Inc.**


 5.1  Opinion of Kirkland & Ellis LLP.**


 8.1  Opinion of Kirkland & Ellis LLP regarding federal tax consequences.**

10.1 Credit Agreement dated as of April 16, 2003 by and among Town Sports International, Inc., the financial institutions referred to therein and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit
      10.1 to Form S-4 of Town Sports International, Inc. (File No.
      333-82607)).**

10.2 First Amendment, dated as of January 27, 2004, to Credit Agreement by and among Town Sports International, Inc., the financial institutions referred to therein and Deutsche Bank Trust Company Americas.**

10.3 Restructuring Agreement, dated as of February 4, 2004, by and among Town Sports International, Inc., Town Sports International Holdings, Inc. Bruckmann, Rosser, Sherril & Co., L.P. the individuals and entities listed on the BRS Co-Investor Signature Pages thereto, Farallon Capital Partners, L.P., Farralon Capital Institutional Partners, L.P., RR Capital Partners, L.P., and Farallon Capital Institutional Partners II, L.P., Canterbury Detroit Partners, L.P., Canterbury Mezzanine Capital, L.P., Rosewood Capital, L.P., Rosewood Capital IV, L.P., Rosewood Capital IV Associates, L.P., CapitalSource Holdings LLC, Keith Alessi, Paul Arnold, and certain stockholders of the Company listed on the Executive Signature Pages thereto.**

10.4 Stockholders Agreement, dated as of February 4, 2004, by and among Town Sports International Holdings, Inc., Town Sports International, Inc., Bruckmann, Rosser, Sherril & Co., L.P. the individuals and entities listed on the BRS Co-Investor Signature Pages thereto, Farallon Capital Partners, L.P., Farralon Capital Institutional Partners, L.P., RR Capital Partners, L.P., and Farallon Capital Institutional Partners II, L.P., Canterbury Detroit Partners, L.P., Canterbury Mezzanine Capital, L.P., Rosewood Capital, L.P., Rosewood Capital IV, L.P., Rosewood Capital IV Associates, L.P., CapitalSource Holdings LLC, Keith Alessi, Paul Arnold, and certain stockholders of the Company listed on the Executive Signature Pages thereto.**

10.5 Registration Rights Agreement, dated as of February 4, 2004, by and among Town Sports International Holdings, Inc., Town Sports International, Inc., Bruckmann, Rosser, Sherril & Co., L.P. the individuals and entities listed on the BRS Co-Investor Signature Pages thereto, Farallon Capital Partners, L.P., Farralon Capital Institutional Partners, L.P., RR Capital Partners, L.P., and Farallon Capital Institutional Partners II, L.P., Canterbury Detroit Partners, L.P., Canterbury Mezzanine Capital, L.P., Rosewood Capital, L.P., Rosewood Capital IV, L.P., Rosewood Capital IV Associates, L.P., CapitalSource

Holdings LLC, Keith Alessi, Paul Arnold, and certain stockholders of the Company listed on the Executive Signature Pages thereto.**

10.6 Tax Sharing Agreement, dated as of February 4, 2004, by and among Town Sports International Holdings, Inc., Town Sports International, Inc., and the other signatories thereto.**

10.7 The 2004 Common Stock Option Plan of Town Sports International Holdings, Inc.**

10.8 Pledge Agreement, dated as of February 4, 2004, between Town Sports International Holdings, Inc. and Deutsche Bank Trust Company Americas, as collateral agent, for the benefit of the Secured Creditors (as defined therein).**

10.9 Security Agreement, dated as of February 4, 2004, made by Town Sports International Holdings, Inc., in favor of Deutsche Bank Trust Company Americas, as collateral agent, for the benefit of the Secured Creditors (as defined therein).**

10.10 Holdco Guaranty, dated as of February 4, 2004, made by Town Sports International Holdings, Inc.**


10.11 Professional Services Agreement, dated as of December 10, 1996, by and among TSI, Inc. and Bruckmann, Rosser, Sherril & Co., L.P. ("BRS").**



10.12 2003 Executive Stock Agreement, dated July 23, 2003, among TSI, Inc., BRS, the Farallon Entities and Randy Stephen.**



10.13 Executive Stock Agreement, dated as of December 10, 1996, between TSI, Inc., BRS, the Farallon Entities and Mark Smith.**



10.14 Executive Stock Agreement, dated as of December 10, 1996, between TSI, Inc., BRS, the Farallon Entities and Robert Giardina.**



10.15 Executive Stock Agreement, dated as of December 10, 1996, between TSI, Inc., BRS, the Farallon Entities and Richard Pyle.**



10.16 Executive Stock Agreement, dated as of December 10, 1996, between TSI, Inc., BRS, the Farallon Entities and Alex Alimanestianu.**



12.1  Statement regarding computation of ratio of earnings to fixed charges.**


21.1  Subsidiaries of the Registrant.**

23.1  Consent of PricewaterhouseCoopers LLP.*

23.2  Consent of Kirkland & Ellis LLP (included in Exhibit 5.1 and 8.1).

24.1 Power of Attorney (included on the signature page to the Form S-4 filed on April 5, 2004).


25.1  Statement of Eligibility of Trustee on Form T-1.*



99.1  Letter of Transmittal.*

------------

 * Filed herewith.


** Previously filed.